Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. Nothing contained in thIS RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE Restructuring TRANSACTIONS DESCRIBED HEREIN, WHICH restructuring TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF THE DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY restructuring TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS, IN EACH CASE, SUBJECT TO THE TERMS HEREOF.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 14.02 hereof, this “Agreement”) is made and entered into as of April 16, 2025 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iv) of this preamble, and any Entity1 that subsequently becomes a party hereto by executing and delivering to counsel to the Company Parties and counsel to each of the Consenting Stakeholders a Joinder, collectively, the “Parties”):

i.	Global Clean Energy Holdings, Inc., a company incorporated under the Laws of the state of Delaware (“GCEH”), and each of its subsidiaries listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Stakeholders (the Entities in this clause (i), collectively, the “Company Parties”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

ii.	Vitol Americas Corp. (“Vitol”) in its capacities as (a) lender, administrative agent, and collateral agent under the Prepetition RCF Credit Agreement, and (b) lender, administrative agent, and collateral agent under the DIP RCF Facility, and in each case, any assignee thereof that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting RCF Lenders”);

iii.	the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold Prepetition Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iii), collectively, the “Consenting Term Loan Lenders,” and together with the Consenting RCF Lenders, the “Consenting Lenders”); and

iv.	CTCI Americas, Inc. (“CTCI,” and together with the Consenting Lenders, the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit B hereto (together with any exhibits and appendices annexed thereto, the “Restructuring Term Sheet,” and, such transactions as described in this Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions, including through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.  Definitions and Interpretation.

1.01.  Definitions. The following terms shall have the following definitions:

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity was a debtor in a case under the Bankruptcy Code.

“Agent” means any administrative agent, collateral agent, or similar Entity under the Prepetition Term Loan Facility, the Prepetition RCF Facility, and/or the DIP Facilities, including any successors thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 14.02 (including the Restructuring Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to such Party.

“Alternative Restructuring Proposal” means any written or oral plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to (a) a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture, partnership, debt incurrence (including, without limitation, any debtor-in-possession financing, use of Cash collateral, or exit financing) or similar transaction or series of transactions involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties, other than the Restructuring Transactions, or (b) any other transaction involving one or more of the Company Parties that is an alternative to one or more of the Restructuring Transactions.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court in which the Chapter 11 Cases are commenced or another United States Bankruptcy Court with jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each as amended from time to time.

“Business Day” means any day other than a Saturday, Sunday, “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items, in legal tender in the state of New York.

“Causes of Action” means, collectively, any and all Claims, Interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, Law, equity, or otherwise. “Causes of Action” also includes: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by Law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) Claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such Claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common Law, including fraudulent transfer Laws.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“CTTIA” has the meaning set forth in the Exit Facilities Term Sheet.

“Company Claims/Interests” means any Claim against, or Interest in, a Company Party, including, without limitation, the Prepetition Term Loan Claims, the Prepetition RCF Claims, the Prepetition EPC Claims, and any other Claims or Interests held by the Consenting Stakeholders.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Consenting Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting RCF Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Stakeholders” has the meaning set forth in the preamble of this Agreement.

“Consenting Term Loan Lenders” has the meaning set forth in the preamble of this Agreement.

“Debtors” means the Company Parties that commence Chapter 11 Cases.

“Definitive Documents” means, collectively, each of the documents listed in Section 3.01.

“DIP Claims” has the meaning set forth in the Restructuring Term Sheet.

“DIP Credit Agreements” means, collectively, the DIP Term Loan Agreement and the DIP RCF Credit Agreement.

“DIP Documents” means, collectively, (a) the DIP RCF Documents and (b) the DIP Term Loan Documents.

“DIP Facilities” means, collectively, (a) the DIP Term Loan Facility and (b) the DIP RCF Facility.

“DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order, each of which shall be in form and substance acceptable to the Required Consenting Stakeholders.

“DIP RCF Agent” means Vitol Americas Corp., as the administrative agent and collateral agent under the DIP RCF Credit Agreement, including its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP RCF Credit Agreement.

“DIP RCF Credit Agreement” means that certain super-senior secured debtor-in-possession loan and security agreement, dated as of April 16, 2025, by and among the Debtors, the DIP RCF Agent, and the DIP RCF Lenders party thereto, setting forth the terms and conditions of the DIP RCF Facility.

“DIP RCF Documents” means, collectively, the DIP RCF Credit Agreement and any amendments, modifications, or supplements to the foregoing, including any related notes, certificates, agreements, intercreditor agreements, security agreements, deeds of trust, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith, and the Prepetition SOA and Prepetition SSA and related guarantees, in each case, which shall be in form and substance acceptable to the DIP RCF Secured Parties.

“DIP RCF Facility” means the $100,000,000 senior secured superpriority debtor-in-possession revolving financing facility to be provided to the Debtors by the Consenting RCF Lenders on the terms and conditions set forth in the DIP RCF Term Sheet, the DIP RCF Documents, the DIP Orders, and on other terms and conditions to be agreed upon by the Debtors and the Required Consenting RCF Lenders consistent with the DIP RCF Documents and, on and after the Petition Date, the Prepetition SOA and Prepetition SSA.

“DIP RCF Lenders” means the lenders under the DIP RCF Credit Agreement.

“DIP RCF Secured Parties” means Vitol, in its capacity as a party under the Prepetition SOA and Prepetition SSA, the DIP RCF Lenders, and the DIP RCF Agent.

“DIP RCF Term Sheet” means the term sheet setting forth the terms and conditions of the DIP RCF Facility, attached to the Restructuring Term Sheet as Exhibit A-1, which shall be in form and substance acceptable to the DIP RCF Secured Parties.

“DIP Secured Parties” means the lenders and agents under the DIP Documents and CTCI under the New CTCI Agreement.

“DIP Term Loan Agent” means Orion Energy Partners TP Agent, LLC, as the administrative agent and collateral agent under the DIP Term Loan Agreement, including its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Term Loan Agreement.

“DIP Term Loan Agreement” means that certain super-senior secured debtor-in-possession loan and security agreement, dated as of April 16, 2025, by and among the Debtors, the DIP Term Loan Agent, and the DIP Term Loan Lenders party thereto.

“DIP Term Loan Documents” means, collectively, the DIP Term Loan Agreement and any amendments, modifications, or supplements to the foregoing, including any related notes, certificates, agreements, intercreditor agreements, security agreements, deed of trust, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

“DIP Term Loan Facility” means the $75,000,000 senior secured superpriority debtor-in-possession term loan financing facility to be provided to the Debtors on the terms and conditions set forth in the DIP Term Loan Term Sheet, the DIP Term Loan Documents, the DIP Orders, and on other terms and conditions to be reasonably acceptable to the Required Consenting Term Loan Lenders, consistent with the DIP Term Loan Documents.

“DIP Term Loan Lenders” means the lenders under the DIP Term Loan Agreement.

“DIP Term Loan Term Sheet” means the term sheet setting forth the terms and conditions of the DIP Term Loan Facility, attached to the Restructuring Term Sheet as Exhibit A-2.

“Disclosure Statement” means that certain disclosure statement disclosing the terms and conditions of the Plan, as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement and in accordance with, among other things, applicable securities Law, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable Law.

“Entara” means Entara LLC.

“Entara MSA” means that certain Management Services Agreement dated as of August 27, 2024 among Entara and certain Company Parties.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit EPC Claims” means, collectively, the Post-Exit CTCI Senior DIP Payment Obligation, the Subordinated Senior Secured EPC Claims, the Subordinated Secured EPC Claim, and the Subordinated Junior EPC Claim.

“Exit EPC Claims Documents” means, collectively, any agreements or documents memorializing the Exit EPC Claims, including any amendments, modifications, and supplements thereto.

“Exit Facilities Term Sheet” means the term sheet attached to the Restructuring Term Sheet as Exhibit C, together with any exhibits and appendices annexed thereto.

“Exit RCF Credit Agreement” means the credit agreement with respect to the Exit RCF Facility, as may be amended, supplemented, or otherwise modified from time to time.

“Exit RCF Facility” means that certain $100,000,000 revolving credit facility, supply and offtake agreement, and storage services agreement to be entered into by the applicable Reorganized Debtors on the Effective Date pursuant to the Exit RCF Credit Agreement, the Exit SOA, or the Exit SSA, as applicable, on substantially the same terms as the Prepetition RCF Credit Agreement, the Prepetition SOA, or the Prepetition SSA, as applicable.

“Exit RCF Facility Documents” means, collectively, the Exit RCF Credit Agreement, the Exit SOA, the Exit SSA, and any other agreements or documents memorializing the Exit RCF Facility, including any amendments, modifications, and supplements thereto, in each case, which shall be in form and substance acceptable to the Consenting RCF Lenders.

“Exit SOA” means the supply and offtake agreement with respect to the Exit RCF Facility, as may be amended, supplemented, or otherwise modified from time to time consistent with the terms thereof, which may be an amended and restated Prepetition SOA.

“Exit SSA” means the storage services agreement with respect to the Exit RCF Facility, as may be amended, supplemented, or otherwise modified from time to time consistent with the terms thereof, which may be an amended and restated Prepetition SSA.

“Exit Term Loan Credit Agreements” means, collectively, the New Super Senior Exit Term Loan Credit Agreement, the New Senior Secured Term Loan Credit Agreement, the Subordinated Senior Secured Term Loan Credit Agreement, and the Subordinated Junior Term Loan Credit Agreement.

“Exit Term Loan Facilities” means, collectively, the New Super Senior Exit Facility, the New Senior Secured Term Facility, the First Out Subordinated Senior Secured Term Facility, the Second Out Subordinated Senior Secured Term Facility, and the Subordinated Junior Term Facility.

“Exit Term Loan Facilities Documents” means, collectively, the Exit Term Loan Credit Agreements and any other agreements or documents memorializing the Exit Term Loan Facilities, including any amendments, modifications, and supplements thereto.

“Final DIP Order” means the order entered by the Bankruptcy Court approving, among other things, the terms of the DIP Facilities, which shall be consistent with the DIP Credit Agreements, the priority of certain Claims under the New CTCI Agreement as set forth in the New CTCI Documents, the Debtors’ entry into the DIP Documents and the New CTCI Documents, and the use of Cash collateral on a final basis.

“First Day Pleadings” means the first-day pleadings that the Debtors determine, in consultation with the Required Consenting Stakeholders, are necessary or desirable to file in the Chapter 11 Cases, which pleadings shall be consistent with this Agreement in all material respects and otherwise in form and substance reasonably acceptable to the Required Consenting Stakeholders.

“First Out Subordinated Senior Secured Term Facility” has the meaning set forth in the Exit Facilities Term Sheet.

“GCEH” has the meaning set forth in the preamble to this Agreement.

“Governance Term Sheet” means the term sheet attached to the Restructuring Term Sheet as Exhibit D, together with any exhibits and appendices annexed thereto.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of June 25, 2024, by and between Vitol Americas Corp., as RCF Representative, Orion Energy Partners TP Agent, LLC, as Term Loan Representative, the Term Creditors party thereto from time to time, Bakersfield Renewable Fuels, LLC, as Project Company, BKRF OCB, LLC, as BKRF Borrower, and BKRF OCP, LLC, as Holdings (as from time to time amended and restated) and any documents related thereto.

“Interest” means, collectively, (a) any Equity Security, or any other equity or ownership interest (including any such interest in a partnership, limited liability company, or other Entity), in any Debtor, (b) any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor, and (c) any and all Claims that are otherwise determined by the Bankruptcy Court to be an interest, including any Claim or debt that is recharacterized as an interest or subject to subordination as an interest pursuant to section 510(b) of the Bankruptcy Code.

“Interim DIP Order” means the order entered by the Bankruptcy Court approving, among other things, the terms of the DIP Facilities, which shall be consistent with the DIP Credit Agreements, the priority of certain Claims under the New CTCI Agreement as set forth in the New CTCI Documents, the Debtors’ entry into the DIP Documents and the New CTCI Documents, and the use of Cash collateral on an interim basis.

“Joinder” means an executed joinder to this Agreement, substantially in the form attached hereto as Exhibit C, providing, among other things, that the signing holder of Company Claims/ Interests is bound by the terms of this Agreement.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ, or other legal requirement or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Milestones” means the milestones set forth in the Restructuring Term Sheet.

“New Common Equity” means the new limited liability company membership units of Reorganized GCEH, issued to holders of Claims as specifically provided for in the Restructuring Term Sheet and the Plan and as set forth in the Governance Term Sheet.

“New CTCI Agreement” means that certain Project Management, Procurement, Construction, Operation and Maintenance Support Agreement, dated April 16, 2025 (as amended, restated, amended and restated, modified, or supplemented from time to time consistent with the terms thereof), by and between Debtor Bakersfield Renewable Fuels, LLC, the other Company Parties, and CTCI, attached to the Restructuring Term Sheet as Exhibit B.

“New CTCI Documents” means, collectively, the New CTCI Agreement and any other documentation necessary to effectuate the transactions contemplated by the New CTCI Agreement, including, but not limited to, any notes, certificates, agreements, guarantees, security agreements, documents, or instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing).

“New Preferred Equity” means the preferred equity in Reorganized GCEH issued in accordance with the Governance Term Sheet.

“New Preferred Equity Documents” means all documentation necessary to effectuate the issuance of the New Preferred Equity (including any amendments, restatements, supplements, or modifications thereof).

“New Senior Secured Term Loan Credit Agreement” means the credit agreement with respect to the New Senior Secured Term Facility, as may be amended, supplemented, or otherwise modified from time to time consistent with the terms thereof.

“New Senior Secured Term Facility” has the meaning set forth in the Exit Facilities Term Sheet.

“New Super Senior Exit Facility” has the meaning set forth in the Exit Facilities Term Sheet.

“New Super Senior Exit Term Loan Credit Agreement” means the credit agreement with respect to the New Super Senior Exit Facility, as may be amended, supplemented, or otherwise modified from time to time consistent with the terms thereof.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transfer” means a Transfer of any Company Claims or any Interests that meets the requirements of Section 8.01.

“Permitted Transferee” means each transferee with respect to a Permitted Transfer.

“Petition Date” means the first date that any of the Debtors commence a Chapter 11 Case.

“Plan” means the joint plan of reorganization that will be filed by the Debtors under chapter 11 of the Bankruptcy Code to implement the Restructuring Transactions in accordance with, and subject to the terms and conditions of, this Agreement, the Restructuring Term Sheet, the Definitive Documents, and any related exhibits.

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

“Post-Exit CTCI Senior DIP Payment Obligation” has the meaning set forth in the Exit Facilities Term Sheet.

“Prepetition EPC Claims” has the meaning set forth in the Restructuring Term Sheet.

“Prepetition RCF Claims” means any Claim on account of the Prepetition RCF Facility.

“Prepetition RCF Credit Agreement” means that certain Credit Agreement, dated June 25, 2024, by and among Bakersfield Renewable Fuels, LLC, a Delaware limited liability company, as borrower, BKRF OCB, LLC, a Delaware limited liability company, as guarantor, BKRF OCP, LLC, a Delaware limited liability company, as guarantor, the lenders party thereto, and Vitol Americas Corp., a Delaware corporation, as the administrative and collateral agent, as may be amended, modified, amended and restated, or otherwise supplemented from time to time consistent with the terms thereof.

“Prepetition RCF Facility” means that certain revolving credit facility under the Prepetition Revolver Documents and, for the period prior to the Petition Date, the Prepetition SOA and Prepetition SSA.

“Prepetition Revolver Documents” means the Prepetition RCF Credit Agreement and the related guarantees, security agreements, mortgages, intercreditor agreements, and other security documents.

“Prepetition SOA” means that certain Supply and Offtake Agreement, dated June 25, 2024, by and between Bakersfield Renewable Fuels, LLC, a Delaware limited liability company, and Vitol Americas Corp., a Delaware corporation, as may be amended, modified, amended and restated, or otherwise supplemented from time to time consistent with the terms thereof.

“Prepetition SSA” means that certain Storage Services Agreement, dated June 25, 2024, by and between Bakersfield Renewable Fuels, LLC, a Delaware limited liability company, and Vitol Americas Corp., a Delaware corporation, as may be amended, modified, amended and restated, or otherwise supplemented from time to time consistent with the terms thereof.

“Prepetition Term Loan Claims” means any secured Claim on account of the Prepetition Term Loan Facility.

“Prepetition Term Loan Credit Agreement” means that certain Credit Agreement, dated May 4, 2020, by and among BKRF OCB, LLC, a Delaware limited liability company, as borrower, BKRF OCP, LLC, a Delaware limited liability company, as holdings, the lenders party thereto, and Orion Energy Partners TP Agent, LLC, as the administrative and collateral agent, as may be amended, modified, amended and restated, or otherwise supplemented from time to time consistent with the terms thereof.

“Prepetition Term Loan Facility” means that certain loan facility under the Prepetition Term Loan Credit Agreement.

“Qualified Marketmaker” means an Entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in any Company Claims/Interests), in its capacity as a dealer or market maker in any Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Remedial Action” means any action to enforce, request the enforcement of (including any request upon a trustee or agent), or direct the enforcement of any of the rights and remedies available under any credit agreement, indenture, note, loan agreement, guaranty, security agreement, deed of trust, or other collateral agreement, or any agreements or instruments entered into in connection with any of the foregoing or any amendments or supplements to any of the foregoing (each, a “Debt Document”), including, without limitation, any action to accelerate or collect any amounts with respect to the obligations under a Debt Document, the sending of any written notice to the Company Party that a default or event of default has occurred under a Debt Document and is continuing, the sending of any written request to any trustee or agent under a Debt Document to initiate an action, suit, or proceeding such Debt Document, or any action to exercise any rights or remedies under such Debt Document, which is actually known to the Company Parties.

“Reorganized Debtors” means the Debtors as reorganized under the Plan, or any successor or assign thereto, by transfer, merger, consolidation, or otherwise.

“Reorganized GCEH” means GCEH after its conversion to a limited liability company, or any successor or assign thereto, by transfer, merger, consolidation, or otherwise, on and after the Plan Effective Date, or a new limited liability company that will be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or equity of the Debtors and issue the New Common Equity and New Preferred Equity to be distributed pursuant to the Plan.

“Required Consenting RCF Lenders” means, as of the relevant date, (a) the Consenting RCF Lenders holding at least 50.01% of the aggregate outstanding Prepetition RCF Claims held by the Consenting RCF Lenders and (b) the DIP RCF Agent.

“Required Consenting Stakeholders” means as of the relevant date, the Required Consenting RCF Lenders, the Required Consenting Term Loan Lenders, and CTCI.

“Required Consenting Term Loan Lenders” means, as of the relevant date, the Consenting Term Loan Lenders holding at least 50.01% of the aggregate outstanding Prepetition Term Loan Claims held by the Consenting Term Loan Lenders.

“Restructuring Expenses” means the prepetition and postpetition reasonable and documented fees and expenses of the professionals of the Consenting Term Loan Lenders, CTCI and the Consenting RCF Lenders that have been invoiced but not yet paid.

“Restructuring Term Sheet” has the meaning set forth in the recitals of this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals of this Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Second Out Subordinated Senior Secured Term Facility” has the meaning set forth in the Exit Facilities Term Sheet.

“Securities Act” means the Securities Act of 1933, as amended.

“SOA SSA Assumption Motion” has the meaning set forth in the Restructuring Term Sheet and shall be in form and substance acceptable to Vitol.

“Solicitation Materials” means, collectively, all documents, forms, and other materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code, including, but not limited to, the Disclosure Statement and the Plan, each of which shall contain terms and conditions that are materially consistent with this Agreement and otherwise reasonably acceptable to the Company Parties and the Required Consenting Stakeholders.

“Subordinated Junior EPC Claim” has the meaning set forth in the Exit Facilities Term Sheet.

“Subordinated Junior Term Facility” has the meaning set forth in the Exit Facilities Term Sheet.

“Subordinated Junior Term Loan Credit Agreement” means the credit agreement with respect to the Subordinated Junior Term Facility, as may be amended, supplemented, or otherwise modified from time to time consistent with the terms thereof.

“Subordinated Secured EPC Claim” has the meaning set forth in the Exit Facilities Term Sheet.

“Subordinated Senior Secured EPC Claim” has the meaning set forth in the Exit Facilities Term Sheet.

“Subordinated Senior Secured Term Loan Credit Agreement” means the credit agreement with respect to the First Out Subordinated Senior Secured Term Facility, as may be amended, supplemented, or otherwise modified from time to time.

“Terminated EPC Agreement” means that certain Turnkey Agreement with a Guaranteed Maximum Price for the Engineering, Procurement, and Construction of the Bakersfield Renewable Fuels Project, dated May 18, 2021 (as amended, restated, amended and restated, modified, or supplemented from time to time consistent with the terms thereof), by and between Bakersfield Renewable Fuels, LLC, as owner, and CTCI, terminated as of October 21, 2024.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Section 11.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement, substantially in the form attached hereto as Exhibit D.

“U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

1.02.  Interpretation. For purposes of this Agreement, the following rules of interpretation shall apply:

(a)  in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)  capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)  unless otherwise specified, any reference contained herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)  unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments, supplements, or other modifications to such capitalized terms in any such other agreement following the date hereof;

(e)  unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)  the words “herein,” “hereof,” “hereinafter,” “hereunder,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)  captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)  references to “shareholders,” “directors,” and/or “officers” shall also include “members” or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)  all exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(j)  the use of “include” or “including” is without limitation, whether stated or not and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; and

(k)  the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 14.10 other than counsel to the Company Parties.

Section 2.  Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)  each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Consenting Stakeholders;

(b)  the following shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties:

(i)  holders of at least 66 and 2/3% of the aggregate outstanding principal amount of the Prepetition Term Loan Claims;

(ii)  holders of 100% of the aggregate outstanding principal amount of the Prepetition RCF Claims; and

(iii)  CTCI;

(c)  the applicable Company Parties shall have entered into the new employment agreements identified on Exhibit E to the Restructuring Term Sheet, and such agreements shall be in full force and effect; and

(d)  counsel to the Company Parties shall have given notice to counsel to each of the Consenting Stakeholders in the manner set forth in Section 14.10 (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred.

Section 3.  Definitive Documents.

3.01.  The Definitive Documents governing the Restructuring Transactions shall include this Agreement and each of the following documents (and any modifications, amendments, or supplements thereto): (a) the Plan; (b) the Confirmation Order; (c) the Disclosure Statement; (d) the order of the Bankruptcy Court approving the Disclosure Statement; (e) the Solicitation Materials; (f) the First Day Pleadings and all orders entered in connection therewith; (g) the Plan Supplement (including, for the avoidance of doubt, the Schedule of Retained Causes of Action (as defined in the Plan));2 (h) the DIP Documents; (i) the DIP Orders; (j) the New CTCI Agreement; (k) the New CTCI Documents; (l) the Exit RCF Facility Documents; (m) the Exit Term Loan Facilities Documents; (n) the New Preferred Equity Documents; (o) the CTTIA; (p) the Exit EPC Claims Documents; and (q) any other agreements, instruments, pleadings, forms, questionnaires, documents, applications, and other filings that are related to any of the foregoing or that may be necessary or advisable to implement or effectuate or that otherwise relate to the Restructuring Transactions.

3.02.  The Definitive Documents not executed or not in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement and the Restructuring Term Sheet, as they may be modified, amended, or supplemented in accordance with Section 12. Further, the Definitive Documents not executed or not in a form attached to this Agreement as of the Execution Date (and any modifications, amendments, or supplements thereto), and any agreement with respect to the treatment under the Plan of a holder of any Claim or Interest other than as expressly and specifically set forth in the Restructuring Term Sheet (any such agreement, an “Alternative Treatment Agreement”), shall be in form and substance subject to the consent of:

(a)  the Company Parties (whose consent shall not be unreasonably withheld, conditioned, or delayed);

(b)  the Required Consenting Term Loan Lenders (whose consent shall not be unreasonably withheld, conditioned, or delayed with respect to any Definitive Document or Alternative Treatment Agreement to which no Consenting Term Loan Lender is party);

(c)  CTCI (whose consent shall not be unreasonably withheld, conditioned, or delayed with respect to any Definitive Document or Alternative Treatment Agreement to which CTCI is not party); provided that, if any consent right granted to CTCI under this provision or elsewhere in this Agreement (other than the Exit Facilities Term Sheet and the Governance Term Sheet) is inconsistent with the consent rights (including limitations thereupon) set forth in the Exit Facilities Term Sheet and the Governance Term Sheet, the consent rights granted in the Exit Facilities Term Sheet and the Governance Term Sheet shall govern); and

2	References to definition contained in the “Plan” in this Section 3 are made by reference to the last version of the form Chapter 11 plan, contemplated to be filed concurrently with the Petition Date, that was provided to the Parties by counsel to the Company Parties prior to the Petition Date.

(d)  the Required Consenting RCF Lenders (whose consent shall not be unreasonably withheld, conditioned, or delayed with respect to any Definitive Document or Alternative Treatment Agreement to which no Consenting RCF Lender is party); provided, that notwithstanding anything in this Section 3.02 to the contrary, the Required Consenting RCF Lenders’ consent shall not be required with respect to the following documents:

(i)  the Purchase Agreement, dated as of April 16, 2025, by and among Agribody Technologies, Inc., BKRF HCB, LLC, and the Class B Members signatory thereto as sellers;

(ii)  Alternative Treatment Agreements (other than an Alternative Treatment Agreement with respect to the treatment of the Consenting RCF Lenders or the DIP RCF Lenders);

(iii)  except with respect to any agreement to which the Consenting RCF Lenders or Vitol is a party and the Entara MSA, the Schedule of Assumed Executory Contracts and Unexpired Leases (as defined in the Plan);

(iv)  except with respect to any agreement to which the Consenting RCF Lenders or Vitol is a party and the Entara MSA, the Schedule of Rejected Executory Contracts and Unexpired Leases (as defined in the Plan);

(v)  the Schedule of Retained Causes of Action (as defined in the Plan) (provided that the Schedule of Retained Causes of Action shall not contain any causes of action against the Consenting RCF Lenders, Vitol, or any of their Related Parties (as defined in the Restructuring Term Sheet));

(vi)  the New Organizational Documents (as defined in the Plan);

(vii)  the Exit Facilities Documents (as defined in the Plan) (other than Exit Facilities Documents to which the Consenting RCF Lenders or their Affiliates are a party) that are not materially adverse to the Consenting RCF Lenders;

(viii)  the New Preferred Equity Documents (as defined in the Plan);

(ix)  the Restructuring Transaction Steps Memorandum (as defined in the Plan); and

(x)  in each case with respect to the foregoing (d)(i) through (d)(xi), any agreements, instruments, or documents entered into in connection therewith.

Section 4.  Commitments of the Consenting Stakeholders.

4.01.  General Commitments, Forbearances, and Waivers.

(a)  During the Agreement Effective Period, each Consenting Stakeholder agrees, in respect of all of its Company Claims/Interests, to:

(i)  support the Restructuring Transactions, act in good faith, vote all Company Claims/Interests owned, held, or otherwise controlled by such Consenting Stakeholder, and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which it is legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(ii)  use commercially reasonable efforts to cooperate with the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(iii)  use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 4.01(b), provided that the foregoing shall not require any Consenting Stakeholder to file any pleadings with respect thereto if, in consultation with the Debtors, they determine a pleading is not reasonably necessary to comply with this provision;

(iv)  give any notice, order, instruction, or direction to the applicable Agents necessary to give effect to the Restructuring Transactions;

(v)  negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party; and

(vi)  with respect solely to CTCI, promptly satisfy any claims related to any unpaid subcontractor invoices related to work performed or services provided by such subcontractor to or at the request of CTCI before October 21, 2024.

(b)  During the Agreement Effective Period, each Consenting Stakeholder agrees, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly (except as otherwise expressly provided in the applicable DIP Documents or the New CTCI Documents, as applicable):

(i)  object to, delay (relative to the timeline contemplated in the Milestones), impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)  propose, file, support, or vote (or allow any proxy appointed by it to vote) for any Alternative Restructuring Proposal;

(iii)  seek to modify the Definitive Documents, in whole or in part, in a manner inconsistent with this Agreement and the Restructuring Term Sheet, over the objection of any of the other Consenting Stakeholders or the Company Parties;

(iv)  execute or file any motion, objection, pleading, agreement, instrument, order, form, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement, the Plan, or the Restructuring Term Sheet (nor directly or indirectly direct any other person or Entity to take such action);

(v)  initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, the Definitive Documents, or the other Restructuring Transactions contemplated herein against the Company Parties, the other Parties, or their respective Affiliates other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement (nor directly or indirectly direct any other person or Entity to make such filing);

(vi)  object to any First Day Pleadings or “second day” pleadings consistent with this Agreement filed by the Debtors in furtherance of the Restructuring Transactions, including any motion seeking approval of the DIP Facilities or the New CTCI Agreement on the terms set forth herein and the DIP Documents and New CTCI Documents, as applicable;

(vii)  exercise, or direct any other person to exercise (either directly or indirectly), any right or remedy for the enforcement, collection, or recovery of any of its Claims against or Interests in the Company Parties;

(viii)  announce publicly its intention not to support the Restructuring Transactions;

(ix)  object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code;

(x)  object to or commence any legal proceeding challenging the liens or claims (including the priority thereof) granted or proposed to be granted to the DIP Secured Parties under the DIP Orders;

(xi)  file or support, directly or indirectly, a motion, application, adversary proceeding, or cause of action (a) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of the DIP Claims, the Prepetition Term Loan Claims, the Prepetition RCF Claims, the Prepetition EPC Claims, or the Liens securing such Claims, or (b) otherwise seeking to impose liability upon or enjoin the DIP Secured Parties or the Consenting Stakeholders;

(xii)  take any action that is inconsistent in any material respect with the Restructuring Transactions;

(xiii)  take any action that is inconsistent in any material respect with any Intercreditor Agreement to which such Consenting Stakeholder is a party;

(xiv)  object to or otherwise seek to hinder the Debtors’ retention of and payment to Lazard Frères & Co. LLC (“Lazard”) of the fees and expenses set forth in the engagement letter, dated as of February 24, 2025, among Lazard and the Company Parties, and any application seeking approval of or court order approving the same; or

(xv)  encourage or facilitate any person or Entity to do any of the actions described in the foregoing Section 4.01(b).

4.02.  Commitments with Respect to the Chapter 11 Cases.

(a)  During the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)  vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot; provided, however, that the consent or votes of the Consenting Stakeholders shall be immediately revoked and deemed void ab initio upon the occurrence of the Termination Date (other than a Termination Date caused solely by the Plan Effective Date);

(ii)  to the extent that it is permitted to elect to opt out of all of the releases set forth in the Plan, elect not to opt out of such releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election;

(iii)  not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses 4.02(a)(i) and (ii) above;

(iv)  agree to provide, and opt in to (to the extent applicable) and not object to, the releases set forth in the Plan;

(v)  agree to provide, support, and not opt out of (to the extent applicable) or object to, the debtor releases, third-party releases, injunctions, and discharge, indemnity, and exculpation provisions set forth in the Plan so long as they are substantially consistent with those set forth in Exhibit F of the Restructuring Term Sheet;

(vi)  not directly or indirectly, through any person, seek, solicit, propose, support, assist, engage in negotiations in connection with, or participate in the formulation, preparation, filing, or prosecution of any Alternative Restructuring Proposal or object to or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede approval of the Disclosure Statement, solicitation of the Plan, or Confirmation and consummation of the Plan and the Restructuring Transactions; and

(vii)  support and take all commercially reasonable actions necessary or reasonably requested by the Company Parties to facilitate approval of the Disclosure Statement, solicitation of the Plan, and Confirmation and consummation of the Plan.

(b)  During the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

Section 5.  Additional Provisions Regarding the Consenting Stakeholders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the U.S. Trustee); (b) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (c) prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (d) require any Consenting Stakeholder to incur any material financial or other material liability other than as expressly described in this Agreement; (e) require any Consenting Stakeholder to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal privilege; (f) prevent any Consenting Stakeholder from taking any action which is required by applicable Law; (g) prohibit any Consenting Stakeholder from taking any action that is not inconsistent with this Agreement; or (h) prevent any DIP Secured Party from exercising any of its or their rights and privileges under the DIP Documents, the DIP Orders, or the New CTCI Documents. Nothing in this Agreement shall impair or affect the right or obligations of any party under the DIP Documents, the New CTCI Documents, or the DIP Orders.

Section 6.  Commitments of the Company Parties.

6.01.  Affirmative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, the Company Parties agree to:

(a)  support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement, the Restructuring Term Sheet, and the Definitive Documents;

(b)  comply with the Milestones unless extended or waived in writing by the Required Consenting Stakeholders;

(c)  to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary or desirable to address any such impediment;

(d)  use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals necessary to implement and/or consummate the Restructuring Transactions;

(e)  negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents (consistent with this Agreement and the Restructuring Term Sheet) and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(f)  use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(g)  provide a reasonable opportunity to counsel for the Consenting Term Loan Lenders, counsel for CTCI, and counsel for the Consenting RCF Lenders to review (which shall be at least two days prior to filing unless not reasonably practicable) (i) draft copies of the Definitive Documents, (ii) draft copies of the Solicitation Materials, and (iii) any other documents that the Company Parties intend to file with Bankruptcy Court if such document materially affects the Consenting Term Loan Lenders, CTCI, or the Consenting RCF Lenders, as applicable;

(h)  use commercially reasonable efforts to actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;

(i)  actively oppose and object to any motion, application, adversary proceeding, or cause of action (i) seeking the entry of an order directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) seeking the entry of an order converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) seeking the entry of an order dismissing the Chapter 11 Cases, or (iv) seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(j)  upon reasonable request of any of the Consenting Stakeholders, inform counsel to the Consenting Stakeholders as to: (i) the material business and financial (including liquidity) performance of the Company Parties; (ii) the status and progress of the Restructuring Transactions, including progress in relation to the Definitive Documents; and (iii) the status of obtaining any necessary or reasonably desirable authorizations (including any consents) from each Consenting Stakeholder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(k)  notify counsel to the Consenting Stakeholders in writing (email being sufficient) of any Remedial Action taken by any creditor within two (2) Business Days of the Company Parties receiving notice or obtaining actual knowledge of such Remedial Action;

(l)  notify counsel to the Consenting Stakeholders in writing (e-mail being sufficient) of the commencement of any material governmental or third-party complaints, litigations, investigations, or hearings (or written communication indicating that reasonably foreseeably could result in third-party litigation, investigations, or hearings), in each case, as soon as reasonably possible, but no later than two (2) Business Days of the Company Parties receiving notice of any of the foregoing;

(m)  notify counsel to the Consenting Stakeholders (email being sufficient) within two calendar days of the Company Parties receiving notice or obtaining actual knowledge of: (i) any event or circumstance that has occurred that would permit any Party to terminate, or that would result in the termination of, this Agreement; (ii) any matter or circumstance that they know to be a material impediment to the implementation or consummation of the Restructuring Transactions; (iii) a material breach of this Agreement (including a material breach by any Company Parties) and (iv) any representation expressly made under this Agreement that is or proves to have been materially incorrect or misleading in any respect as of the Execution Date;

(n)  use commercially reasonable efforts to maintain its and its Affiliates’ good standing under the Laws of the state or other jurisdiction in which it and they are incorporated or organized;

(o)  use commercially reasonable efforts to seek additional support for the Restructuring from their other material stakeholders to the extent reasonably prudent and, to the extent the Company Parties receive any Joinders or Transfer Agreements, to notify the Consenting Stakeholders of the receipt of such Joinders and Transfer Agreements; and

(p)  promptly pay Restructuring Expenses, subject to appropriate Bankruptcy Court approval.

6.02.  Negative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)  object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)  take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of, the Restructuring Transactions described in this Agreement, the Restructuring Term Sheet, the Definitive Documents, or the Plan;

(c)  modify this Agreement, the Restructuring Term Sheet, or the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;

(d)  file any motion, pleading, or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement, the Restructuring Term Sheet, or the Plan;

(e)  solicit, initiate, endorse, propose, file, support, approve, or otherwise promote or advance any Alternative Restructuring Proposal, subject to Section 7.02;

(f)  take any action inconsistent with the Intercreditor Agreement;

(g)  take any action (i) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, the DIP Claims, the Prepetition EPC Claims, the Prepetition RCF Claims, or the Prepetition Term Loan Claims, or, in each case, the Liens securing such Claims or (ii) otherwise seeking to impose liability upon or enjoin the DIP Secured Parties, CTCI, the Consenting RCF Lenders, or the Consenting Term Loan Lenders;

(h)  sell, or file any motion or application seeking to sell, any material assets (including, without limitation, any sale and leaseback transaction and any disposition under Bankruptcy Code section 363), other than in the ordinary course of business, in respect of transactions for total net cash proceeds of more than $2,000,000 in the aggregate for each fiscal year without the prior written consent of the Required Consenting Stakeholders (which may be by email);

(i)  subject in all respects to the Restructuring Term Sheet, other than in the ordinary course of business or as required by Law or regulation, (i) enter into or amend, establish, adopt, restate, supplement, or otherwise modify or accelerate (x) any deferred compensation, incentive, success, retention, bonus, or other compensatory arrangements, policies, programs, practices, plans, or agreements, including, without limitation, offer letters, employment agreements, consulting agreements, severance arrangements, or change in control arrangements, or (y) any contracts, arrangements, or commitments that entitle any employee or director to indemnification from the Company Parties, or (ii) amend or terminate any existing compensation or benefit plans or arrangements (including employment agreements), in each case without the prior written consent of the Required Consenting Stakeholders (which may be by email);

(j)  other than in the ordinary course of business, (i) enter into any material settlement regarding any Claims or Interests (other than as allowed by the DIP Orders or orders approving the First Day Pleadings), (ii) enter into any material agreement that is materially inconsistent with this Agreement, (ii) amend, supplement, or otherwise modify, or terminate, any material agreement in a way that is materially inconsistent with this Agreement, (iii) knowingly allow any material agreement to expire if such expiration would frustrate or impede consummation of the Restructuring Transactions, or (iv) knowingly allow any material permit, license, or regulatory approval to lapse, expire, terminate, or be revoked, suspended, or modified, in each case without the prior written consent of the Required Consenting Stakeholders (which may be by email);

(k)  file with any court any motion, pleading, or Definitive Document (including any modifications or amendments thereto) that, in whole or in part, is materially inconsistent with this Agreement;

(l)  (i) operate its business outside the ordinary course, other than the Restructuring Transactions, or (ii) other than in the ordinary course of business or as contemplated by this Agreement or the Restructuring Transactions transfer any material asset or right of the Company Parties (or their Affiliates) or any material asset or right used in the business of the Company Parties (or their Affiliates) to any person or entity;

(m)  other than in the ordinary course of business or as contemplated by this Agreement or the Restructuring Transactions engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness, or other similar transaction; and

(n)  pay prepetition indebtedness, except as expressly provided for herein, the DIP Documents, the New CTCI Documents, or pursuant to orders entered upon pleadings in form and substance reasonably satisfactory to the Required Consenting Stakeholders.

Section 7.  Additional Provisions Regarding Company Parties’ Commitments.

7.01.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body (including any special committee thereof) of a Company Party to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent such Company Party or the board of directors, board of managers, or similar governing body (including any special committee thereof) determines, after consulting with counsel, that taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement. The Company Parties shall give written notice (the “Fiduciary-Out Notice”) to counsel to the Consenting Stakeholders (e-mail being sufficient) within one (1) Business Day of any determination by the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, (a) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (b) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal. This Section 7.01 shall not impede any Party’s right to terminate this Agreement as a result of any action or inaction that would otherwise constitute a breach of this Agreement but for this Section 7.01.

7.02.  Notwithstanding anything to the contrary in this Agreement (but subject to Section 7.01), each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Interests in a Company Party (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the U.S. Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals; provided that the Company Parties shall provide the advisors to the Consenting Stakeholders (i) a copy of any written offer or proposal (and notice and a description of any oral offer or proposal) for any such Alternative Restructuring Proposal within two (2) Business Days of the Company Parties’ or their advisors’ receipt of such offer or proposal, (ii) upon reasonable request, updates as to the status and progress of such Alternative Restructuring Proposal, and (iii) reasonable responses to any information requests regarding such discussions as necessary to keep the Consenting Stakeholders’ advisors contemporaneously informed as to the status of such discussions; however that, to the extent any Company Party is prohibited from doing so due to a confidentiality restriction or condition upon which such proposal was submitted, such Company Party shall (x) notify counsel to the Consenting Stakeholders upon the receipt of any confidential proposal of the existence of such confidential proposal, (y) use commercially reasonable efforts to obtain relief from such restriction or condition in order to comply with its obligations under this Section 7.02, and (z) subject to compliance with the preceding clauses (x) and (y), not be in breach of this Section 7.02.

7.03.  Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8.  Transfer of Interests and Securities.

8.01.  During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)  in the case of any Company Claims/Interests, the authorized transferee is either (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (ii) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (iii) an institutional accredited investor (as defined in the Rules), or (iv) a Consenting Stakeholder;

(b)  either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder and provides notice of such Transfer (including the amount and type of Company Claim/Interest transferred) to counsel to the Company Parties at or before the time of the proposed Transfer; and

(c)  such Transfer shall not violate the terms of any order entered by the Bankruptcy Court with respect to preservation of net operating losses.

8.02.  Upon compliance with the requirements of Section 8.01, the transferee shall be deemed a Consenting Stakeholder and a Party for all purposes under this Agreement, and all of the Company Claims/Interests then held (and subsequently acquired) by such transferee shall be subject to this Agreement. Upon the effectiveness of the Transfer, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 8.01 shall be void ab initio.

8.03.  This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately, upon acquisition by a Consenting Stakeholder, be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties within five (5) Business Days of the effectiveness of such acquisition.

8.04.  This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreement.

8.05.  Notwithstanding Section 8.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if: (a) such Qualified Marketmaker subsequently Transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an Entity that is not an Affiliate, affiliated fund, or affiliated Entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee; and (c) the Transfer otherwise is a Permitted Transfer. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interests in any Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

8.06.  Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 9.  Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder, severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Plan Effective Date:

(a)  it is the beneficial or record owner of the face amount of the Company Claims/Interests, or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests, reflected in such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8), and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8);

(b)  it has the full power and authority to act on behalf of, vote, and consent to matters concerning such Company Claims/Interests;

(c)  such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, Transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)  it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law;

(e)  it (i) has access to adequate information regarding the terms of this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement and (ii) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision with respect hereto;

(f)  it has made no prior assignment, sale, participation, grant, conveyance, or other Transfer of, and has not entered into any agreement to assign, sell, participate, grant, convey, or otherwise Transfer, in whole or in part, any portion of its rights, title, or interest in any Company Claims/Interests that is inconsistent with the representations and warranties of such Consenting Stakeholder herein or would render such Consenting Stakeholder otherwise unable to comply with this Agreement and perform its obligations hereunder; and

(g)  (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 10.  Representations and Warranties of Company Parties. Each Company Party represents and warrants that, as of the Execution Date, it believes that entry into this Agreement is consistent with the exercise of such Company Party’s fiduciary duties, and it has not entered into or agreed to any arrangement with respect to an Alternative Restructuring Proposal.

Section 11.  Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party that, as of the date such Party executed and delivers this Agreement, a Transfer Agreement, or a Joinder, as applicable, and as of the Plan Effective Date:

(a)  it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)  except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)  the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)  except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)  except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 12.  Termination Events.

12.01.  Consenting Lender Termination Events. This Agreement may be terminated (a) with respect to the Consenting Term Loan Lenders, by the Required Consenting Term Loan Lenders and (b) with respect to the Consenting RCF Lenders, by the Required Consenting RCF Lenders, in each case, by the delivery to all Parties of a written notice in accordance with Section 14.10 upon the occurrence of one or more of the following events:

(a)  the breach in any material respect by a Company Party of any of the representations, warranties, commitments, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the Consenting Lenders seeking termination pursuant to this provision and (ii) to the extent capable of being cured, remains uncured for five (5) Business Days after such terminating Consenting Lenders transmit a written notice in accordance with Section 14.10 detailing any such breach;

(b) the breach in any material respect by another Consenting Lender of any of the representations, warranties, commitments, or covenants of such Consenting Lender set forth in this Agreement that (i) is adverse to the Consenting Lender seeking termination pursuant to this provision and (ii) to the extent capable of being cured, remains uncured for five (5) Business Days after such terminating Consenting Lender transmit a written notice in accordance with Section 14.10 detailing any such breach;

(c)  the breach in any material respect by CTCI of any of the representations, warranties, commitments, or covenants of CTCI set forth in this Agreement that (i) is adverse to the Consenting Lenders seeking termination pursuant to this provision and (ii) to the extent capable of being cured, remains uncured for five (5) Business Days after such terminating Consenting Lenders transmit a written notice in accordance with Section 14.10 detailing any such breach;

(d)  the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Consenting Lenders transmit a written notice in accordance with Section 14.10 detailing any such issuance; provided that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(e)  the Bankruptcy Court enters an order denying Confirmation of the Plan;

(f)  an Event of Default (as defined in the DIP Credit Agreements) under the DIP Credit Agreements occurs and is asserted by the applicable DIP Secured Party, and has not been waived or timely cured in accordance therewith;

(g)  the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Debtor seeking an order (without the prior written consent of the Required Consenting RCF Lenders or the Required Consenting Term Loan Lenders, as applicable), (i) converting one or more of the Chapter 11 Cases of a Debtor to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Debtor, or (iii) rejecting this Agreement;

(h)  any of the Company Parties sends a Fiduciary-Out Notice to any of the Consenting Stakeholders;

(i)  any Debtor files with the Bankruptcy Court any motion or application seeking authority to sell any material assets (other than (i) any sales contemplated in the Restructuring Term Sheet or the Plan or disclosed in writing by the Company Parties or their advisors and in reasonable detail to the Consenting RCF Lenders, Consenting Term Loan Lenders, or their respective advisors prior to the execution of any definitive sale agreement in respect of such sale or the filing of any motion or application by the Company Parties seeking Bankruptcy Court approval of such sale and the Required Consenting Stakeholders have consented in writing to such sale (provided that if such sale would have a material, disproportionate and adverse effect on any of the Company Claims held by the Consenting RCF Lenders or the Consenting Term Loan Lenders, a written consent to such sale shall also have been provided by either or all of the Consenting RCF Lenders or the Consenting Term Loan Lenders, respectively, upon which such material, disproportionate, and adverse effect shall, or shall reasonably be expected to, result) and (ii) any sales pursuant to any order establishing procedures for the sale of de minimis assets);

(j)  the occurrence of any one of the following events:

(i)  the Debtors or any Affiliate of the Debtors files a motion, application, adversary proceeding, or cause of action (a) challenging the validity, enforceability, perfection or priority of, or seeking avoidance, subordination, or recharacterization of the DIP Claims, the Prepetition RCF Claims, the Claims arising from the Prepetition SOA or Prepetition SSA, or the Prepetition Term Loan Claims, as applicable, or the Liens securing any of such Claims, as applicable, or (b) otherwise seeking to impose liability upon or enjoin the DIP Secured Parties, Consenting RCF Lenders, or the Consenting Term Loan Lenders, as applicable;

(ii)  the Debtors or any Affiliate of the Debtors support any application, adversary proceeding, or Cause of Action referred to in the immediately preceding clause filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or Cause of Action;

(k)  the entry of an order by a court of competent jurisdiction invalidating, disallowing, subordinating, or limiting, in any respect, as applicable, the enforceability, priority, or validity of the DIP Claims, the Prepetition RCF Claims, the Claims arising from the Prepetition SOA or Prepetition SSA, or the Prepetition Term Loan Claims, as applicable, or the Liens securing any of such Claims, as applicable;

(l)  a Company Party or any of its Affiliates (i) publicly announces, or announces in writing, to any of the Consenting Stakeholders, its intention not to support or pursue the Restructuring Transactions or (ii) enters into definitive documentation regarding an Alternative Restructuring Proposal without the consent of the Required Consenting Term Loan Lenders and Required Consenting RCF Lenders;

(m)  the failure to comply with or achieve any of the Milestones, which have not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay of the part of a terminating Consenting Stakeholder in violation of its obligations under this Agreement;

(n)  any Company Party (i) files, amends, or modifies, or files a pleading seeking approval of, any Definitive Document or authority to amend, supplement, or otherwise modify any Definitive Document, in a manner that is inconsistent with the consent rights set forth in Section 3.02 or constitutes a breach of this Agreement, (ii) withdraws the Plan without the prior consent of the Required Consenting Stakeholders, or (iii) publicly announces its intention to take any such acts listed in the foregoing clause (i) or (ii), which, in the case of each of the foregoing clauses (i) and (ii), remains uncured (to the extent curable) for five (5) Business Days after such terminating Required Consenting Stakeholders transmit a written notice detailing any such breach;

(o)  the filing of a motion, application, or other pleading by any Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholders) reversing or vacating the Confirmation Order;

(p)  the applicable Company Party materially breaches the Entara MSA at a time when Entara is not otherwise in breach of the Entara MSA, other than (i) as a result of the filing of the Chapter 11 Cases or (ii) as a result of any rejection of such agreement pursuant to section 365 of the Bankruptcy Code;

(q) the breach in any material respect by a DIP Secured Party (which shall not be the Consenting Lender seeking termination pursuant to this provision) of the applicable DIP Credit Agreement;

(r)  the breach in any material respect by CTCI of the New CTCI Agreement; or

(s)  any of the Parties terminates this Agreement with respect to one or more Parties; provided, that the termination of a Consenting Term Loan Lender shall not trigger this provision unless such termination results in the Consenting Term Loan Lenders holding, in the aggregate, less than at least 66 and 2/3% of the aggregate outstanding principal amount of the Prepetition Term Loan Claims.

12.02.  CTCI Termination Events. This Agreement may be terminated by CTCI by the delivery to all Parties of a written notice in accordance with Section 14.10 upon the occurrence of one or more of the following events:

(a)  the breach in any material respect by a Company Party of any of the representations, warranties, commitments, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to CTCI and (ii), to the extent capable of being cured, remains uncured for five (5) Business Days after CTCI transmits a written notice in accordance with Section 14.10 detailing any such breach;

(b)  the breach in any material respect by one or more Consenting Lenders of any of the representations, warranties, commitments, or covenants of such Consenting Lenders set forth in this Agreement that (i) is adverse to CTCI and (ii) to the extent capable of being cured, remains uncured for five (5) Business Days after CTCI transmits a written notice in accordance with Section 14.10 detailing any such breach;

(c)  the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after CTCI transmits a written notice in accordance with Section 14.10 detailing any such issuance; provided that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(d)  the Bankruptcy Court enters an order denying Confirmation of the Plan;

(e)  an Event of Default (as defined in the New CTCI Agreement) occurs under the New CTCI Agreement and has been asserted by CTCIA, and has not been waived or timely cured in accordance therewith;

(f)  the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Debtor seeking an order (without the prior written consent of CTCI) (i) converting one or more of the Chapter 11 Cases of a Debtor to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Debtor, or (iii) rejecting this Agreement;

(g)  any of the Company Parties sends a Fiduciary-Out Notice to any of the Consenting Stakeholders;

(h)  any Debtor files with the Bankruptcy Court any motion or application seeking authority to sell any material assets (other than any sales pursuant to any order establishing procedures for the sale of de minimis assets);

(i)  the occurrence of any one of the following events:

(i)  the Debtors or any Affiliate of the Debtors files a motion, application, adversary proceeding, or cause of action (A) challenging the validity, enforceability, perfection or priority of, or seeking avoidance, subordination, or recharacterization of the DIP Claims of CTCI or any Affiliate of CTCI, the Prepetition EPC Claims, or the Liens securing any of such Claims, as applicable, or (b) otherwise seeking to impose liability upon or enjoin CTCI or any Affiliate of CTCI;

(ii)  the Debtors or any Affiliate of the Debtors support any application, adversary proceeding, or cause of action referred to in the immediately preceding clause filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or cause of action;

(j)  the entry of an order by a court of competent jurisdiction invalidating, disallowing, subordinating, or limiting, in any respect, as applicable, the enforceability, priority, or validity of the Prepetition EPC Claims or the Claims arising under the New CTCI Agreement, as applicable, or the Liens securing any of such Claims, as applicable;

(k)  a Company Party or any of its Affiliates (i) publicly announces, or announces in writing, to any of the Consenting Stakeholders, its intention not to support or pursue the Restructuring Transactions or (ii) enters into definitive documentation regarding an Alternative Restructuring Proposal without the consent of CTCI;

(l)  the failure to comply with or achieve any of the Milestones, which have not been waived, or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay of the part of a terminating Consenting Stakeholder in violation of its obligations under this Agreement;

(m)  any Company Party (i) files, amends, or modifies, or files a pleading seeking approval of, any Definitive Document or authority to amend, supplement, or otherwise modify any Definitive Document, in a manner that is inconsistent with the consent rights set forth in Section 3.02 or constitutes a breach of this Agreement, (ii) withdraws the Plan without the prior consent of CTCI, or (iii) publicly announces its intention to take any such acts listed in the foregoing clause (i) or (ii), which, in the case of each of the foregoing clauses (i) and (ii), remains uncured (to the extent curable) for five (5) Business Days after such terminating Required Consenting Stakeholders transmit a written notice detailing any such breach;

(n)  the filing of a motion, application, or other pleading by any Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholders) reversing or vacating the Confirmation Order; or

(o)  the applicable Company Party materially breaches the Entara MSA at a time when Entara is not otherwise in breach of the Entara MSA, other than (i) as a result of the filing of the Chapter 11 Cases or (ii) as a result of any rejection of such agreement pursuant to section 365 of the Bankruptcy Code;

(p)  the breach in any material respect by any of the DIP Lenders of either of the DIP Credit Agreements;

(q)  any of the Parties terminates this Agreement with respect to one or more Parties; provided, that the termination of a Consenting Term Loan Lender shall not trigger this provision unless such termination results in the Consenting Term Loan Lenders holding, in the aggregate, less than at least 66 and 2/3% of the aggregate outstanding principal amount of the Prepetition Term Loan Claims.

12.03.  Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 upon the occurrence of any of the following events:

(a)  the breach in any material respect by one or more of the Consenting Stakeholders of any provision set forth in this Agreement that, to the extent capable of being cured, remains uncured for a period of five (5) Business Days after the receipt by the Consenting Stakeholders of notice of such breach;

(b)  the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal, in each case, in accordance with Section 7.01;

(c)  the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.10 detailing any such issuance; provided that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(d)  the Bankruptcy Court enters an order denying Confirmation of the Plan;

(e)  the breach in any material respect by (i) any of the DIP Lenders of either of the DIP Credit Agreements or (ii) CTCI of the New CTCI Agreement; or

(f)  any of the Parties terminates this Agreement with respect to one or more Parties; provided, that the termination of a Consenting Term Loan Lender shall not trigger this provision unless such termination results in the Consenting Term Loan Lenders holding, in the aggregate, less than at least 66 and 2/3% of the aggregate outstanding principal amount of the Prepetition Term Loan Claims.

12.04.  Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting RCF Lenders; (b) the Required Consenting Term Loan Lenders; (c) CTCI; and (d) each Company Party.

12.05.  Automatic Termination. This Agreement shall terminate automatically as to all the Parties without any further required action or notice immediately after the Plan Effective Date.

12.06.  Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party, and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action. Upon the occurrence of a Termination Date prior to Confirmation, any and all consents, directions, or ballots provided to or tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, that any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 12.06 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right or ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its Claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its Claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 12.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Sections 12.03(b) or 12.03(d). Nothing in this Section 12.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.03(b).

Section 13.  Amendments and Waivers.

(a)  This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12.

(b)  This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (i) each Company Party; (ii) the Required Consenting Term Loan Lenders; (iii) CTCI; and (iv) the Required Consenting RCF Lenders; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Stakeholder, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver, or supplement.

(c)  Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 12 shall be ineffective and void ab initio.

(d)  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14.  Miscellaneous.

14.01.  Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

14.02.  Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

14.03.  Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

14.04.  Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, understandings, and agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

14.05.  GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE BANKRUPTCY CODE AND THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or other proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

14.06.  Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.07.  Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.08.  Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

14.09.  Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or Entity.

14.10.  Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

Global Clean Energy Holdings, Inc.

6451 Rosedale Hwy

Bakersfield, CA 93308

Attention: Antonio D’Amico, General Counsel

E-mail address: antonio.damico@gceholdings.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	Joshua A. Sussberg, P.C.
Brian Schartz, P.C.
Ross J. Fiedler

E-mail addresses:	jsussberg@kirkland.com
bschartz@kirkland.com
ross.fiedler@kirkland.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Peter A. Candel
E-mail address: peter.candel@kirkland.com

And

Norton Rose Fulbright US LLP

1550 Lamar Street, Suite 2000

Houston, Texas 77010-3095

Attention:	Jason L. Boland,
Robert B. Bruner,
Jule Harrison
Maria Mokrzycka

Email Addresses:	jason.boland@nortonrosefulbright.com
bob.bruner@nortonrosefulbright.com
julie.harrison@nortonrosefulbright.com
maria.mokrzycka@nortonrosefulbright.com

(b)  if to a Consenting Term Loan Lender or DIP Term Loan Lender, to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071

Attention: Jeff Greenberg

E-mail address: jeffrey.greenberg@lw.com

and

Latham & Watkins LLP

330 N Wabash Ave #2800,

Chicago, IL 60611

Attention: James Ktsanes

E-mail address: james.ktsanes@lw.com

and

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Nacif Taousse

E-mail address: nacif.taousse@lw.com

(c)  if to a Consenting RCF Lender or DIP RCF Lender, to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention:	Robert Stephens
Jackson Garvey
Maegan Quejada

E-mail address:	rstephens@sidley.com
jgarvey@sidley.com
mquejada@sidley.com

(d)  if to CTCI, to:

Davis Wright Tremaine LLP

920 Fifth Avenue

Suite 3300

Seattle, WA 98104-1610

Attention:	Ragan Powers
Hugh McCullough

E-mail addresses:	raganpowers@dwt.com
hughmccullough@dwt.com

and

Haynes and Boone, LLP

2801 N. Harwood Street, Suite 2300

Dallas, TX 75201

Attention:	Stephen M. Pezanosky
Ian T. Peck

E-mail addresses:	stephen.pezanosky@haynesboone.com
ian.peck@haynesboone.com

and

Haynes and Boone, LLP

1221 McKinney Street, Suite 4000

Houston, TX 77010

Attention: Kelli S. Norfleet

E-mail address: kelli.norfleet@haynesboone.com

Any notice given by delivery, mail, or courier shall be effective when received.

14.11.  Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial, and other conditions, and prospects of the Company Parties.

14.12.  Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

14.13.  Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights, remedies, claims, and defenses. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

14.14.  Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

14.15.  Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.16.  Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.17.  Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.18.  Capacities of the Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

14.19.  Survival. Notwithstanding (a) any Transfer of any Company Claims/Interests in accordance with this Agreement or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 13 and the Confidentiality Agreements (in accordance with their terms) shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

14.20.  Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 13, or otherwise, including a written approval by the Company Parties or the Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

14.21.  Publicity; Non-Disclosure. No Party shall reference any of the other Parties or the terms or status of the Restructuring Transactions in any press releases or other public statements without the prior written consent of the other Parties (email being sufficient).

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

[Signature pages follow.]

AGRIBODY TECHNOLOGIES, INC.

BAKERSFIELD RENEWABLE FUELS, LLC

BKRF HCB, LLC

BKRF HCP, LLC

BKRF OCB, LLC

BKRF OCP, LLC

GCE HOLDINGS ACQUISITIONS, LLC

GCE INTERNATIONAL DEVELOPMENT, LLC

GCE OPERATING COMPANY, LLC

GCEH CS ACQUISITIONS, LLC

GCEH VENTURES, LLC

GLOBAL CLEAN ENERGY HOLDINGS, INC.

GLOBAL CLEAN ENERGY TEXAS, LLC

ROSEDALE FINANCECO LLC

SUSTAINABLE OILS, INC.

By:	/s/ Noah Verleun
Name:	Noah Verleun
Authorized Signatory

[Company Parties’ Signature Pages to Restructuring Support Agreement]

Global Clean (Canada) Renewable Fuels ULC

By:	Global Clean Energy Texas, LLC
Its:	Sole Member

/s/ Noah Verleun
Noah Verleun

Global Clean Renewable (Argentina) S.R.L.

By:	GCEH Ventures, LLC
Its:	Sole Manager

/s/ Noah Verleun
Noah Verleun

Global Clean Renewable (Brasil) LTDA

By:	GCEH Ventures, LLC
Its:	Sole Member

/s/ Noah Verleun
Noah Verleun

Camelina Company España, S.L.

By:	Global Clean Energy Holdings, Inc.
Its:	Sole Member

/s/ Noah Verleun
Noah Verleun

[Company Parties’ Signature Pages to Restructuring Support Agreement]

Consenting Lender Signature Page to

the Restructuring Support Agreement

VITOL AMERICAS CORP.

/s/ Richard J. Evans
Name:	Richard J. Evans
Title:	Senior Vice President and CFO

Address:

Vitol Americas Corp.

2925 Richmond Ave., Suite 1100

Houston, TX 77098

Attn: Contract Administration / General Counsel

Email:	legalhouston@vitol.com

xagreementshou@vitol.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition RCF Claims	[***]
Prepetition Term Loan Claims	[***]
Interests	[***]

*	Prepetition RCF Claims on account of claims under the SOA are subject to material change based on confirmed volumes.

Consenting Lender Signature Page to

the Restructuring Support Agreement

ORION ENERGY CREDIT OPPORTUNITIES GCE CO-INVEST, L.P.

By: Orion Energy Credit Opportunities Fund II GP, L.P., its general partner
By: Orion Energy Credit Opportunities Fund II Holdings, LLC, its general partner

/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

Address:

292 Madison Avenue, Suite 2500
New York, NY 10117
Attention: Ethan Shoemaker and Mark Friedland

E-mail address(es):

Ethan@OrionEnergyPartners.com
Mark@OrionEnergyPartners.com
ProjectGoldenBear@orionenergypartners.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition RCF Claims
Prepetition Term Loan Claims	[***]

Consenting Lender Signature Page to

the Restructuring Support Agreement

ORION ENERGY CREDIT OPPORTUNITIES GCE CO-INVEST B, L.P.

By: Orion Energy Credit Opportunities Fund II GP, L.P., its general partner
By: Orion Energy Credit Opportunities Fund II Holdings, LLC, its general partner

/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

Address:

292 Madison Avenue, Suite 2500
New York, NY 10117
Attention: Ethan Shoemaker and Mark Friedland

E-mail address(es):

Ethan@OrionEnergyPartners.com
Mark@OrionEnergyPartners.com
ProjectGoldenBear@orionenergypartners.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition RCF Claims
Prepetition Term Loan Claims	[***]

Consenting Lender Signature Page to

the Restructuring Support Agreement

ORION ENERGY CREDIT OPPORTUNITIES FUND III, L.P.

By: Orion Energy Credit Opportunities Fund III GP, L.P., its general partner
By: Orion Energy Credit Opportunities Fund III Holdings, LLC, its general partner

/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

Address:

292 Madison Avenue, Suite 2500
New York, NY 10117
Attention: Ethan Shoemaker and Mark Friedland

E-mail address(es):

Ethan@OrionEnergyPartners.com
Mark@OrionEnergyPartners.com
ProjectGoldenBear@orionenergypartners.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition RCF Claims
Prepetition Term Loan Claims	[***]

Consenting Lender Signature Page to

the Restructuring Support Agreement

ORION ENERGY CREDIT OPPORTUNITIES FUND III PV, L.P.

By: Orion Energy Credit Opportunities Fund III GP, L.P., its general partner
By: Orion Energy Credit Opportunities Fund III Holdings, LLC, its general partner

/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

Address:

292 Madison Avenue, Suite 2500
New York, NY 10117
Attention: Ethan Shoemaker and Mark Friedland

E-mail address(es):

Ethan@OrionEnergyPartners.com
Mark@OrionEnergyPartners.com
ProjectGoldenBear@orionenergypartners.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition RCF Claims
Prepetition Term Loan Claims	[***]

Consenting Lender Signature Page to

the Restructuring Support Agreement

RION ENERGY CREDIT OPPORTUNITIES FUND III GPFA, L.P.

By: Orion Energy Credit Opportunities Fund III GP, L.P., its general partner
By: Orion Energy Credit Opportunities Fund III Holdings, LLC, its general partner

/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

Address:

292 Madison Avenue, Suite 2500
New York, NY 10117
Attention: Ethan Shoemaker and Mark Friedland

E-mail address(es):

Ethan@OrionEnergyPartners.com
Mark@OrionEnergyPartners.com
ProjectGoldenBear@orionenergypartners.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition RCF Claims
Prepetition Term Loan Claims	[***]

Consenting Lender Signature Page to

the Restructuring Support Agreement

ORION ENERGY CREDIT OPPORTUNITIES FUND III GPFA PV, L.P.

By: Orion Energy Credit Opportunities Fund III GP, L.P., its general partner
By: Orion Energy Credit Opportunities Fund III Holdings, LLC, its general partner

/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

Address:

292 Madison Avenue, Suite 2500
New York, NY 10117
Attention: Ethan Shoemaker and Mark Friedland

E-mail address(es):

Ethan@OrionEnergyPartners.com
Mark@OrionEnergyPartners.com
ProjectGoldenBear@orionenergypartners.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition RCF Claims
Prepetition Term Loan Claims	[***]

Consenting Lender Signature Page to

the Restructuring Support Agreement

ORION FUND II NAV HOLDCO, L.P.

By: Orion Energy Credit Opportunities Fund II GP, L.P., its general partner
By: Orion Energy Credit Opportunities Fund II Holdings, LLC, its general partner

/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

Address:

292 Madison Avenue, Suite 2500
New York, NY 10117
Attention: Ethan Shoemaker and Mark Friedland

E-mail address(es):

Ethan@OrionEnergyPartners.com
Mark@OrionEnergyPartners.com
ProjectGoldenBear@orionenergypartners.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition RCF Claims
Prepetition Term Loan Claims	[***]

Consenting Lender Signature Page to

the Restructuring Support Agreement

ORION FUND II PV 2 NAV HOLDCO, L.P.

By: Orion Energy Credit Opportunities Fund II GP, L.P., its general partner
By: Orion Energy Credit Opportunities Fund II Holdings, LLC, its general partner

/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

Address:

292 Madison Avenue, Suite 2500
New York, NY 10117
Attention: Ethan Shoemaker and Mark Friedland

E-mail address(es):

Ethan@OrionEnergyPartners.com
Mark@OrionEnergyPartners.com
ProjectGoldenBear@orionenergypartners.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition RCF Claims
Prepetition Term Loan Claims	[***]

Consenting Lender Signature Page to

the Restructuring Support Agreement

ORION FUND II GPFA NAV HOLDCO, L.P.

By: Orion Energy Credit Opportunities Fund II GP, L.P., its general partner
By: Orion Energy Credit Opportunities Fund II Holdings, LLC, its general partner

/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

Address:

292 Madison Avenue, Suite 2500
New York, NY 10117
Attention: Ethan Shoemaker and Mark Friedland

E-mail address(es):

Ethan@OrionEnergyPartners.com
Mark@OrionEnergyPartners.com
ProjectGoldenBear@orionenergypartners.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition RCF Claims
Prepetition Term Loan Claims	[***]

Consenting Lender Signature Page to

the Restructuring Support Agreement

LIF AIV 1, L.P.

By: GCM Investments GP, LLC, its General Partner

/s/ Todd Henigan
Name:	Todd Henigan
Title:	Authorized signatory

Address:

c/o GCM Grosvenor L.P.
767 Fifth Avenue, 11th Floor
New York, NY 10153

Attention: Legal Notices, Matthew Rinklin, Joseph Enright

E-mail address(es):

legal@gcmlp.com
mrinklin@gcmlp.com
jenright@gcmlp.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition RCF Claims
Prepetition Term Loan Claims	[***]
Interests

Consenting Lender Signature Page to

the Restructuring Support Agreement

VOYA RENEWABLE ENERGY INFRASTRUCTURE ORIGINATOR L.P.

By: Voya Alternative Asset Management LLC, as Agent

/s/ Thomas Emmons
Name:	Thomas Emmons
Title:	Managing Director

Address:

c/o Voya Investment Management LLC
200 Park Avenue
New York, NY 10166

Attnn: Thomas Emmons, Edward Levin

E-mail address(es):

Edward.Levin@voya.com
Thomas.Emmons@voya.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition RCF Claims
Prepetition Term Loan Claims	[***]
Interests

Consenting Lender Signature Page to

the Restructuring Support Agreement

VOYA RENEWABLE ENERGY INFRASTRUCTURE ORIGINATOR I LLC

By: Voya Alternative Asset Management LLC, as Agent

/s/ Thomas Emmons
Name:	Thomas Emmons
Title:	Managing Director

Address:

c/o Voya Investment Management LLC
200 Park Avenue
New York, NY 10166

Attnn: Thomas Emmons, Edward Levin

E-mail address(es):

Edward.Levin@voya.com
Thomas.Emmons@voya.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition RCF Claims
Prepetition Term Loan Claims	[***]
Interests

CTCI Signature Page to

the Restructuring Support Agreement

CTCI AMERICAS, INC.

By	/s/ Chen Yu Jen
Name:	Yu-Jen Chen
Title:	Chairman and CEO

	Address:	15721 Park Row, Suite 300
Houston, Texas 77084, USA

	E-mail address(es):	todd_chen@ctci.com

Aggregate Amount Beneficially Owned or Managed on Account of:
Prepetition EPC Claims	[***]
Interests

EXHIBIT A

Company Parties

AGRIBODY TECHNOLOGIES, INC.

BAKERSFIELD RENEWABLE FUELS, LLC

BKRF HCB, LLC

BKRF HCP, LLC

BKRF OCB, LLC

BKRF OCP, LLC

CAMELINA COMPANY ESPAÑA, S.L.

GCE HOLDINGS ACQUISITIONS, LLC

GCE INTERNATIONAL DEVELOPMENT, LLC

GCE OPERATING COMPANY, LLC

GCEH CS ACQUISITIONS, LLC

GCEH VENTURES, LLC

GLOBAL CLEAN (CANADA) RENEWABLE FUELS, ULC

GLOBAL CLEAN ENERGY HOLDINGS, INC.

GLOBAL CLEAN ENERGY TEXAS, LLC

GLOBAL CLEAN RENEWABLE (ARGENTINA) S.R.L.

GLOBAL CLEAN RENEWABLE (BRASIL) LTDA

ROSEDALE FINANCECO LLC

SUSTAINABLE OILS, INC.

EXHIBIT B

Restructuring Term Sheet

Execution Version

Global clean energy holdings, inc., ET AL.
RESTRUCTURING TERM SHEET April 16, 2025

This term sheet (together with all annexes, schedules, and exhibits attached hereto, this “Term Sheet”) summarizes the material terms and conditions of the proposed transactions (the “Restructuring Transactions”) to restructure the existing indebtedness of, and interests in, Global Clean Energy Holdings, Inc. (“GCEH”) and its direct and indirect subsidiaries (together with GCEH, the “Company Parties”), as supported by the Consenting Stakeholders1 and the Company Parties.2 The Restructuring Transactions will be consummated through a joint prearranged chapter 11 plan of reorganization filed by the Debtors in the Chapter 11 Cases (as may be amended or supplemented from time to time in accordance with the terms of this Term Sheet and the RSA, the “Plan”), on the terms, and subject to the conditions, set forth herein and in the RSA.

THIS TERM SHEET IS NEITHER AN OFFER WITH RESPECT TO ANY SECURITIES NOR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY or, UNTIL the occurrence of the AGREEMENT effective date on THE TERMS DESCRIBED HEREIN AND WITHIN THE RSA, deemed binding on any of the parties hereto. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND MAY NOT BE SHARED WITH ANY PERSON OTHER THAN THE COMPANY Parties AND THE CONSENTING STAKEHOLDERS AND THEIR RESPECTIVE PROFESSIONAL ADVISORS OR EXCEPT AS OTHERWISE SET FORTH IN ANY CONFIDENTIALITY AGREEMENT BETWEEN THE COMPANY parties AND THE CONSENTING STAKEHOLDERS OR THEIR RESPECTIVE PROFESSIONAL ADVISORS.

THIS TERM SHEET IS FOR DISCUSSION PURPOSES ONLY AND DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE Restructuring TRANSACTIONS DESCRIBED HEREIN, WHICH restructuring transactions WILL BE SUBJECT TO THE COMPLETION OF the DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY RESTRUCTURING transaction SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

Without limiting the generality of the foregoing, this Term Sheet and the undertakings contemplated herein are subject in all respects to the negotiation, execution, and delivery of the Definitive Documents. The regulatory, tax, accounting, and other legal and financial matters and effects related to the Restructuring Transactions or any related restructuring or similar transaction have not been fully evaluated, and any such evaluation may affect the terms and structure of any Restructuring Transactions or related transactions.

[1]	“Consenting Stakeholders” means, collectively, (a) Vitol Americas Corp. (“Vitol”) in its capacities as (i) lender, administrative agent, and collateral agent under the Prepetition RCF Credit Agreement, and any assignee thereof that have executed and delivered counterpart signature pages to the RSA, a Joinder, or a Transfer Agreement to counsel to the Company Parties and (ii) agent and lender under the DIP RCF Facility, (b) the holders of, or investments advisors, sub-advisors, or managers of discretionary accounts that hold, Term Loan Claims that have executed and delivered counterpart signatures pages to the RSA, a Joinder, or a Transfer Agreement to counsel to the Company Parties, and (c) CTCI.

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them later in this Term Sheet or that certain Restructuring Support Agreement, dated as of the date hereof, by and among the Company Parties and the Consenting Stakeholders (together with the exhibits and schedules attached to such agreement, including this Term Sheet, each as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “RSA”), as applicable.

This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions.

RESTRUCTURING OVERVIEW[3]
Restructuring Summary

The Restructuring Transactions will be consummated through the commencement by the Debtors of voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court,” and such cases commenced, the “Chapter 11 Cases,” and the date such Chapter 11 Cases are filed, the “Petition Date”) on a prearranged basis, on the terms and subject to the conditions set forth in the RSA and this Term Sheet.

The Plan shall provide for, among other things, the treatment of Claims and Interests, subject to the terms and conditions provided herein and in the RSA, pursuant to, among other things, the distribution of New Common Equity of Reorganized GCEH (together with the other reorganized Company Parties, the “Reorganized Debtors”) to certain holders of Claims as specifically provided for herein on the Plan Effective Date.

Milestones

The Debtors shall comply with the below milestones, subject to extension or waiver by the Required Consenting Stakeholders:

● on the Petition Date, the Debtors shall have filed a motion and proposed order to assume the Prepetition SOA and Prepetition SSA (the “SOA SSA Assumption Motion”) (which, for the avoidance of doubt, may be contained within the motion seeking entry of the DIP Orders and such orders, respectively);

● no later than three (3) days after the Petition Date, subject to Bankruptcy Court availability, the Bankruptcy Court shall have entered the Interim DIP Order;

● no later than thirty (30) days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order and the order approving the relief requested in the SOA SSA Assumption Motion (which, for the avoidance of doubt, may be contained within the Final DIP Order);

● no later than sixty (60) days after the Petition Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement;

● no later than one hundred and ten (110) days after the Petition Date, the Bankruptcy Court shall have entered the order confirming the Plan; and

● no later than one hundred and twenty (120) days after the Petition Date, the Plan Effective Date shall have occurred.

[3]	The Restructuring Transactions, including transaction structure and steps, and all other matters described herein remain subject to ongoing tax review and analysis in all respects.

Current Indebtedness & GCEH Equity Interests

The existing capital structure of the Company Parties includes as of December 31, 2024 (unless otherwise specified):

Prepetition RCF Claims: Consisting of (a) approximately $39.1 million in unpaid principal, plus any accrued but unpaid interest, fees, and premiums, and all other obligations, amounts, and expenses arising under, or in connection with, that certain Credit Agreement, dated as of June 25, 2024 (as amended, restated, amended and restated, modified, or supplemented from time to time consistent with the terms thereof, the “Prepetition RCF Credit Agreement,” such Claims thereunder, the “Prepetition RCF Claims,” and such credit facility, the “Prepetition RCF Facility”), by and among Bakersfield Renewable Fuels, LLC (“BKRF”), a Delaware limited liability company, as borrower, BKRF OCB, LLC, a Delaware limited liability company, as guarantor, BKRF OCP, LLC, a Delaware limited liability company, as guarantor, the lenders party thereto, and Vitol Americas Corp., a Delaware corporation (“Vitol”), as the administrative and collateral agent, and (b) all amounts due and owing under that certain Supply and Offtake Agreement, dated as of June 25, 2024, by and among BKRF and Vitol (as amended, restated, amended and restated, modified, or supplemented from time to time consistent with the terms thereof, the “Prepetition SOA”), and that certain Storage Services Agreement, dated as of June 25, 2024, by and between BKRF and Vitol (as amended, restated, amended and restated, modified, or supplemented from time to time consistent with the terms thereof, the “Prepetition SSA”);

Prepetition Term Loan Claims: Consisting, as of April 13, 2025, of unpaid principal in the amount of approximately $1.10 billion, plus accrued but unpaid interest, fees, premiums, and all other obligations, amounts, and expenses arising under, or in connection with that certain Senior Secured Credit Agreement, dated as of May 4, 2020 (as amended, restated, amended and restated, modified, or supplemented from time to time consistent with the terms thereof, the “Prepetition Term Loan Credit Agreement,” such loans thereunder, the “Prepetition Term Loan Facility,” and such Claims thereunder, the “Prepetition Term Loan Claims”), by and among BKRF OCB, LLC, a Delaware limited liability company, as borrower, BKRF OCP, LLC, a Delaware limited liability company, as holdings, the lenders party thereto (together with their successors and permitted assigns, the “Term Loan Lenders”), and Orion Energy Partners TP Agent, LLC, as the administrative and collateral agent;

Prepetition EPC Claims: Consisting of all amounts due and owing under (a) that certain Turnkey Agreement with a Guaranteed Maximum Price for the Engineering, Procurement, and Construction of the Bakersfield Renewable Fuels Project, dated as of May 18, 2021 (as amended, restated, amended and restated, modified, or supplemented from time to time, the “Terminated EPC Agreement”), by and among BKRF and CTCI Americas, Inc. (“CTCI”), and (b) that certain Interim Settlement Agreement, effective as of December 18, 2023, by and among BKRF and CTCI (as amended, restated, amended and restated, modified, or supplemented from time to time, the “Interim Settlement Agreement”), which collective amounts, solely for purposes of the RSA, total approximately $949,318,504.23 as of March 31, 2025, including interest accrued through that date, plus all other obligations, amounts, and expenses arising under or in connection therewith (the “Prepetition EPC Claims”), and with respect to which CTCI recorded a mechanic’s lien on November 25, 2024 under California state Law; and

Existing Interests in GCEH: Consisting of all existing equity interests in GCEH, including all common stock issued by GCEH, which common stock trades on “OTCQB” under the ticker symbol “GCEH,” and any other interests (including any common units), options, warrants, preferred securities, or Claims linked to the equity or profit of the Company Parties, other than any such Interests or Claims held by another Company Party (collectively, the “GCEH Existing Interests”), excluding, for the avoidance of doubt, Subsidiary Existing Interests.[3]

[3]	“Subsidiary Existing Interests” means any third-party Interests in the Debtors (excluding GCEH). For the avoidance of doubt, “Subsidiary Existing Interests” includes the interests of Delek US Holdings, Inc. under that certain Call Option Agreement, dated as of May 7, 2020, by and among GCEH, Alon Paramount Holdings, Inc., and GCE Holdings Acquisitions, LLC, to the extent such interests are not deemed Claims arising under section 510(b) of the Bankruptcy Code. Further, for the avoidance of doubt, “Subsidiary Existing Interests” does not include any Intercompany Interests.

DIP Facilities and Cash Collateral

To fund the administration of the Chapter 11 Cases and the implementation of the Restructuring Transactions, (a) the Consenting RCF Lenders shall provide a $100 million super-senior, secured debtor-in-possession revolving financing facility (the “DIP RCF Facility”), consisting of (i) the conversion of the $75 million existing obligations under the Prepetition RCF Facility into the DIP RCF Facility, subject to a “creeping” roll-up upon entry of the Interim DIP Order, as more fully described in Exhibit A-1 hereto, and full roll-up of the remaining obligations under the Prepetition RCF Facility upon entry of the Final DIP Order, and (ii) a roll-up of all amounts owed to Vitol under the Tranche D Loan (as defined in the Prepetition Term Loan Credit Agreement), in the approximate amount of $25 million in principal plus approximately $2.8 million in accrued interest (but excluding any prepayment premium in respect thereof), subject to entry of the Interim DIP Order, (b) the Consenting Term Loan Lenders shall provide a $75 million super-senior, secured debtor-in-possession term loan financing facility, consisting of (i) $25 million in new money and, (ii) subject to entry of the Final DIP Order, a $50 million roll-up of existing Prepetition Term Loan Claims held by such Consenting Term Loan Lenders (the “DIP Term Loan Facility,” and together with the DIP RCF Facility, the “DIP Facilities,” and the lenders thereto, the “DIP Lenders”), which facilities shall be on the terms and conditions set forth in the RCF DIP Term Sheet and the DIP Term Loan Term Sheet attached hereto as Exhibits A-1 and Exhibit A-2, respectively, and the DIP Documents, and (c) CTCI shall enter into that certain Project Management, Procurement, Construction, Operation and Maintenance Support Agreement with BKRF, attached hereto as Exhibit B (the “New CTCI Agreement”), pursuant to which CTCI will supply up to $75 million in goods, services, and other consideration described therein on the terms and conditions set forth therein, giving rise to obligations to the benefit of CTCI (such obligations, together with the obligations under the DIP Facilities, the “DIP Claims”), subject to the terms set forth therein.

The relative lien, claim, and payment priority among the DIP Facilities, the Prepetition RCF Facility, the Prepetition Term Loan Facility, the DIP Claims, and the Debtors’ other secured obligations shall be as described on Exhibits A-3 (but subject to the terms and conditions of the DIP Orders, including provisions reserving the rights of parties to challenge priorities under specified circumstances). Such exhibit shall be attached to the DIP Orders and the DIP Credit Agreements.

The Debtors shall seek approval of the DIP Facilities and the DIP Claims under the New CTCI Agreement through the DIP Orders, consistent with the DIP Documents and the New CTCI Documents. The DIP Orders shall provide for the Debtors’ consensual use of the Cash collateral of the prepetition secured parties.

Exit Facilities

On the Plan Effective Date, the applicable Reorganized Debtors shall incur the exit facilities and issue the takeback debt (the “Takeback Debt”), set forth in the term sheet attached hereto as Exhibit C (the “Exit Facilities Term Sheet”), in each case on the terms and conditions set forth therein.

For the avoidance of doubt, Vitol agrees to provide the Exit RCF Facility on the terms and conditions set forth in Exhibit C.

New Preferred Equity

On the Plan Effective Date, Reorganized GCEH shall issue a single class of preferred equity interests (the “New Preferred Equity”) on the terms and conditions set forth in the term sheet attached hereto as Exhibit D (the “Governance Term Sheet”).

Subcontractor Claims

Concurrently with the Bankruptcy Court’s approval of the DIP Facilities, CTCI shall satisfy any claims related to any unpaid subcontractor invoices related to work performed or services provided to or at the request of CTCI before October 21, 2024.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN
Type of Claim	Treatment	Impairment / Voting
Unclassified Non-Voting Claims
DIP Claims

On the Plan Effective Date, each holder of an Allowed DIP Claim (which shall include interest, fees, and all other amounts due and owing under the DIP Facilities and the New CTCI Documents) shall receive, in full and final satisfaction of such Allowed DIP Claim:

(a) with respect to Allowed DIP Claims on account of the DIP RCF Facility, (i) conversion into the Exit RCF Facility or (ii) such other treatment agreed to by holders of DIP RCF Claims (subject to the parties’ consent rights set forth in Section 3.02 of the RSA);

(b) with respect to Allowed DIP Claims on account of the New CTCI Agreement, (i) conversion into the Post-Exit CTCI Senior DIP Payment Obligation (as defined in the Exit Facilities Term Sheet) or (ii) such other treatment agreed to by CTCI (subject to the parties’ consent rights set forth in Section 3.02 of the RSA); and

(c) with respect to Allowed DIP Claims on account of the DIP Term Loan Facility, (i) conversion into the applicable Exit Term Loan Facility or (ii) such other treatment agreed to by holders of DIP Term Loan Claims (subject to the parties’ consent rights set forth in Section 3.02 of the RSA).

N/A

Administrative Claims	On the Plan Effective Date, each holder of an Allowed Administrative Claim shall receive Cash equal to the full amount of its Claim or such other treatment as required by section 1129(a)(9) of the Bankruptcy Code, unless otherwise agreed to by such holder or permitted by the Bankruptcy Code.	N/A
Priority Tax Claims	On the Plan Effective Date, each holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A
Classified Claims and Interests
Other Secured Claims

On the Plan Effective Date, each holder of an Allowed Other Secured Claim shall receive, unless otherwise agreed to by such holder:

(a) in full and final satisfaction of such Allowed Other Secured Claim, (i) payment in full in Cash in an amount equal to its Allowed Other Secured Claim or (ii) delivery of the collateral securing its Allowed Other Secured Claim;

(b) reinstatement of its Allowed Other Secured Claim; or

(c) such other treatment rendering its Allowed Other Secured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.

Unimpaired / Presumed to Accept
Other Priority Claims	On the Plan Effective Date, each holder of an Allowed Other Priority Claim, in full and final satisfaction of such Allowed Other Priority Claim, unless otherwise agreed to by such holder, shall be paid in full in Cash on the Plan Effective Date or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code.	Unimpaired / Presumed to Accept

Prepetition RCF Claims	On the Plan Effective Date, each holder of an Allowed Prepetition RCF Claim shall receive, in full and final satisfaction of such Allowed Prepetition RCF Claim, unless otherwise agreed by such holder (subject to the parties’ consent rights set forth in Section 3.02 of the RSA), and solely to the extent such Allowed Prepetition RCF Claim is not converted into a DIP Claim, conversion of such Allowed Prepetition RCF Claim into the Exit RCF Facility.	Impaired / Entitled to Vote
Prepetition Term Loan Claims

On the Plan Effective Date, each holder of an Allowed Prepetition Term Loan Claim shall receive, in full and final satisfaction of such Allowed Prepetition Term Loan Claim and solely to the extent such Allowed Prepetition Term Loan Claim is not converted into a DIP Claim, its pro rata share of:

(a) the Takeback Debt (as defined in the Exit Facilities Term Sheet) apportioned to holders of Allowed Prepetition Term Loan Claims, on the terms and conditions set forth in the Exit Facilities Term Sheet;

(b) 4/9ths (44.4%) of the New Preferred Equity, in accordance with the Governance Term Sheet; and

(c) 100% of the New Common Equity;

or such other treatment agreed to by holders of Prepetition Term Loan Claims (subject to the parties’ consent rights set forth in Section 3.02 of the RSA).

Impaired / Entitled to Vote
Prepetition EPC Claims

On the Plan Effective Date, each holder of an Allowed Prepetition EPC Claim shall receive, in full and final satisfaction of such Allowed Prepetition EPC Claim, its pro rata share of:

(a) the Takeback Debt apportioned to holders of Allowed Prepetition EPC Claims, on the terms and conditions set forth in the Exit Facilities Term Sheet; and

(b) 5/9ths (55.6%) the New Preferred Equity, in accordance with the Governance Term Sheet;

or such other treatment agreed to by the holders of the Prepetition EPC Claims (subject to the parties’ consent rights set forth in Section 3.02 of the RSA).

Impaired / Entitled to Vote
General Unsecured Claims[4]	On the Plan Effective Date, each holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction of such Allowed General Unsecured Claim, its pro rata share of $[●][5] (the “GUC Cash Pool”); provided that the GUC Cash Pool shall be reduced dollar-for-dollar for the Allowed professional fees and expenses incurred by any official committee of unsecured creditors appointed in the Chapter 11 Cases; provided, further, that, if the class of General Unsecured Claims votes to accept the Plan, the holders of Allowed Prepetition Term Loan Claims and the holders of Allowed Prepetition EPC Claims have agreed to waive, solely for purposes of distributions from the GUC Cash Pool, entitlement to any deficiency claim with respect to any portion of their Claims that are deemed unsecured (provided that any such unsecured portion is not the result of a challenge by any party of any liens or security interests asserted by the holders of the Term Loan Claims or the holders of Prepetition EPC Claims, as applicable).	Impaired / Entitled to Vote

[4]	For the avoidance of doubt, General Unsecured Claims includes any and all Claims (a) under that certain Demand Promissory Note, dated as of December 31, 2014 (as amended, restated, amended and restated, modified, or supplemented from time to time consistent with the terms thereof, by and among GCEH, a Delaware corporation, and Targeted Growth, Inc., a Washington corporation, (b) under that certain revised letter agreement, dated as of December 8, 2024 (as amended, modified, or supplemented from time to time consistent with the terms thereof), by and among Castleton Commodities Merchant Trading, L.P. and GCE Holdings Acquisitions, LLC, and (c) related to the payments due to that certain service provider under that certain Professional Services Agreement, dated as of May 22, 2023.

[5]	The amount of the GUC Cash Pool shall be acceptable to the Required Consenting Term Loan Lenders and CTCI.

Section 510(b) Claims	On the Plan Effective Date, Claims arising under section 510(b) of the Bankruptcy Code, if any, shall be cancelled, released, discharged, and extinguished and will be of no further force or effect, and such holders will not receive any distribution on account of such Claims.	Impaired / Deemed to Reject
Intercompany Claims	On the Plan Effective Date, each Allowed Intercompany Claim shall be (a) reinstated or (b) set off, settled, discharged, contributed, cancelled, converted to equity, or released without any distribution on account of such Allowed Intercompany Claim, or otherwise addressed at the option of the Reorganized Debtors.	Unimpaired / Presumed to Accept or Impaired / Deemed to Reject
Intercompany Interests	On the Plan Effective Date, each Allowed Intercompany Interest shall be (a) reinstated or (b) set off, settled, discharged, contributed, cancelled, or released without any distribution on account of such Allowed Intercompany Interest, or otherwise addressed at the option of the Reorganized Debtors.	Unimpaired / Presumed to Accept or Impaired / Deemed to Reject
GCEH Existing Interests	On the Plan Effective Date, each holder of an Allowed GCEH Existing Interest shall, in full and final satisfaction, settlement, release, and discharge of such Allowed GCEH Existing Interest, have its Allowed GCEH Existing Interest be cancelled, released, extinguished, and of no further force or effect, and such holder shall not receive any distribution, property, or other value under the Plan on account of such Allowed GCEH Existing Interest.	Impaired / Deemed to Reject
Subsidiary Existing Interests	On the Plan Effective Date, each Allowed Subsidiary Existing Interest shall, in full and final satisfaction, release, and discharge of such Allowed Subsidiary Existing Interest, be cancelled, released, discharged, and extinguished and will be of no further force or effect, and the holders of such Interests shall not receive any distribution, property, or other value under the Plan on account of such Allowed Subsidiary Existing Interest.	Impaired / Deemed to Reject
OTHER KEY TERMS
Securities Law Matters

On the Plan Effective Date, Reorganized GCEH shall issue the New Common Equity and the New Preferred Equity in accordance with the terms of the Plan.

Any New Common Equity and New Preferred Equity issued under the Plan will be issued (a) to the fullest extent permitted and applicable, without registration under the Securities Act or similar federal, state, or local Laws in reliance on the exemption set forth in section 1145 of the Bankruptcy Code or (b) to the extent that section 1145 of the Bankruptcy Code is not permitted or applicable, pursuant to other applicable exemptions under the Securities Act.

Employment Obligations

The Consenting Stakeholders consent to the continuation of the Company Parties’ wages and benefits programs according to existing terms and practices, including the employment agreements[6] entered into prior to the Petition Date with the individuals listed in Exhibit E (the “Assumed Agreements”), and any motions in the Bankruptcy Court for approval thereof (subject to any Party’s consultation or consent right set forth in the RSA in connection with any First Day Pleading).

The Reorganized Debtors shall (a) assume the Assumed Agreements and (b) assume and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for health care benefits, disability benefits, savings, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Company Parties who served in such capacity on or after the Agreement Effective Date or, in each case, the full amount necessary to satisfy such obligations shall be set aside to satisfy such obligations.

Pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Plan Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable Law.

Survival of Indemnification Provisions and D&O Insurance

All indemnification provisions, consistent with applicable Law, currently in place (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the benefit of current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Company Parties, as applicable, shall be (a) reinstated and remain intact, irrevocable, and shall survive the Plan Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Company Parties than the indemnification provisions in place prior to the Plan Effective Date, and (b) shall be assumed by the Reorganized Debtors.

After the Plan Effective Date, Reorganized GCEH will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Company Parties who served in such capacity at any time prior to the Plan Effective Date or any other individuals covered by such insurance policies, will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions on or after the Plan Effective Date.

[6]	Notwithstanding anything to the contrary in this Term Sheet (including the “Executory Contracts and Unexpired Leases” section herein) or in the RSA, the Debtors and the Reorganized Debtors, as applicable, shall not assume or enter into any employment, retention, bonus, severance, or other compensation agreements or contracts with any employee other than the Assumed Agreements.

Organizational Documents / Standstill

The new corporate governance documents and any other documentation evidencing the corporate governance for any Reorganized Debtor and any direct or indirect subsidiary thereof (such documents, collectively, the “New Corporate Governance Documents”), including charters, bylaws, limited liability company agreements, shareholder agreements, and/or other organization documents of such entities, will be consistent with the RSA and subject to the parties’ consent rights set forth in Section 3.02 of the RSA (provided that any New Corporate Governance Documents that are consistent with the Governance Term Sheet shall be deemed acceptable to such parties); provided that the New Corporate Governance Documents shall include certain consent rights for CTCI for certain transactions, including pursuant to an operations oversight committee, as to be agreed and set forth in the New Corporate Governance Documents.

The New Corporate Governance Documents shall provide that the Reorganized Debtors shall be prohibited from filing for bankruptcy or consummating a sale of the Reorganized Debtors or any of their significant assets prior to December 31, 2030, without the prior written consent of CTCI.

Corporate Governance	The board of directors or managers, as applicable, of Reorganized GCEH shall consist of seven members, including four members appointed by the Consenting Term Loan Lenders, two members appointed by CTCI, and one independent member to be selected by a majority of the other members, which independent member shall be appointed in consultation with the Required Consenting RCF Lenders.
Diligence	After the Agreement Effective Date, the Company Parties will use commercially reasonable efforts to promptly respond to reasonable due diligence requests from CTCI, the Consenting Term Loan Lenders, and the Consenting RCF Lenders.
Executory Contracts and Unexpired Leases

The Plan shall provide that executory contracts and unexpired leases that are not rejected as of the Plan Effective Date (either pursuant to the Plan or a separate motion, and which rejection shall be subject to the prior written consent of (i) the Required Consenting Term Loan Lenders and (ii) CTCI (in each case, not to be unreasonably withheld, conditioned, or delayed)) will be deemed assumed pursuant to section 365 of the Bankruptcy Code.

The Company Parties shall, subject to the prior written consent of (i) the Required Consenting Term Loan Lenders and (ii) CTCI (in each case, not to be unreasonably withheld, conditioned, or delayed), determine which non-employment agreement executory contracts are rejected by the Company Parties in connection with the Chapter 11 Cases; provided that, with respect to any such contracts in which there is an actual or potential conflict of interest (including, for the avoidance of doubt, that certain Management Services Agreement between BKRF and Entara LLC dated August 27, 2024), the applicable special committee of the Company Parties shall approve the decision to assume or reject such contract in lieu of the Company Parties; provided, however, that, to the extent the applicable special committee approves the rejection or assumption of any such non-employment executory contract, such rejection or assumption shall still require the prior written consent of (i) the Required Consenting Term Loan Lenders and (ii) CTCI (in each case, not to be unreasonably withheld, conditioned, or delayed).

Retained Causes of Action	The Reorganized Debtors shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action that the Debtors have released pursuant to the release and exculpation provisions of the Plan.

Retention of Jurisdiction	The Plan shall provide that the Bankruptcy Court shall retain jurisdiction for usual and customary matters.
Plan Releases and Exculpations	The Plan and Confirmation Order shall include customary exculpation provisions and debtor and third-party release provisions providing for the release of claims, litigation, or other Causes of Action arising on or before the Plan Effective Date, substantially consistent with those set forth in Exhibit F attached hereto.
Tax Structure	To the extent practicable, the Restructuring Transactions contemplated by this Term Sheet will be structured so as to obtain the most beneficial tax structure, as determined by the Company Parties with the consent of the Required Consenting Term Loan Lenders and CTCI (in each case, solely with respect to any deviations from the tax structure set forth in the Exit Facilities Term Sheet and the Governance Term Sheet).
Other Customary Plan Provisions	The Plan will provide for other standard and customary provisions, including, among other things, provisions addressing the vesting of assets, release of liens, the compromise and settlement of Claims and Interests, and the resolution of disputed Claims.
Conditions Precedent to Restructuring Effective Date

It shall be a condition to the Plan Effective Date that the following conditions shall have been satisfied or waived:

(a) the RSA shall be in full force and effect and shall not have been validly terminated by any of the parties thereto;

(b) there shall not have been instituted or threatened or be pending any action, proceeding, application, claim, counterclaim, or investigation (whether formal or informal) (or there shall not have been any material adverse development to any action, application, claim, counterclaim, or proceeding currently instituted, threatened, or pending) before or by any court, governmental, regulatory, or administrative agency or instrumentality, domestic or foreign, or by any other person, domestic or foreign, in connection with the Restructuring Transactions that, in the reasonable judgment of the Company Parties and the Required Consenting Stakeholders would prohibit, prevent, or restrict consummation of the Restructuring Transactions;

(c) the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan, and all applicable regulatory or government-imposed waiting periods shall have expired or been terminated;

(d) an order, statute, rule, regulation, executive order, stay, decree, judgment, or injunction shall not have been enacted, entered, issued, promulgated, enforced, or deemed applicable by any court or governmental, regulatory, or administrative agency or instrumentality, domestic or foreign, that, in the reasonable judgment of the Company Parties and the Required Consenting Stakeholders would prohibit, prevent, or restrict consummation of the Restructuring Transactions;

(e) each document or agreement constituting a Definitive Document shall have been executed or otherwise effectuated as contemplated, shall be in form and substance consistent with the RSA (and subject to the parties’ consent and consultation rights thereunder with respect to such Definitive Document) and this Term Sheet, and any conditions and customary matters, and all conditions precedent related thereto or contained therein shall have been satisfied prior to or contemporaneously with the occurrence of the Plan Effective Date or otherwise waived pursuant to the terms of the RSA and the applicable Definitive Document;

(f) to the extent invoiced, the payment of all reasonable and documented fees and expenses of the Company Parties’ professionals (solely if payment of such fees and expenses have been authorized by the Bankruptcy Court, including under the DIP Order) and the Consenting Stakeholders’ professionals related to the negotiation and implementation of the Restructuring Transactions and not previously paid by the Company Parties;

(g) all professional fees and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Plan Effective Date have been placed in the professional fee escrow account;

(h) the Bankruptcy Court shall have entered the Confirmation Order, which shall be subject to the parties’ consultation and consent rights set forth in the RSA, and such order shall not have been reversed, stayed, modified, dismissed, vacated, or reconsidered;

(i) the Required Consenting Term Loan Lenders and CTCI shall have consented (in each case, such consent shall not be unreasonably withheld, conditioned, or delayed) to the executory contracts to be rejected or assumed, if any;

(j) the New Corporate Governance Documents shall have been executed and/or effectuated, shall be in form and substance consistent with the RSA and this Term Sheet, and any conditions precedent related thereto, shall have been satisfied prior to or contemporaneously with the occurrence of the Plan Effective Date or otherwise waived;

(k) the Prepetition SOA and Prepetition SSA shall have been assumed by the Debtors and no events of default shall be outstanding thereunder; and

(l) the New Common Equity and the New Preferred Equity shall have been issued by Reorganized GCEH.

Exhibit A-1

DIP RCF Term Sheet

Subject to Rule 408 of the Federal Rules of Evidence – Not Admissible in Court

SUMMARY OF PROPOSED TERMS AND CONDITIONS

FOR REVOLVING DIP FINANCING FACILITY AND USE OF CASH COLLATERAL

(Confidential - For Discussion Purposes Only; Not a Commitment)

In re Global Clean Energy Holdings, Inc., et al.,

as Debtors and Debtors-in-Possession

April 16, 2025

The terms and conditions summarized below are intended as a summary outline of a proposed financing and commercial commitment which is conditioned in all respects upon completion of due diligence, negotiation of definitive documentation and final credit approval and do not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive documentation. No DIP RCF Secured Party (as defined herein) is under any obligation to make a loan or enter into or continue commodity transactions or make any commitment to lend or enter into commodity transactions and any such commitment would be subject to, among other conditions, such DIP RCF Secured Party obtaining any necessary final credit authorizations and approvals and negotiation and execution of definitive documentation in form and substance satisfactory to such DIP RCF Secured Party. This document is delivered to you with the understanding that neither it nor its substance shall be disclosed to any third party. Any provision of financial and commercial accommodations under such debtor-in-possession credit facility shall be further subject to the terms and conditions, and Bankruptcy Court approval, set forth below.

Reference is made to the:

●	Credit Agreement, dated as of June 25, 2024 (as amended, supplemented, and otherwise modified from time to time, the “Prepetition RCF Credit Agreement” and the related guarantees, security agreements, mortgages, intercreditor agreements and other security documents, the “Prepetition Revolver Documents”), among the Borrower (as defined below), BKRF OCB, LLC, BKRF OCP, LLC, the Prepetition RCF Lenders (as defined below) and the Prepetition RCF Agent (as defined below);

●	Supply and Offtake Agreement, dated as of June 25, 2024, by and between the Borrower and Vitol Americas Corp. (“Vitol”) (as amended, supplemented, and otherwise modified from time to time, the “SOA”); and

●	Storage Services Agreement, dated as of June 25, 2024, by and between the Borrower and Vitol (as amended, supplemented, and otherwise modified from time to time, the “SSA”) with the facility collectively provided by the Prepetition Revolver Documents, and, for the period prior to the Petition Date, the SOA and the SSA being the “Prepetition RCF Facility”).

Capitalized terms used in this term sheet (the “RCF DIP Term Sheet”) and not otherwise defined herein shall have the meaning given to such terms in the Prepetition Revolver Documents or the Restructuring Support Agreement (as defined below), as applicable.

Borrower:	Bakersfield Renewable Fuels, LLC, as debtor and debtor in possession (the “Borrower”) under chapter 11 of title 11 of the United States Code (such title, the “Bankruptcy Code”) in the jointly administered cases of Borrower and certain of its affiliates (collectively, the “Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

Guarantors:	All obligations under the DIP RCF Facility (as defined below) and the other DIP RCF Documents (as defined below) will be unconditionally guaranteed (the “Guarantee”) by each Affiliate of the Borrower that is a debtor-in-possession under the Bankruptcy Code (such parties, the “Guarantors”; and, together with the Borrower, collectively the “Debtors”), each of which Guarantors have been identified on Schedule 1 hereto.

Prepetition RCF Agent:	Vitol Americas Corp., in its capacities as Administrative Agent and Collateral Agent under the Prepetition Revolver Documents (the “Prepetition RCF Agent”).

Prepetition RCF Lenders:	Those lenders who are parties to the Prepetition RCF Credit Agreement as of the Petition Date (the “Prepetition RCF Lenders” and, collectively with the Prepetition RCF Agent, the “Prepetition RCF Secured Parties”).

DIP RCF Agent: DIP RCF Lenders:

Vitol Americas Corp., in its capacity as Administrative Agent under the DIP RCF Credit Agreement (as defined below) and as Collateral Agent under the DIP RCF Facility (as applicable, the “DIP RCF Agent”).

The Prepetition RCF Lenders providing Revolving DIP Loan Commitments (as defined below) and Roll-Up RCF Loans (each as defined below) under the DIP RCF Facility (the “DIP RCF Lenders” and, collectively with the DIP RCF Agent, the “DIP RCF Secured Parties”).

Petition Date:	The date the Debtors file their Chapter 11 petitions (the “Petition Date”).

Termination of Prepetition RCF Commitment:	All commitments of the Prepetition RCF Lenders to lend under the Prepetition RCF Facility shall terminate on the Petition Date.

Revolving DIP Facility and Roll-Up:	Subject to the conditions precedent, the DIP RCF Lenders will provide to the Debtors a priming, senior secured, super-priority debtor-in-possession revolving credit agreement (the “DIP RCF Credit Agreement”) made available to the Borrower for loans (the “Revolving DIP Loans”) in the aggregate maximum principal amount of up to $100 million for general corporate purposes (the “Revolving DIP Loan Commitment”), subject to a Borrowing Base as described below (inclusive of the Roll-Up RCF Loans (defined below), the “DIP RCF Loans”). The credit and commercial facility provided by the DIP Revolver Documents along with, on and after the Petition Date, the supply and offtake facilities provided by Vitol under the SOA and SSA, being the “DIP RCF Facility”. The documentation relating to the DIP RCF Facility shall be substantially consistent with the Prepetition RCF Facility, except as specified herein or otherwise appropriate to reflect (i) the agreed commercial structure of the DIP RCF Facility, (ii) the appropriate parties thereto, and (iii) such other modifications or changes as may be agreed among the Parties thereto, including pursuant to the DIP RCF Credit Agreement.

	(a)	Subject to and effective upon entry of the Interim Order, all outstanding Tranche D Loans (as defined in the Term Credit Agreement) held by Vitol and all accrued but unpaid interest thereon, in the approximate amount of $25 million in principal amount plus approximately $2.8 million in capitalized and accrued interest (but excluding any prepayment premium in respect thereof), shall be rolled-up and become outstanding Revolving DIP Loans (the “Tranche D Roll-Up Loans”).

	(b)	Subject to and effective upon entry of the Interim Order, the Debtors shall be deemed to remit all collections and proceeds of DIP RCF Collateral (including all Environmental Attributes or other environmental credits that constitute Prepetition RCF Collateral and are obtained by the Loan Parties in the ordinary course of business during the Bankruptcy Cases, the “Prepetition RCF Collections”) to the Prepetition RCF Agent for application to the Prepetition RCF Obligations (other than amounts incurred pursuant to the SOA or SSA) in accordance with the Prepetition Revolver Documents on each business day, and upon such deemed remission and application an equivalent amount shall be deemed advanced as DIP RCF Loans, thereby, on each business day, creating a reduction in the Prepetition RCF Obligations in the amount of Prepetition RCF Collections, and a corresponding increase in DIP RCF Loans (amounts subject to this subsection (a), the “Creeping Roll-Up Loans” and, collectively with the Tranche D Roll-Up Loans, the “Interim Roll-Up RCF Loans”).

	(c)	Subject to and effective upon entry of the Final Order, any and all remaining Prepetition RCF Obligations (other than amounts incurred pursuant to the SOA or SSA) shall be converted to Revolving DIP Loans (collectively with the Interim Roll-Up RCF Loans, the “Roll-Up RCF Loans”).

Upon the conversion of obligations under the Prepetition RCF Credit Agreement to Roll-Up RCF Loans in connection therewith, the Roll-Up RCF Loans shall constitute DIP RCF Obligations (as defined below) in all respects, including for purposes of having the benefit of Section 364(e) of the Bankruptcy Code.

Revolving DIP Loan Commitments shall be made available to the Debtors during the period from the date of entry of the Interim Order by the Bankruptcy Court through the date of entry of the Final Order (as defined below) by the Bankruptcy Court. Pending the entry of the Final Order, the DIP RCF Agent and the DIP RCF Secured Parties shall be afforded all of the protections contained in the Interim Order.

The Revolving DIP Loans, subject to the foregoing and other applicable conditions and consistent with past ordinary course processing procedures, will be funded on the next business day following the submission of a proper notice of borrowing if such request is received by the DIP RCF Agent no later than 1:00 p.m., New York time, on the day that is one business day prior to the business day on which such borrowing is requested to be made. If such notice of borrowing is received by the DIP RCF Agent after 1:00 p.m., New York Time, such notice of borrowing shall be deemed to have been received on the business day following the date such request is actually received by the DIP RCF Agent.

Exit RCF Credit Agreement:	Pursuant to that certain Restructuring Support Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”), dated April 16, 2025, by and among the Debtors, the DIP RCF Lenders, the Consenting Term Loan Lenders (as defined in the Restructuring Support Agreement), and CTCI, the DIP RCF Credit Agreement and remaining obligations under the Prepetition RCF Credit Agreement shall be converted into the $100 million Exit RCF Credit Agreement, which shall be provided by the DIP RCF Lenders on terms and conditions to be set forth in a term sheet describing, inter alia, terms for such Exit RCF Credit Agreement (the “Exit RCF Term Sheet”) and subject to the requirements of the Restructuring Support Agreement. The credit and commercial facility provided by the Exit RCF Credit Agreement and the SOA and SSA upon exit as described below being the “Exit RCF Facility”. The documentation relating to the Exit RCF Facility shall be substantially consistent with the Prepetition RCF Facility, except as specified herein or otherwise appropriate to reflect (i) the agreed commercial structure of the Exit RCF Facility, (ii) the appropriate parties thereto, and (iii) such other modifications or changes as may be agreed among the Parties thereto, including pursuant to the Exit RCF Term Sheet.

SOA and SSA upon Exit:	Pursuant to the Restructuring Support Agreement, the SOA and SSA shall be amended and restated upon exit of the Cases to take into account the completion of the Cases and, as amended and restated, shall remain in effect in accordance with the Restructuring Support Agreement. Without limiting the foregoing, the Close-out Amount in the SOA shall remain in effect for the remaining term of the SOA. Upon exit from the Cases, the SOA and SSA shall benefit from the same priority and lien package as the Exit RCF Credit Agreement.

M&M Liens:	Concurrently with the Bankruptcy Court’s approval of the DIP RCF Facility, CTCI Americas, Inc. (“CTCI”) shall satisfy any claims related to unpaid subcontractor invoices related to work performed or services provided by such subcontractor to the Debtors before October 21, 2024 (or reimburse any payments made by the Debtors on account of such unpaid invoices).

Use of Proceeds:	The DIP RCF Facility may be used only for (i) postpetition working capital purposes of the Debtors; (ii) current interest and fees under the DIP RCF Facility; (iii) interest and fees payable under the Prepetition RCF Facility; (iv) the payment of adequate protection payments to the Prepetition RCF Secured Parties, and Term Creditors that also constitute Prepetition RCF Secured Parties, including fees payable under the Prepetition RCF Credit Agreement and Term Credit Agreement; (v) funding the Carve-Out and the reasonable and documented expenses and professional fees for (a) the DIP RCF Agent, (b) the Prepetition RCF Agent, in each of its capacities as administrative agent and collateral agent of the Prepetition RCF Facility, and (c) the Prepetition RCF Lenders; and (vi) the allowed administrative costs and expenses of the Cases, in each case, solely in accordance with the Approved Budget (subject to the Variance Limit) and the DIP Orders (each as defined below) incorporating the terms hereof (the “Acceptable Uses of Proceeds”). The DIP RCF Facility may not be used to fund costs contemplated to be funded by CTCI under the DIP CTCI Contract unless and until CTCI has funded $75 million of costs under the DIP CTCI Contract with the sole exception of costs associated with the Borrower’s purchase of feedstock from Vitol under the SOA.

DIP Facility Interest Rate and Fees:	See Schedule 3 hereto with respect to rates and fees.

Priority and Security:	Subject to the Carve-Out, all obligations of the Debtors under the DIP RCF Facility and all Obligations of the Debtors arising under the SOA and the SSA on or after the Petition Date (the “DIP RCF Obligations”) shall be:

i.

entitled to super-priority claim status under Section 364(c)(1) of the Bankruptcy Code with priority over all administrative expense claims and any unsecured claims against the Debtors now existing or hereafter arising under the Bankruptcy Code, including, without limitation, the claims of the DIP TL Secured Parties, the prepetition claims and adequate protection claims of the Prepetition RCF Agent on behalf of the Prepetition RCF Lenders, the prepetition claims of the Term Administrative Agent on behalf of the Term Creditors, the Subordinated EPC Secured Claim, the Subordinated Senior Secured EPC Claim, and the Subordinated Junior EPC Claim, subject only to the Carve-Out. The super-priority claims of the DIP RCF Secured Parties may be repaid from any cash of the Debtors, including without limitation, Cash Collateral (as defined below) and, subject to entry of the Final Order, any Avoidance Action Proceeds (as defined below);

	ii.	secured, pursuant to Section 364(c)(2) of the Bankruptcy Code, by a first priority, perfected lien on all of the Debtors’ rights in property of the Debtors’ estates as of the Petition Date that, as of the Petition Date, were unencumbered (and do not become perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code) (but including, subject to entry of the Final Order, the proceeds of Avoidance Actions (as defined below) and property received or recovered thereby (the “Avoidance Action Proceeds”));

	iii.	secured, pursuant to Section 364(c)(3) of the Bankruptcy Code, by a junior priority, perfected lien on all of the Debtors’ rights in property of the Debtors’ estates as of the Petition Date that, as of the Petition Date, were subject to a lien permitted under the terms of the Prepetition RCF Credit Agreement that was perfected prior to the Petition Date or is perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code (other than the Liens securing the obligations under the Prepetition RCF Credit Agreement, the Term Indebtedness, the Subordinated EPC Secured Claim, the Subordinated Senior Secured EPC Claim, and the Subordinated Junior EPC Claim, which liens are addressed in (iv) below), which liens shall be senior to any liens securing the claims of the DIP TL Agent and DIP TL Lenders; and

iv.	secured, pursuant to Section 364(d)(1) of the Bankruptcy Code, by valid, enforceable, priming first priority, fully perfected security interests in and liens upon all of the Debtors’ rights in property of the Debtors’ estates as of the Petition Date and all of the Debtors’ rights in property acquired postpetition (and proceeds thereof), whether now existing or hereafter acquired or arising, that secure the obligations under the Prepetition Revolver Documents, the Term Credit Agreement and related documents, the Subordinated EPC Secured Claim, the Subordinated Senior Secured EPC Claim, and the Subordinated Junior EPC Claim, any obligations to any Affiliate of such Debtor, or the claims of the DIP TL Agent and DIP TL Lenders (but subject to clause (iii) above) (such lien, together with the liens described in clauses (ii) and (iii) above, the “DIP RCF Liens” and the collateral described in clauses (ii)–(iv) above, collectively, the “DIP RCF Collateral”);

DIP RCF Collateral shall also include any and all rents, issues, products, offspring, proceeds and profits generated by any item of DIP RCF Collateral, without the necessity of any further action of any kind or nature by the DIP RCF Agent or the DIP RCF Secured Parties in order to claim or perfect such rents, issues, products, offspring, proceeds and/or profits.

Notwithstanding anything to the contrary contained herein, in no event shall any estate causes of action under Chapter 5 of the Bankruptcy Code (the “Avoidance Actions”) constitute DIP RCF Collateral or be subject to a DIP RCF Lien; provided, however, DIP RCF Collateral shall include, and the DIP RCF Liens shall attach to, Avoidance Action Proceeds subject to entry of the Final Order as set forth in clause (ii) above.

The DIP RCF Liens shall not be subject or subordinate to (i)  any lien or security interest that is avoided and preserved for the benefit of the Debtors and their estates under Section 551 of the Bankruptcy Code, (ii) any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other governmental unit, commission, board or court for any liability of the Debtors, or (iii) any intercompany or affiliate liens of ``the Debtors.

The DIP RCF Liens will automatically attach to the DIP RCF Collateral and become valid and perfected immediately upon entry of the Interim Order without the requirement of any further action by the DIP RCF Agent or the DIP RCF Secured Parties. The DIP RCF Liens granted to the DIP RCF Secured Parties with respect to the Roll-Up RCF Loans will be pari passu (on a pro rata basis) to the DIP RCF Liens granted with respect to the Revolving DIP Loans.

Use of Cash Collateral:[1]	All cash and cash equivalents of the Debtors, whenever or wherever acquired, and the proceeds of all collateral pledged to the DIP RCF Agent constitute cash collateral, as contemplated by Section 363 of the Bankruptcy Code (“Cash Collateral”). Cash Collateral may be used only for Acceptable Uses of Proceeds and, in each case, solely in accordance with the Approved Budget (subject to the Variance Limit) and the DIP Orders (each as defined below) incorporating the terms hereof. The DIP RCF Facility may not be used to fund costs contemplated to be funded by CTCI under the DIP CTCI Contract unless and until CTCI has funded $75 million of costs under the DIP CTCI Contract with the sole exception of costs associated with the Borrower’s purchase of feedstock from Vitol under the SOA.

Conditions Precedent:	The closing of the DIP RCF Facility and the Debtors’ right to use Cash Collateral pursuant to the terms hereof will be subject to the satisfaction of all conditions precedent to be set forth in the DIP RCF Facility deemed necessary or appropriate by the DIP RCF Agent and the Prepetition RCF Agent, as applicable, including but not limited to:

	i.	satisfactory completion of legal and collateral due diligence and transaction structuring, including due diligence concerning the Cases and the receipt of all required court approvals of the DIP RCF Facility and any other motions of the Debtors of concern to the DIP RCF Secured Parties;

	ii.	the DIP RCF Agent shall have received executed counterparts to the DIP RCF Documents from each DIP RCF Secured Party;

	iii.	on or prior to the Petition Date, the DIP RCF Agent and the Prepetition RCF Agent shall have received a cash forecast for the period from the Petition Date through the Scheduled Maturity Date (as defined below) setting forth projected cash flows and disbursements, to be in form, scope and substance acceptable to the DIP RCF Agent, the DIP RCF Secured Parties, and the Prepetition RCF Agent and the Prepetition RCF Lenders in each of their sole discretion (the “Initial Approved Budget”);

[1]	DIP Order to include certain provisions, protections, and reservations of rights for the Prepetition RCF Agent and the Prepetition RCF Lenders and other prepetition secured parties with respect to consent to use cash collateral. Any omissions of such provisions, protections, and reservations in this RCF DIP Term Sheet are not a waiver or concession of such provision, protection, or reservation.

iv.	the Debtors shall have provided the DIP RCF Agent and the DIP RCF Secured Parties with a copy of the cash management motion and proposed order to be filed with the Bankruptcy Court in connection with the commencement of the Cases. The cash management order filed by the Debtors and entered by the Bankruptcy Court shall be in form and substance reasonably satisfactory to the DIP RCF Agent;

v.	the Debtors shall not have executed, entered into or otherwise committed to any plan or restructuring support agreement or any other agreement or understanding concerning the terms of a chapter 11 plan or other exit strategy without the consent of the DIP RCF Agent;

vi.	an interim debtor-in-possession financing and cash collateral order, substantially on the terms contemplated in this RCF DIP Term Sheet (and otherwise acceptable to the DIP RCF Agent and Prepetition RCF Agent) (the “Interim Order”), shall have been entered by the Bankruptcy Court within three days following the Petition Date and shall not have been vacated, reversed or stayed, appealed, or modified or amended without the prior written consent of the DIP RCF Agent. Notwithstanding anything to the contrary contained herein, funding of any Interim Commitment shall be subject to entry of the Interim Order and funding of the balance of the commitments under the DIP RCF Facility and continued authority to use Cash Collateral shall be subject to entry, within 30 days following the Petition Date, of a final debtor-in-possession financing/use of cash collateral order, substantially on the terms contemplated by this RCF DIP Term Sheet and in form and substance acceptable to the DIP RCF Agent (the “Final Order” and, together with the Interim Order, collectively, the “DIP Orders”), which shall not have been vacated, reversed or stayed, appealed (and for which the appeal period has expired or has been waived), or modified or amended without the prior written consent of the DIP RCF Agent;

vii.	orders approving all “first day” motions shall have been entered, and, in the case of any “first day” motions and orders that affect the rights or duties of the DIP RCF Agent or DIP RCF Secured Parties, in form and substance reasonably acceptable to the DIP RCF Agent;

viii.	the execution and delivery, in form and substance acceptable to the DIP RCF Agent and the DIP RCF Lenders in their sole discretion, by the Debtors of definitive documentation for the DIP RCF Credit Agreement, the amendment and restatement of the SOA and SSA and related guarantees, security agreements, mortgages, intercreditor agreements and other security documents, and other agreements, customary opinions, officer’s certificates, instruments and documents required by the DIP RCF Agent and the DIP RCF Secured Parties (collectively, the “DIP RCF Documents”);

ix.	the representations and warranties of the Debtors contained in the DIP RCF Documents shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “Material Adverse Effect” (as defined in the DIP RCF Documents) or otherwise as to “materiality”, in all respects) as of the date on which the DIP RCF Facility becomes effective (the “Closing Date”) (or as of such earlier date if the representation or warranty specifically relates to an earlier date);

x.	reimbursement in full in cash of the reasonable and documented out-of-pocket professional fees, costs and expenses of the DIP RCF Agent and Prepetition RCF Agent;

xi.	upon the entry of the Interim Order, the DIP RCF Agent shall, for the benefit of the DIP RCF Agent and the DIP RCF Secured Parties, have valid, perfected and enforceable first priority or superpriority priming, as applicable, liens on the DIP RCF Collateral to the extent set forth in the Interim Order, subject only to the Carve-Out and the liens permitted by the DIP RCF Documents;

	xii.	on or prior to the Petition Date, each of the Debtors, the Prepetition RCF Agent, the Prepetition RCF Lenders, the Term Creditors and CTCI shall have executed the Restructuring Support Agreement in a form acceptable to the DIP RCF Agent in its sole discretion; and

	xiii.	the DIP TL Facility (as defined in the Restructuring Support Agreement) shall have been approved by the Bankruptcy Court on an interim basis in accordance with the terms of this RCF DIP Term Sheet and the Restructuring Support Agreement and in a form acceptable to the DIP RCF Agent in its sole discretion.

Modifications of the DIP Orders shall require approval of the DIP RCF Agent and the Prepetition RCF Agent in their sole discretion.

Conditions to Subsequent Credit Extensions:	The obligation of each DIP RCF Lender to make a credit extension following the Closing Date is additionally subject to the satisfaction of the following conditions:

	(i)	receipt of a written borrowing request in accordance with the requirements of the DIP RCF Credit Agreement;

	(ii)	the representations and warranties of the Debtors contained in the DIP RCF Documents shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “Material Adverse Effect” (as defined in the DIP RCF Documents) or otherwise as to “materiality”, in all respects) as of such date (or as of such earlier date if the representation or warranty specifically relates to an earlier date);

	(iii)	no default or event of default shall have occurred and be continuing or would result from such credit extension or from the application of proceeds thereof;

	(iv)	the Borrower shall have arranged for payment on such Funding Date of all reasonable and documented out of pocket professional fees, costs and expenses then due and payable, to the extent invoiced prior to the date the Borrowing Request is delivered in connection with such Funding Date;

(v)	the aggregate principal amount of all DIP RCF Loans outstanding on such date, after giving effect to the applicable borrowing, shall not exceed $100 million;

(vi)	as of such date, no development, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect shall have occurred following the Closing Date and be continuing, or shall result from the transactions contemplated to occur on such date;

(vii)	there shall not exist any action, suit, investigation, litigation, or proceeding pending or threatened (other than the Cases) in any court or before any governmental authority that, in the reasonable opinion of the DIP RCF Agents, materially and adversely affects any of the transactions contemplated hereby, or that has or could reasonably be expected to result in a Material Adverse Effect;

(viii)	each Milestone Condition shall have been satisfied or waived on or before the corresponding Milestone Date; and

(ix)	DIP Orders:

	a.	prior to entry of the Final Order, the Interim Order shall be in full force and effect and shall (i) not have been vacated, stayed, reversed, or modified without the written consent of the DIP RCF Agents and Prepetition RCF Agent, and (ii) without limitation, approve the DIP RCF Tranche D Roll-Up Loans and the DIP RCF Creeping Roll-Up Loans;

	b.	the Bankruptcy Court shall have entered the Final Order within 30 days (or such later date consented to by the DIP RCF Agents and Required DIP RCF Lenders) following the Petition Date, which Final Order shall (i) be in substantially the form contemplated by the Interim Order, (ii) have been entered on the docket of the Bankruptcy Court, and (iii) be in full force and effect and shall not have been vacated, stayed, reversed or appealed (And for which the appeal period has expired or has been waived) or modified in any respect without the prior written consent of the DIP RCF Agents and Prepetition RCF Agent;

		c.	after the entry of the Final Order, the Final Order shall (i) be in full force and effect, (ii) not have been vacated, stayed, reversed, or modified without the written consent of the DIP RCF Agents and Prepetition RCF Agent, and (iii) without limitation, approve the DIP RCF Final Roll-Up Loans;

		d.	the Loan Parties shall be in compliance in all respects with the DIP Orders and, subject to application of the Variance Limit, with the Approved Budget; and

		e.	no trustee or examiner (other than a fee examiner) shall have been appointed with respect to the Debtors or their property.

Representations and Warranties:	Each of the Debtors under the DIP RCF Documents will make the representations and warranties set forth in Article III of the Prepetition RCF Credit Agreement and the relevant provisions of the other Prepetition Revolver Documents (other than any representation of warranty in respect of solvency, no litigation that could reasonably expected to have a material adverse effect, no material adverse change, no material adverse effect and no default), modified as necessary to reflect the filing of the Cases and the Debtors’ financial condition, other representations and warranties customarily found in loan documents for similar debtor-in-possession financings, and with such other modifications and such other representations and warranties as the DIP RCF Agent may require, including, but not limited to:

	(a)	orders of the Bankruptcy Court related to the financing contemplated by the DIP RCF Facility remain in effect;

	(b)	there are no defaults under material agreements arising after the Petition Date (i) that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) for which exercise of remedies would not be stayed by Section 362 of the Bankruptcy Code;

	(c)	the Debtors have not failed to disclose any material assumptions with respect to the Initial Approved Budget and, as of the Closing Date, affirm the reasonableness of the assumptions in the Initial Approved Budget in all material respects, subject to customary qualifiers; and

	(d)	Other than as to be disclosed in the DIP RCF Credit Agreement, none of the Debtors have entered into any key employee retention plan or incentive plan as of the Petition Date.

Milestones:	Each of the Debtors will agree to comply with the following deadlines (each of which may be extended as set forth further below or with the prior written consent of the DIP RCF Agent without further order of the Bankruptcy Court) (collectively, the “Milestones”):

	(a)	The Bankruptcy Court shall have entered the Interim Order no later than 3 days after the Petition Date;

	(b)	The Bankruptcy Court shall have entered the Final Order no later than 30 days after the Petition Date;

	(c)	The Bankruptcy Court shall have entered an order (which may be the Interim Order or the Final Order) approving the Debtors’ assumption of the SOA and SSA on a final basis no later than 30 days after the Petition Date;

	(d)	The Debtors shall file a chapter 11 plan (a “Plan”) and a disclosure statement for the Plan (a “Disclosure Statement”) that provides for treatment acceptable to the DIP RCF Secured Parties (or such Plan provides for the indefeasible repayment of the DIP RCF Obligations and obligations under the Prepetition RCF Facility, in each case, in full in cash on the Effective Date and as a condition to emergence) (such Plan, an “Approved Plan”, such Disclosure Statement, an “Approved Disclosure Statement”, and together with an Approved Plan, collectively an “Approved Plan and Disclosure Statement”), in each case, no later than 30 days after the Petition Date; provided that for so long as the Restructuring Support Agreement is in effect the treatment provided in the Restructuring Support Agreement is acceptable to the DIP RCF Secured Parties;

	(e)	the Approved Disclosure Statement shall be approved by the Bankruptcy Court by the date that is no later than 60 days after the Petition Date;

	(f)	the Bankruptcy Court shall have entered an order confirming the Approved Plan by the date that is no later than 110 days after the Petition Date; and

	(g)	the effective date of the Approved Plan (the “Effective Date”) shall have occurred by the date that is no later than 120 days after the Petition Date.

Borrowing Base	The DIP RCF Credit Agreement will contain the “Borrowing Base” formulation under, and as defined in, the Prepetition RCF Credit Agreement; provided that the Borrowing Base under the DIP RCF Credit Agreement will include an additional Borrowing Base category for the value of the property, plant, and equipment of the Borrower, pledged as security for the DIP RCF Obligations, in the amount of $35 million; and provided further that the Borrowing Base under the DIP RCF Credit Agreement shall be reduced by any outstanding Prepetition RCF Obligations that have not become Roll-Up RCF Loans.

Mandatory Prepayments:	The DIP RCF Documents will contain the mandatory prepayment provisions under the Prepetition RCF Credit Agreement and the other Prepetition Revolver Documents, modified in a customary manner to reflect the nature and tenor of the DIP RCF Facility. Without limiting the foregoing, in addition to the foregoing, the mandatory prepayment provisions shall include an obligation for Borrower to make mandatory prepayments in the case of (i) the sale, transfer or other disposition of any material assets or property not permitted to be disposed under the DIP RCF Documents and (ii) subject to customary restoration and reinvestment provisions, receipt of proceeds in respect of a loss of, destruction of or damage to, or any condemnation or other taking of any property of Borrower.

Reporting and Information:	The DIP RCF Documents will contain the reporting and information covenants made by the Debtors under the Prepetition RCF Credit Agreement and the other Prepetition Revolver Documents, modified in a customary manner to reflect the nature and tenor of the DIP RCF Facility. The Debtors shall provide all reporting and information provided to the DIP TL Agent to the DIP RCF Agent concurrently. Without limiting the foregoing, such reporting and information covenants shall include provision to the DIP RCF Agent (for circulation to the DIP RCF Secured Parties) of: (a) Weekly Inventory Reports, Weekly AR Reports, Weekly Feedstock In-transit Reports and Borrowing Base Certificates (each as defined in the Prepetition RCF Credit Agreement) in accordance with the requirements under the Prepetition RCF Credit Agreement and (b) weekly reports detailing spending information. Without limiting the generality of the foregoing, the Debtors shall deliver to the DIP RCF Agent (i) Variance Reports (as defined below); (ii) copies of any motions to be filed by or on behalf of any Debtor in the Cases at least two business days prior to such filing (or, if not practicable, as soon as reasonably practicable), (iii) all notices and reporting required to be given to all parties specified in any DIP Order; and (iv) such other information (including access to the Debtors’ books, records, personnel and advisors) as the DIP RCF Agent may reasonably request.

Budget; Variance Covenant; Other Financial Covenants:	On May 9, 2025 (the “Initial Reporting Date”), the Debtors shall prepare for the DIP RCF Agent’s and DIP RCF Secured Parties’ review and consent an updated 13-week detailed cash projection, which shall be thereafter updated, as necessary, but shall not be updated less than once every four weeks (each, a “Proposed Budget”). Upon the Debtors’ receipt of the DIP RCF Agent’s and DIP RCF Secured Parties’ consent to a Proposed Budget, (such consent not to be unreasonably conditioned, delayed, or withheld; provided that the DIP RCF Agent and DIP RCF Secured Parties shall have no less than five business days to review and respond to the Proposed Budget) which approval shall be in the DIP RCF Agent’s and DIP RCF Secured Parties’ sole discretion, such budget shall become an “Approved Budget” and shall replace the then-operative Approved Budget for all purposes. The Initial Approved Budget shall be the Approved Budget until such time as a new Proposed Budget is approved, following which such Proposed Budget shall constitute the Approved Budget until a subsequent Proposed Budget is approved. The Debtors shall operate in accordance with the Approved Budget and all disbursements shall be consistent with the provisions of the Approved Budget (subject to the Variance Limit). The Debtors may submit additional Proposed Budgets to the DIP RCF Agent and DIP RCF Secured Parties, but until the DIP RCF Agent and DIP RCF Secured Parties consent to such Proposed Budget, it shall not become an Approved Budget and the Debtors shall continue to comply with the then-operative Approved Budget.

Beginning on April 24, 2025, and on the Thursday of each calendar week thereafter, the Debtors shall deliver to the DIP RCF Agent, in a form consistent with the form of the Approved Budget, a variance report comparing the Debtors’ actual receipts and disbursements and G&A Disbursements for the prior calendar week and the prior four calendar weeks (on a cumulative basis) with the projected receipts and disbursements and G&A Disbursements for such week and the prior four calendar weeks (on a cumulative basis) as reflected in the applicable Approved Budget for such weeks, which variance report shall include a report from a financial officer of the Debtors (the “Weekly Variance Report”).

No later than 4:00 p.m. Central Time on the Initial Reporting Date and on each Thursday thereafter that is the two-week anniversary of the Initial Reporting Date (each such date, a “Bi-Weekly Variance Testing Date” and each such two-week period, the “Bi-Weekly Variance Testing Period”), the Debtors shall provide to the DIP RCF Agent (for circulation to the DIP RCF Secured Parties) and the Prepetition RCF Agent a report detailing (i) the aggregate disbursements of the Debtors during the applicable Bi-Weekly Variance Testing Period and (ii) any variance (whether positive or negative, expressed as a percentage) between the aggregate disbursements of the Debtors made during such Bi-Weekly Variance Testing Period by the Debtors against the aggregate disbursements for the Bi-Weekly Variance Testing Period, as set forth in the applicable Approved Budget (a “Bi-Weekly Variance Report,” together with the Weekly Variance Report, the “Variance Reports”).

The Debtors shall comply with the following (collectively, the “Variance Covenant”):

As of any Bi-Weekly Variance Testing Date, for the Bi-Weekly Variance Testing Period ending on the Sunday preceding such Bi-Weekly Variance Testing Date, the Debtors shall not allow aggregate disbursements, excluding disbursements with respect to professional fees and G&A Disbursements, to be greater than 115% of the estimated disbursement for such item in the Approved Budget for such Bi-Weekly Variance Testing Period (collectively, the “Variance Limit”). Additional variances, if any, from the Approved Budget, and any proposed changes to the Approved Budget, shall be subject to the DIP RCF Agent’s reasonable approval. For the avoidance of doubt, any reference to “written consent” hereunder shall include consent granted by email.

Key Employee Plans. No Debtor shall (a) enter into any key employee retention plan or incentive plan, other than such plans in effect as of the Petition Date or (b) amend or modify any existing key employee retention plan or incentive plan, unless such plan, amendment or modification, as applicable, is satisfactory to the DIP RCF Agent and DIP RCF Secured Parties in their reasonable discretion.

Affirmative and Negative Covenants:	The DIP RCF Documents will contain the affirmative and negative covenants made by the Debtors under the Prepetition RCF Credit Agreement and the other Prepetition Revolver Documents, with such modifications thereto and such other affirmative and negative covenants as the DIP RCF Agent and DIP RCF Secured Parties shall require including customary modifications to reflect the nature and tenor of the DIP RCF Facility; provided that the negative covenants made by the Debtors under the Prepetition RCF Credit Agreement and the other Prepetition Revolver Documents will be modified to include the following restrictions:

	(a)	disposing of assets outside of the ordinary course of business (including, without limitation, any sale and leaseback transaction and any disposition under Bankruptcy Code section 363) in respect of transactions for total net cash proceeds of more than $2,000,000 in the aggregate for each fiscal year;

	(b)	paying prepetition indebtedness, except as expressly provided for herein or pursuant to orders entered upon pleadings in form and substance reasonably satisfactory to the DIP RCF Agent; and

	(c)	asserting any right of subrogation or contribution against any other Debtors until all borrowings under the DIP RCF Facility are paid in full and the Revolving DIP Loan Commitments are terminated.

The DIP RCF Documents will contain an affirmative covenant that the Debtors will provide written notice to the DIP RCF Agent and the Prepetition RCF Agent if any of the Debtors intend to provide information with respect to the Prepetition Revolver Documents to a party in interest or is compelled to provide such information by order of the Bankruptcy Court.

Events of Default:	“Events of Default” shall include the events of default under the Prepetition RCF Credit Agreement and the other Prepetition Revolver Documents, modified in a customary manner to reflect the nature and tenor of the DIP RCF Facility and to include events of default customarily found in loan documents for similar debtor-in-possession financings, with such modifications as the DIP RCF Agent may require, including the following:

	i.	the Interim Order at any time ceases to be in full force and effect, or shall be vacated, reversed or stayed, or modified or amended without the prior written consent of the DIP RCF Agent;

	ii.	the Final Order at any time ceases to be in full force and effect, or shall be vacated, reversed or stayed, modified or amended without the prior written consent of the DIP RCF Agent, or shall not have been entered within 30 days after the Petition Date; provided that such time may be extended by agreement among the Borrower and DIP RCF Agent;

iii.	the inaccuracy in any material respect of any representation of any Debtor when made or deemed made;

iv.	failure of any Debtor (a) to comply with the Variance Covenant, (b) to satisfy any Milestone, (c) to have an Approved Budget; (d) to comply with any negative covenant or certain other customary affirmative covenants in the DIP RCF Documents or with any other covenant or agreement contained in the DIP Orders in any respect or (e) to comply with any other covenant or agreement contained in the DIP RCF Documents;

v.	(a) any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; a Chapter 11 U.S. Trustee or an examiner (other than a fee examiner) with enlarged powers relating to the operation of the business of any Debtor (powers beyond those expressly set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed, (b) any other super-priority claim (other than the Carve-Out (as defined below) or grant of any other lien (including any adequate protection lien) which is pari passu with or senior to the claims and liens of the DIP RCF Agent or the Prepetition RCF Agent shall be granted in any of the Cases, or (c) the filing of any pleading by any Debtor seeking or otherwise consenting to or supporting any of the matters set forth in clause (a) or clause (b) of this subsection (v));

vi.	other than payments authorized by the Bankruptcy Court and which are set forth in the Approved Budget (A) in respect of accrued payroll and related expenses as of the commencement of the Cases, (B) in respect of adequate protection payments set forth herein and consented to by the DIP RCF Agent or otherwise permitted under the terms of the Intercreditor Agreement (as defined below), as applicable, or (C) in respect of certain critical vendors and other creditors, in each case to the extent authorized by one or more “first day” or other orders reasonably satisfactory to the DIP RCF Agent, any Debtor shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any prepetition indebtedness or payables (including without limitation, reclamation claims);

vii.	the Bankruptcy Court shall enter one or more orders during the pendency of the Cases granting relief from the automatic stay to the holder or holders of any lien to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on assets of any Debtor or the Debtors that have an aggregate value in excess of $1,000,000 without the prior written consent of the DIP RCF Agent;

viii.	the Termination Date (as defined below) shall have occurred;

ix.	the Debtors’ “exclusive period” under Section 1121 of the Bankruptcy Code for the filing of a plan of reorganization terminates for any reason;

x.	any Debtor petitions the Bankruptcy Court to obtain additional financing pari passu or senior to the DIP RCF Facility without the consent of the DIP RCF Agent (other than the Carve-Out);

xi.	failure of any Debtor to comply with the terms of the applicable DIP Order;

xii.	the Debtors’ consensual use of the prepetition Cash Collateral of any secured party is terminated;

xiii.	the Debtors engage in or support any challenge to the validity, perfection, priority, extent or enforceability of the DIP RCF Facility or the Prepetition Revolver Documents or the liens on or security interest in the assets of the Debtors securing the DIP RCF Obligations or the obligations under the Prepetition RCF Facility (the “Prepetition RCF Obligations” and the liens securing such obligations, the “Prepetition RCF Liens”), including without limitation seeking to equitably subordinate or avoid the liens securing the such indebtedness or (B) the Debtors engage in or support any investigation or assert any claims or causes of action (or directly or indirectly support assertion of the same) against the DIP RCF Agent, any DIP RCF Secured Party, the Prepetition RCF Agent or any Prepetition RCF Lender; provided, however, that it shall not constitute an Event of Default if any of the Debtors provides information with respect to the Prepetition Revolver Documents to a party in interest or is compelled to provide information by an order of the Bankruptcy Court;

xiv.	after entry of the Final Order, any person shall obtain a judgment under Section 506(c) of the Bankruptcy Code or similar determination with respect to the Prepetition RCF Obligations;

xv.	after entry of the Final Order, the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code against any of the DIP RCF Collateral;

xvi.	the consummation of a sale of any material portion of the DIP RCF Collateral (other than a sale in the ordinary course of business that is contemplated by the Approved Budget) without the advance written consent of the DIP RCF Agent and DIP RCF Secured Parties if such sale or other transaction does not satisfy the DIP RCF Obligations in full in Cash;

xvii.	the confirmation of a plan of reorganization or liquidation that does not provide for treatment acceptable to the DIP RCF Secured Parties, or any Debtor proposes or supports, or fails to contest in good faith, the confirmation of such a plan of reorganization or liquidation, unless such plan contemplates indefeasibly paying the DIP RCF Obligations and Prepetition RCF Obligations in full, in cash on the effective date of such plan;

xviii.	entry of an order by the Bankruptcy Court in favor of any statutory committee of unsecured creditors (the “Creditors’ Committee”), if any, appointed in the Cases, any ad hoc committee, or any other party in interest, (a) sustaining an objection to claims of the DIP RCF Agent or any of the DIP RCF Secured Parties, (b) avoiding any liens held by the DIP RCF Agent or any of the DIP RCF Secured Parties, (c) sustaining an objection to claims of the Prepetition RCF Agent or any of the Prepetition RCF Lenders, or (d) avoiding any liens held by the Prepetition RCF Agent or any of the Prepetition RCF Lenders except as otherwise agreed by the Prepetition RCF Agent in writing; or

xix.	if (a) that certain Intercreditor Agreement dated as of June 25, 2024, by and between Vitol Americas Corp., as RCF Representative, Orion Energy Partners TP Agent, LLC, as Term Loan Representative, the Term Creditors party thereto from time to time, Bakersfield Renewable Fuels, LLC, as Project Company, BKRF OCB, LLC, as BKRF Borrower, and BKRF OCP, LLC, as Holdings (as from time to time amended and restated) (the “Intercreditor Agreement”) shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower or any party thereto or any holder of the liens subordinated thereby, or be amended, modified or supplemented to cause the liens securing the obligations of the Term Creditors to be senior or pari passu in priority to the liens securing the obligations under the Prepetition Revolver Documents without the consent of the Prepetition RCF Agent, (b) the Borrower takes any action inconsistent with the terms of the Intercreditor Agreement (other than in connection with an Approved Plan), (c) any person bound by any Intercreditor Agreement takes any action inconsistent with the terms thereof or (d) any order of any court of competent jurisdiction is granted which is materially inconsistent with the terms of the Intercreditor Agreement and is adverse to the interests of the Prepetition RCF Agent or Prepetition RCF Lenders;

xx.	the Borrower shall be in breach in any material respect of, or in default in any material respect under, the Management Services Agreement, dated as of August 29, 2024, by and between Entara LLC and the Borrower (the “Entara Contract”) at a time when Entara, LLC is otherwise not in breach of the Entara Contract (other than any breach resulting from the Debtors’ entry into the Cases or from any rejection of the Entara Contract in connection with the Cases);

xxi.	(A) the termination of the Restructuring Support Agreement or the DIP CTCI Contract shall occur or (ii) CTCI shall fail to make any payments required to be made under the DIP CTCI Contract in accordance with the terms of the DIP CTCI Contract and the DIP Orders (including any budget set forth therein); or

xxii.	for any reason, including force majeure, the Refinery (as defined in the Term Loan Credit Agreement) is unable to sustain commercial operations for more than twenty-one (21) consecutive days during the Cases, or for more than thirty-five (35) total days during the Cases.

Upon the occurrence and during the continuance of any Event of Default, upon the direction of the DIP RCF Secured Parties, the DIP RCF Agent shall accelerate the DIP RCF Obligations and, thereafter, may (1) declare the principal of and accrued interest on the outstanding borrowings to be immediately due and payable and terminate, as applicable, any further commitments under the DIP RCF Facility and/or terminate, as applicable, the right of the Debtors to use Cash Collateral and (2) charge the default rate of interest under the DIP RCF Facility, enforce liens and security interests and take any other action or exercise any other right or remedy (including without limitation, with respect to the liens in favor of the DIP RCF Agent on behalf of the DIP RCF Secured Parties) permitted under the DIP RCF Documents or applicable law, each without further order of or application to the Bankruptcy Court; provided, however, in the that in the case of the termination of the Debtors’ use of Cash Collateral or enforcement of liens or other remedies with respect to DIP Collateral pursuant to clause (2) above, the DIP RCF Agent shall file a motion with the Bankruptcy Court seeking emergency relief to exercise such remedies on at least five (5) business days’ written notice (the “Enforcement Notice Period”) seeking an emergency hearing before the Bankruptcy Court(an “Enforcement Hearing").

At the Enforcement Hearing, the Bankruptcy Court may consider whether an Event of Default has occurred and may fashion an appropriate remedy, including permitting the DIP RCF Agent to exercise the rights and remedies provided for in the DIP RCF Credit Agreement and/or the Interim Order; provided, that during the Enforcement Notice Period, the Debtors are permitted to use Cash Collateral to fund the Carve_Out and and meet payroll obligations and pay expenses associated with the Debtors' businesses that are necessary to avoid immediate and irreparable harm to the Debtors' estates, in accordance with the Budget (subject to the Permitted Variances); provided, further, that, prior to the expiration of the Enforcement Notice Period, the Debtors and any Committee may seek an emergency hearing before the Bankruptcy Court, with prompt notice of such hearing to the primary counsel to each of the DIP Agents, to contest whether an Event of Default occurred and to seek non-consensual use of Cash Collateral. For the avoidance of doubt, the Enforcement Notice Period shall not expire until the conclusion of the Enforcement Hearing.

Without limiting the foregoing, but subject to the Enforcement Notice Period, upon the occurrence and during the continuation of an Event of Default, each DIP RCF Secured Party (and its respective affiliates, including its various branches and offices) shall have the authority, subject to obtaining the prior written consent of the DIP RCF Agent and to the fullest extent permitted by applicable law, to set off and apply any and all deposits (of whatever type and in whatever currency) at any time held and other obligations or claims (of whatever type and in whatever currency) at any time owing by such DIP RCF Secured Party (or its affiliate) to or for the credit or account of the Borrower or any Guarantor against any and all of the DIP RCF Obligations of the Borrower or any Guarantor to such DIP RCF Secured Party; provided that the DIP RCF Documents shall contain provisions with respect to setoff (and sharing of proceeds of setoff) substantially similar to the Prepetition Revolver Documents. The foregoing right of setoff shall apply irrespective of whether such DIP RCF Secured Party has made any demand under the DIP RCF Documents and even if the DIP RCF Obligations of the Borrower are contingent or unmatured.

Maturity/Termination Date:	The DIP RCF Facility and the Debtors’ right to use Cash Collateral (as applicable) shall automatically terminate without further notice or court proceedings on the earliest to occur of (i) four months after the Petition Date (the “Scheduled Maturity Date”); (ii) the date of termination of the Revolving DIP Loan Commitment and/or acceleration of any outstanding borrowings under the DIP RCF Facility pursuant to an Event of Default; (iii) the date of termination of the commitments under the DIP TL Facility or acceleration of amounts owed by any Debtor thereunder (iv) the first business day on which the Interim Order expires by its terms or is terminated, unless the Final Order has been entered and become effective prior thereto; (v) the conversion of any of the Cases to a case under chapter 7 of the Bankruptcy Code unless otherwise consented to in writing by the DIP RCF Agent; (vi) the dismissal of any of the Cases, unless otherwise consented to in writing by the DIP RCF Agent; (vii) the closing of a sale of substantially all of the equity or assets of the Debtors (unless effectuated pursuant to a confirmed chapter 11 plan); (viii) the date of repayment in cash in full by the Debtors of all DIP RCF Obligations and termination of the Revolving DIP Loan Commitment in accordance with the terms of the DIP RCF Facility; and (ix) the effective date of any Debtor’s plan of reorganization confirmed in the Cases (the “Termination Date”), unless extended, as to the DIP RCF Facility, with the prior written consent of the DIP RCF Agent and the DIP RCF Secured Parties, and as to the use of Cash Collateral, with the prior written consent of the Prepetition RCF Agent and Prepetition RCF Lenders.

Assignments and Participations:

The DIP RCF Lenders will be permitted to assign DIP RCF Loans and Revolving DIP Loan Commitments under the DIP RCF Credit Agreement in accordance with the terms of the Prepetition RCF Credit Agreement.

The DIP RCF Secured Parties will be permitted to assign the SOA and SSA in accordance with the terms of the existing agreements.

Adequate Protection for Prepetition RCF Agent, Prepetition RCF Lenders, Term Administrative Agent, Term Collateral Agent, and Term Creditors:	Subject to the Carve-Out, the Prepetition RCF Agent shall receive the following as adequate protection for the benefit of the Prepetition RCF Secured Parties:

	i.	a super-priority claim under Section 507(b) of the Bankruptcy Code against each of the Debtors, with priority over all administrative expense claims and unsecured claims now existing or after arising, provided, however, that such super-priority claim shall be junior and subject to the Carve-Out, the super-priority claim of the DIP RCF Agent for the benefit of the DIP RCF Lenders in respect of the DIP RCF Facility;

ii.	a second priority, valid, enforceable, fully perfected security interest in and replacement lien on the DIP RCF Collateral, subordinate only to (a) the liens of the DIP RCF Agent for the benefit of the DIP RCF Secured Parties in respect of the DIP RCF Facility, (b) Permitted Liens (as defined in the Prepetition RCF Credit Agreement), and (d) the Carve-Out (the “RCF Adequate Protection Liens”);

iii.	payment by the Debtors of the reasonable, documented out-of-pocket fees, costs and expenses incurred or accrued by the Prepetition RCF Agent (the foregoing to include all unpaid prepetition fees, costs and expenses) in connection with any and all aspects of the Debtors’ Cases, and including the reasonable and documented out-of-pocket fees and expenses of the legal advisors and any financial advisors and/or investment bankers to the Prepetition RCF Agent and other professionals, hired by or on behalf of the Prepetition RCF Agent;

iv.	upon closing of the DIP RCF Facility, payment in cash of all accrued and unpaid interest at the non-default rate and fees then owing, in each case, under the Prepetition RCF Credit Agreement; and

v.	so long as the loans under the Prepetition RCF Facility (the “Prepetition RCF Loans”) shall not have become Roll-Up RCF Loans, the Prepetition RCF Lenders shall be entitled to cash payment of all interest accruing postpetition under the Prepetition Revolver Documents at the non-default rate and fees, in each case, as and when due pursuant to the Prepetition Revolver Documents;

provided, however, that (x) the adequate protection claims and liens described in the preceding clauses (i) and (ii) shall be granted only to the extent of any diminution in the value of any Cash Collateral or other collateral arising as a result of (A) the use, sale, or lease of Cash Collateral or other collateral, (B) the granting of priming liens to secure the DIP RCF Facility or (C) the imposition of the automatic stay, and (y) the adequate protection claim described in the preceding clause (i) and the adequate protection liens described in the preceding clause (ii) shall not attach to any Avoidance Actions but shall attach to any Avoidance Action Proceeds, subject to entry of the Final Order.

The DIP Orders shall provide for adequate protection in the form of replacement liens and superpriority claims, financial reporting and rights of access and information, payment of fees and expenses of professionals (as described below) for the benefit of the Term Administrative Agent, Term Collateral Agent, and the Term Creditors, in each case, to the extent permitted by the Intercreditor Agreements.

The foregoing adequate protection liens shall be deemed automatically perfected as of the Petition Date without further action, although if the DIP RCF Agent, the Prepetition RCF Agent, the Term Administrative Agent, or the Term Collateral Agent determine to file any financing statements, notice of liens or similar instruments, the Debtors will cooperate and assist in any such filings and the automatic stay shall be lifted to allow such filings.

Carve-Out:	See Exhibit A attached hereto.

Estate Professional Fees:	DIP Orders to include language confirming that nothing in such orders or otherwise shall be construed as consent to the allowance of any fees, expenses, reimbursement or compensation sought by any professional retained by the Debtors or the Creditors’ Committee, or shall affect the right of any party in interest, including any DIP RCF Secured Party or any Prepetition RCF Secured Party, to object to the allowance and payment of any such fees, expenses, reimbursement or compensation.

Section 506(c) Waiver:	Subject to and effective upon entry of the Final Order, except to the extent of the Carve-Out, no expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from any collateral pursuant to Section 506(c) of the Bankruptcy Code or any similar principle of law, without the prior written consent of the DIP RCF Agent or the Prepetition RCF Agent, and no such consent shall be implied from any other action, inaction, or acquiescence by the DIP RCF Secured Parties or the Prepetition RCF Secured Parties; provided that the Debtors shall irrevocably waive and shall be prohibited from asserting any claim described in this paragraph, under section 506(c) of the Bankruptcy Code or otherwise, for any costs and expenses incurred in connection with the preservation, protection or enhancement of, or realization by the DIP RCF Secured Parties or Prepetition RCF Secured Parties upon the DIP RCF Collateral or the Prepetition RCF Collateral (as defined below), as applicable.

Waiver of Marshaling:	Except to the extent of the Carve Out, (i) in connection with any disposition of or exercise of rights and remedies with respect to the DIP RCF Collateral, the DIP RCF Agent shall use commercially reasonable efforts to first apply proceeds of the DIP RCF Collateral that is not Prepetition RCF Collateral to satisfy the DIP RCF Obligations before applying proceeds of DIP RCF Collateral that is Prepetition RCF Collateral to satisfy the DIP RCF Obligations and (ii) subject to and effective upon entry of the Final Order, the DIP RCF Secured Parties and the Prepetition RCF Secured Parties shall not be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to the collateral securing the DIP RCF Obligations, Prepetition RCF Obligations, or the RCF Adequate Protection Obligations (as defined in the DIP Orders).

Section 552(b):

Subject to and effective upon entry of the Final Order, the DIP RCF Secured Parties and the Prepetition RCF Secured Parties shall be entitled to all of the rights and benefits of Section 552(b) of the Bankruptcy Code, the “equities of the case” exception under sections 552(b)(i) and (ii) of the Bankruptcy Code shall not apply to such parties with respect to the proceeds, products, rents, issues or profits of any of their collateral, and no expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, may be charged against proceeds, product, offspring or profits from any of the collateral under Section 552(b) of the Bankruptcy Code (subject to any provisions of the Final Order with respect to costs or expenses incurred following the entry of such Final Order).

Furthermore, the Debtors and their estates shall be deemed to have irrevocably waived and have agreed not to assert any claim or right under Sections 552 or 726 of the Bankruptcy Code to avoid the imposition of DIP RCF Liens, RCF Adequate Protection Liens or the Prepetition RCF Liens on any property acquired by any of the Debtors or any of their estates or to seek to surcharge any costs or expenses incurred in connection with the preservation, protection or enhancement of, or realization by, the DIP RCF Secured Parties and the Prepetition RCF Secured Parties upon the DIP RCF Collateral or the Prepetition RCF Collateral, as applicable (subject to any provisions of the Final Order with respect to costs or expenses incurred following the entry of such Final Order)

No Priming or Pari Passu Liens:	No order shall be entered authorizing or approving any liens or encumbrances on the DIP RCF Collateral or the Prepetition RCF Collateral, as applicable, senior to or pari passu with the liens of the Prepetition RCF Agent for the benefit of the Prepetition RCF Lenders, or the DIP RCF Agent for the benefit of the DIP RCF Secured Parties other than as otherwise contemplated herein.

Acknowledgement/Stipulations:	The Debtors shall stipulate and acknowledge (i) to the amount, validity, priority and enforceability of the Prepetition RCF Obligations, (ii) that the Prepetition RCF Agent for the benefit of the Prepetition RCF Lenders has a valid, enforceable and fully perfected first priority lien in all of the collateral under the Prepetition Revolver Documents (the “Prepetition RCF Collateral”), including Cash Collateral, and all proceeds thereof, subject only to the DIP RCF Liens and the Carve-Out, (iii) that the Prepetition RCF Collateral is declining in value on a daily basis as the result of the Debtors’ business operations, including capital expenditure and cash flow, and (iv) such additional matters as are reasonably customary for similarly situated chapter 11 cases (collectively, the “Debtors’ Stipulations”). Upon entry of the Interim Order, but subject to entry of the Final Order, the Debtors shall provide a full release to DIP RCF Secured Parties and the Prepetition RCF Secured Parties.

Challenge Period:

The DIP Orders shall establish a deadline that (i) in the case of a Creditors’ Committee, is no earlier than 60 days after the appointment of such committee, or (ii) in the case of any other party in interest, is within 75 days of the entry of the Interim Order, by which the Creditors’ Committee, or any creditor or other party-in-interest (in any case, which has obtained the requisite standing) must commence an adversary proceeding, if at all, against the Prepetition RCF Secured Parties (as defined in the DIP Orders) for the purpose of challenging the validity, extent, priority, perfection and enforceability of the prepetition secured debt under the Prepetition RCF Credit Agreement or the other Prepetition Revolver Documents, or the liens, claims and security interests in the Prepetition RCF Collateral in favor of the Prepetition RCF Agent or the Prepetition RCF Secured Parties or otherwise asserting any claims or causes of action against the Prepetition RCF Agent or such Prepetition RCF Secured Parties on behalf of the Debtors’ estates; provided, however, that nothing contained in this RCF DIP Term Sheet, the DIP RCF Documents or the DIP Orders shall be deemed to confer standing on the Creditors’ Committee or any other party in interest to commence such an adversary proceeding. If such an adversary proceeding is not commenced within such period, then the Prepetition RCF Secured Parties Debtors’ Stipulations shall automatically become binding on all parties in interest in the Cases and the liens of the Prepetition RCF Agent on behalf of the Prepetition RCF Secured Parties shall be valid, perfected, enforceable and unavoidable without any further action by the Prepetition RCF Secured Parties under the terms of the DIP Orders.

None of the Carve-Out, any Cash Collateral, the DIP RCF Facility, the DIP RCF Collateral, or the Prepetition RCF Collateral may be used to challenge the amount, validity, perfection, priority or enforceability of, or assert any defense, counterclaim or offset to (a) the DIP Documents, the Term Loan Credit Agreement (each as defined in the Restructuring Support Agreement), and any and all related guarantees, security agreements, mortgages, intercreditor agreements and other security documents entered into in connection therewith (collectively with the Term Loan Credit Agreement, the “Prepetition Term Loan Documents”), or the Prepetition Revolver Documents; (b) the security interests and liens securing any of the obligations under the DIP Documents, the Prepetition Term Loan Documents, or the Prepetition Revolver Documents; or (c) to fund prosecution or assertion of any claims, or to otherwise litigate against the Agents (as defined in the Restructuring Support Agreement), any DIP RCF Secured Party, any lenders under the Term Loan Facility (as defined in the Restructuring Support Agreement), or any Prepetition RCF Secured Party; provided that up to $75,000 shall be made available to the Creditors’ Committee for investigation costs in respect of the stipulations set forth in the DIP Orders, which amount may be included in the Carve-Out.

Expenses:	The reasonable, documented out-of-pocket fees, costs and expenses incurred by the DIP RCF Agent (the foregoing to include all unpaid prepetition fees, costs and expenses incurred by the DIP RCF Agent in connection with the DIP RCF Facility) in connection with any and all aspects of the Debtors’ Cases, including, without limitation, the reasonable and documented out-of-pocket fees and expenses of the DIP RCF Agent’s legal counsel (Sidley Austin LLP), and financial advisor (RPA Advisors, LLC) and other professionals, hired by or on behalf of the DIP RCF Agent with the Debtors’ reasonable consent, shall be payable by the Debtors under the DIP RCF Facility promptly upon submission by such professional of a summary invoice setting forth such fees, costs, and expenses.

Indemnification:	The Debtors shall agree to indemnify and hold harmless the DIP RCF Agent and the DIP RCF Secured Parties and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), arising out of or in connection with or by reason of the transactions contemplated hereby; provided that any such indemnities payable by the Debtors in connection with the DIP RCF Documents shall be subject to the prior approval of the Bankruptcy Court. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Debtors, any of their respective directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

Confidentiality:	Except as required by law or in connection with the implementation of this RCF DIP Term Sheet, the terms hereof will be kept strictly confidential by each of the Debtors and may only be disclosed to such Debtor’s affiliates, legal counsel, financial advisors and consultants who have been informed of, and agree to abide by, the confidentiality of this RCF DIP Term Sheet. To the extent that any disclosure becomes legally required, the DIP RCF Agent shall be notified promptly and before the required disclosure is made.

Governing Law:	The laws of the State of New York (excluding the laws applicable to conflicts or choice of law), except as governed by the Bankruptcy Code.

Schedule 1

Guarantors

1.	Agribody Technologies, Inc.

2.	BKRF HCB, LLC

3.	BKRF HCP, LLC

4.	BKRF OCB, LLC

5.	BKRF OCP, LLC

6.	GCE Holdings Acquisitions, LLC

7.	GCE International Development, LLC

8.	GCE Operating Company, LLC

9.	GCEH CS Acquisition, LLC

10.	GCEH Ventures, LLC

11.	Global Clean Energy Holdings, Inc.

12.	Global Clean Energy Texas, LLC

13.	Rosedale FinanceCo LLC

14.	Sustainable Oils, Inc.

Schedule 2

DIP RCF Lender Commitments

RCF Lender	DIP RCF Credit Agreement Commitment
Vitol Americas Corp.	$100 million, subject to the Borrowing Base

Schedule 3

Interest Rate and Fees

DIP RCF Interest Rate	Revolving DIP Loans: 12.50% Roll-Up RCF Loans: 12.50%
Default RCF Interest Rate	Applicable rate plus an additional 2.00% per annum

Facility Fee	5.00% per annum on the average unused portion of the DIP RCF Credit Agreement Commitment, calculated and paid quarterly in arrears (or monthly if an Event of Default exists), and on the Maturity Date or earlier termination.

Exhibit A

Carve-Out

1.	Carve-Out.

(a) Carve-Out.  As used in this Interim Order, the “Carve-Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the U.S. Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $100,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”), including any restructuring fee, sale fee, financing fee, or other success fee, incurred by and payable to persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Committee pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP TL Agent or the DIP RCF Agent of a Carve-Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve-Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons (excluding any unearned (as of the date of the Carve-Out Trigger Notice) restructuring fee, sale fee, financing fee, or other success fee) in an aggregate amount not to exceed $1,000,000 incurred after the first business day following delivery by the DIP TL Agent or the DIP RCF Agent of the Carve-Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve-Out Trigger Notice Cap”).  For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP TL Agent or the DIP RCF Agent to the Debtors, their lead restructuring counsel, counsel to the DIP TL Agent (if delivered by the DIP RCF Agent), counsel to the DIP RCF Agent (if delivered by the DIP TL Agent), the U.S. Trustee, and counsel to the Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Obligations under the DIP TL Credit Agreement or the DIP RCF Credit Agreement, respectively, stating that the Post-Carve-Out Trigger Notice Cap has been invoked.

(b) Delivery of Weekly Fee Statements. Not later than 7:00 p.m. New York time on the third business day of each week starting with the first full calendar week following the Petition Date, each Professional Person shall deliver to the Debtors (or Debtors’ counsel) a statement setting forth a good-faith estimate of the amount of fees and expenses (collectively, “Estimated Fees and Expenses”) incurred during the preceding week by such Professional Person (through Saturday of such week, the “Calculation Date”), along with a good-faith estimate of the cumulative total amount of unreimbursed fees and expenses incurred through the applicable Calculation Date and a statement of the amount of such fees and expenses that have been paid to date by the Debtors (each such statement, a “Weekly Statement”); provided that, within one business day of the occurrence of the Termination Declaration Date (as defined below), each Professional Person shall deliver one additional statement setting forth a good-faith estimate of the amount of fees and expenses incurred during the period commencing on the calendar day after the most recent Calculation Date for which a Weekly Statement has been delivered and concluding on the Termination Declaration Date (and the Debtors shall cause the Weekly Statements and such additional weekly statement to be delivered on the same day received to the DIP Agents’ respective counsel). If any Professional Person fails to deliver a Weekly Statement within three calendar days after such Weekly Statement is due, such Professional Person’s entitlement (if any) to any funds in the Pre-Carve-Out Trigger Notice Reserve (as defined below) with respect to the aggregate unpaid amount of Allowed Professional Fees for the applicable period(s) for which such Professional Person failed to deliver a Weekly Statement covering such period shall be limited to the aggregate unpaid amount of Allowed Professional Fees included in the Budget for such period for such Professional Person.

(c) Carve-Out Reserves.

(i) Commencing with the week ended April 18, 2025, and on or before the Thursday of each week thereafter, the Debtors shall utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the sum of (a) the greater of (i) the aggregate unpaid amount of all Estimated Fees and Expenses reflected in the Weekly Statement delivered on the immediately prior Wednesday to the Debtors and the DIP Agents, and (ii) the aggregate amount of unpaid Allowed Professional Fees contemplated to be incurred in the approved Budget during such week, plus (b) the Post Carve-Out Trigger Notice Cap (which, for the avoidance of doubt, shall not be funded into such reserve more than once), plus (c) an amount equal to the amount of Allowed Professional Fees set forth in the Approved Budget for the week occurring after the most recent Calculation Date; provided that no amounts on account of any particular day’s unpaid Estimated Fees and Expenses or Allowed Professional Fees, as applicable, shall be funded into such reserve more than once. The Debtors shall deposit and hold such amounts in a segregated account maintained by the Debtors in trust (the “Funded Reserve Account”) to pay such Allowed Professional Fees prior to satisfying any and all other claims or obligations, and all payments of Allowed Professional Fees incurred (whether prior to or after the Termination Declaration Date) shall be paid first from such Funded Reserve Account.

(ii) On the day on which a Carve-Out Trigger Notice is given by the DIP TL Agent or the DIP RCF Agent, as applicable, to the Debtors with a copy to counsel to the Committee (the “Termination Declaration Date”), the Carve-Out Trigger Notice shall constitute a demand to the Debtors to, and the Debtors shall, utilize all cash on hand as of such date, including cash in the Funded Reserve Account, and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees. The Debtors shall deposit and hold such amounts in a segregated account maintained by the Debtors in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve-Out Trigger Notice Reserve”) prior to satisfying any other claims or obligations. On the Termination Declaration Date, the Carve-Out Trigger Notice shall also constitute a demand to the Debtors to utilize all cash on hand as of such date, including cash in the Funded Reserve Account, and any available cash thereafter held by any Debtor, after funding the Pre-Carve-Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve-Out Trigger Notice Cap. The Debtors shall deposit and hold such amounts in a segregated account maintained by the Debtors in trust to pay such Allowed Professional Fees benefiting from the Post-Carve-Out Trigger Notice Cap (the “Post-Carve-Out Trigger Notice Reserve” and, together with the Pre-Carve-Out Trigger Notice Reserve, the “Carve-Out Reserves”) prior to any and all other claims.

(d) Application of Carve-Out Reserves.

(i) All funds in the Pre-Carve-Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve-Out set forth above (the “Pre-Carve-Out Amounts”), but not, for the avoidance of doubt, the Post-Carve-Out Trigger Notice Cap, until indefeasibly paid in full. If the Pre-Carve-Out Trigger Notice Reserve has not been reduced to zero, all remaining funds shall be distributed first to the DIP TL Agent and/or the DIP RCF Agent, as applicable, on account of the applicable DIP Obligations in accordance with the DIP Documents until indefeasibly paid in full, and thereafter to the Prepetition Parties in accordance with their rights and priorities as of the Petition Date, pursuant to any Intercreditor Agreement, and as otherwise set forth in this Interim Order.

(ii) All funds in the Post-Carve-Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve-Out set forth above (the “Post-Carve-Out Amounts”), and then, to the extent the Post-Carve-Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP TL Agent and the DIP RCF Agent, in the order specified for payment in the DIP Orders, for the benefit of the DIP TL Lenders and DIP RCF Lenders, as applicable, in accordance with the DIP Documents, unless the DIP Obligations have been indefeasibly paid in full, in which case any such excess shall be paid to the Prepetition Parties in accordance with their rights and priorities as of the Petition Date, pursuant to any Intercreditor Agreement.

(iii) Notwithstanding anything to the contrary in the DIP Documents or this Interim Order, if either of the Carve-Out Reserves is not funded in full in the amounts set forth in Paragraph [●](c), then, any excess funds in one of the Carve-Out Reserves following the payment of the Pre-Carve-Out Amounts and Post-Carve-Out Amounts, respectively (subject to the limits contained in the Post-Carve-Out Trigger Notice Cap), shall be used to fund the other Carve-Out Reserve, up to the applicable amount set forth in Paragraph [●](c), prior to making any payments to the DIP Agents or the Prepetition Parties, as applicable.

(iv) Notwithstanding anything to the contrary in the DIP Documents or this Interim Order, following delivery of a Carve-Out Trigger Notice, the DIP TL Agent, the DIP RCF Agent, the Prepetition TL Agent, and the Prepetition RCF Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve-Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve-Out Reserves, with any excess paid to the DIP Agents for application in accordance with the DIP Documents.

(v) Further, notwithstanding anything to the contrary in this Interim Order, (i) disbursements by the Debtors from the Carve-Out Reserves shall not constitute DIP RCF Loans, DIP Term Loans, or DIP CTCI Payments or increase or reduce the DIP Obligations, (ii) the failure of the Carve-Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve-Out with respect to any shortfall (as described below), and (iii) subject to the limitations with respect to the DIP Agents, the DIP Lenders, and the Prepetition Parties set forth in this Paragraph [●], in no way shall the Initial Budget, any subsequent Budget, Carve-Out, Post-Carve-Out Trigger Notice Cap or Carve-Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors.  For the avoidance of doubt and notwithstanding anything to the contrary in this Interim Order or the DIP Documents, the Carve-Out shall be senior to all liens and claims securing the DIP Obligations, the Prepetition Obligations, the Adequate Protection Obligations, and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations and the Prepetition Obligations.

(e) Payment of Allowed Professional Fees Prior To the Termination Declaration Date.  Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve-Out.

(f) No Direct Obligation to Pay Allowed Professional Fees. None of the DIP Agents, the DIP Lenders, or the Prepetition Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any Successor Cases under any chapter of the Bankruptcy Code. Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Agents, the DIP Lenders, or the Prepetition Parties in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(g) Payment of Allowed Professional Fees on or After the Termination Declaration Date.  Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve-Out on a dollar-for-dollar basis and shall be paid first from the Carve-Out Reserves.  Any funding of the Carve-Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this Interim Order, the DIP Documents, the Bankruptcy Code, and applicable law.

Exhibit A-2

DIP Term Loan Term Sheet

PROJECT GREEN

SUMMARY OF DIP TERM LOAN FINANCING TERMS

April 16, 2025

This summary of terms (together with all annexes attached hereto, the “DIP Term Sheet”) sets forth the principal terms of the proposed superpriority, priming secured debtor-in-possession credit facility (the “DIP TL Facility,” all outstanding obligations arising under the DIP TL Facility, inclusive of any DIP TL Loans (as defined herein), the “DIP TL Obligations,” the credit agreement evidencing the DIP TL Facility, the “DIP TL Credit Agreement,” and the DIP TL Credit Agreement, together with the other definitive documents governing the DIP TL Facility and the DIP Orders (as defined herein), the “DIP TL Documents,” each of which shall be in form and substance acceptable to the applicable DIP Loan Parties, the DIP TL Lenders, and the DIP TL Agent (as defined herein) (the DIP TL Documents, together with the DIP Intercreditor Agreement, the definitive documents governing the DIP RCF Facility, and the DIP CTCI Contract, the “DIP Documents”), to be entered into with the DIP Loan Parties (as defined herein)) in connection with the DIP Loan Parties’ cases (the “Chapter 11 Cases”) under title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), as well as the terms of Adequate Protection (as defined herein) for (i) holders of claims under that certain Credit Agreement, dated as of May 4, 2020 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Prepetition TL Credit Agreement,” the term loan credit facility provided thereunder, the “Prepetition TL Facility,” the holders of claims thereunder, the “Prepetition TL Lenders,” and all related guarantees, security agreements, mortgages, intercreditor agreements, and other security documents entered into in connection therewith, the “Prepetition TL Documents”), by and among BKRF OCB, LLC (the “Company”), as Borrower, BKRF OCP, LLC, as Holdings, the Lenders from time to time party thereto, and Orion Energy Partners TP Agent, LLC, as the Administrative Agent and Collateral Agent thereunder (the “Prepetition TL Agent,” and, together with the Prepetition TL Lenders, the “Prepetition TL Secured Parties”),1 and (ii) holders of claims under that certain Credit Agreement, dated June 25, 2024 (as amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Prepetition RCF Agreement,” the revolving credit facility provided thereunder, the “Prepetition RCF Facility,” and all related guarantees, security agreements, mortgages, intercreditor agreements, and other security documents entered into in connection therewith, the “Prepetition RCF Documents”), by and among Bakersfield Renewable Fuels, LLC as Borrower, BKRF OCB, LLC and BKRF OCP, LLC as Guarantors, the lenders party thereto (the “Prepetition RCF Lenders”), and Vitol Americas Corp. as Administrative Agent and Collateral Agent (the “Prepetition RCF Agent,” and, together with the Prepetition RCF Lenders, the “Prepetition RCF Secured Parties”).

This DIP Term Sheet also references (i) the proposed payables financing arrangement (the “EPC Financing Arrangement,” and the obligations arising therefrom, the “EPC Obligations”) to be provided by CTCI Americas, Inc. (“CTCI”) pursuant to a new engineering, procurement, and construction agreement, to be entered into by CTCI and Global Clean Energy Holdings, Inc. in connection with the Chapter 11 Cases (the “DIP CTCI Contract”) and (ii) the proposed revolving debtor-in-possession financing facility (the “DIP RCF Facility,” and together with the DIP TL Facility, the “DIP Facilities,” and, together with the EPC Obligations and the DIP TL Obligations, the “DIP Obligations,” and (i) the loans extended pursuant to the DIP RCF Facility, and (ii) the obligations of the DIP Loan Parties under the Vitol Transaction Documents, the loans and obligations in the foregoing clauses (i) and (ii), collectively, the “DIP RCF Loans”) to be provided by the Prepetition RCF Lenders (in such capacity, the “DIP RCF Lenders,” and, together with the DIP RCF Agent, the “DIP RCF Secured Parties”) and to be entered into by the DIP Loan Parties in connection with the Chapter 11 Cases. This DIP Term Sheet is not intended to outline or negotiate the terms and conditions associated with the DIP CTCI Contract, the EPC Financing Arrangement, or the DIP RCF Facility, but references thereto are instead intended to provide clarity as to the relation between the DIP TL Facility, the DIP RCF Facility, and the EPC Financing Arrangement.

1	Capitalized terms used but not immediately defined shall have the meanings ascribed to them later in this DIP Term Sheet, in the Prepetition TL Credit Agreement, the DIP TL Credit Agreement, or in the Restructuring Support Agreement (as defined below), as applicable. All references to sections are to those contained in the DIP TL Credit Agreement, unless otherwise expressly indicated.

The DIP TL Facility, the Adequate Protection, and the EPC Financing Arrangement will be subject to the approval of the Bankruptcy Court in accordance with the DIP Orders, the DIP TL Documents, and the DIP CTCI Contract.

This DIP Term Sheet is highly confidential, remains subject to final approval by the Prepetition TL Agent’s investment committee, the DIP Loan Parties, and CTCI, and does not constitute a commitment, a contract to provide a commitment, a contract to borrow, an offer to sell, any solicitation to enter into any transaction, or any agreement by the DIP TL Secured Parties and/or the DIP Loan Parties to enter into the financings described herein. This DIP Term Sheet is qualified in its entirety by reference to the DIP TL Documents to be executed by the parties and the DIP Orders to be entered by the Bankruptcy Court, each of which shall constitute the definitive documentation with respect to the DIP TL Facility.

DIP FINANCING AND ADEQUATE PROTECTION TERM SHEET
DIP Borrower	Global Clean Energy Holdings, Inc., in its capacity as debtor in possession in connection with the Chapter 11 Cases (the “DIP Borrower” and, together with its subsidiaries and affiliates that are debtors in the Chapter 11 Cases, the “Debtors”), shall be the borrower under the DIP TL Facility.
DIP Guarantors	The DIP TL Obligations shall be guaranteed by all Debtors (other than the DIP Borrower) in the Chapter 11 Cases, including Bakersfield Renewable Fuels, LLC, a Delaware limited liability company (collectively, the “DIP Guarantors,” and together with the DIP Borrower, the “DIP Loan Parties”).
DIP TL Agent	The Prepetition TL Agent shall serve as the “DIP TL Agent” (and together with the DIP RCF Agent, the “DIP Agents”).
DIP TL Lenders	The DIP TL Loans shall be provided by certain of the Prepetition TL Lenders (or their affiliates) (such lenders, the “DIP TL Lenders,” and, together with the DIP TL Agent, the “DIP TL Secured Parties”).
Amount & Type	A superpriority senior secured priming debtor-in-possession loan facility, senior on a consensual basis to all outstanding indebtedness under the Prepetition TL Credit Agreement and the Prepetition CTCI Agreement, comprising:
(i) new money term loans from the DIP TL Lenders in an aggregate principal amount of $25 million (the “New Money DIP TL Loans”); and
(ii) subject to entry of the Final DIP Order, $50 million in roll-up tranche D claims to be issued to the DIP TL Lenders on account of obligations under the Prepetition TL Credit Agreement (the “Roll-Up DIP TL Loans,” and together with the New Money DIP TL Loans, the “DIP TL Loans,” and the DIP TL Loans, collectively with the DIP RCF Loans, the “DIP Loans”).

The DIP TL Lenders shall make the New Money DIP TL Loans available to the DIP Borrower in the following manner (in each case upon the satisfaction or waiver of conditions precedent customary for financings of this type, including those described below):
(i) Upon the Bankruptcy Court’s entry of the Interim DIP Order (as defined herein) approving the DIP Facilities, the DIP TL Lenders shall fund $15 million of New Money DIP TL Loans (the “Interim Order DIP TL Loans”) to the DIP Borrower (such funding date, the “Closing Date”); and
(ii) Upon the Bankruptcy Court’s entry of the Final DIP Order (as defined herein) approving the DIP Facilities, the DIP TL Lenders shall fund $10 million of New Money DIP TL Loans (the “Final Order DIP TL Loans”) to the DIP Borrower in accordance with the Budget and the DIP TL Documents.
The New Money DIP TL Loans shall be funded into an account which will be subject to a springing account control agreement in favor of the DIP TL Agent and from which the DIP Borrower may draw in accordance with the Budget.
DIP Financing Maturity Date

The earliest to occur of (i) the date that is six months after the Petition Date, (ii) the Plan Effective Date or (iii) the termination of the Restructuring Support Agreement.

The DIP Financing Maturity Date may be extended with the written consent (which may be by email) of the DIP TL Agent, in its sole discretion.

DIP TL Facility Interest Rate

The DIP TL Loans shall bear interest at a rate of 8.00% per annum, payable monthly in arrears in kind.

Upon the occurrence and during the continuation of an Event of Default, at the election of the Required Lenders, all principal and past due interest under the DIP TL Facility will bear interest at the applicable rate, plus 2.00% per annum.

Fees	None.
Exit Commitment	On the Plan Effective Date, the outstanding DIP TL Obligations shall be converted as specified in the Exit Facilities Term Sheet.
DIP TL Facility Mandatory Prepayments	Mandatory prepayment provisions customary for financings of the DIP TL Facility’s type.

Use of Proceeds	The proceeds of the DIP TL Loans and Cash Collateral (as defined in section 363(a) of the Bankruptcy Code) shall be used by the Debtors (i) only in accordance with the Budget (as defined herein), including the applicable Variance Limit, and to fund the Carve-Out (as defined herein), and (ii) only to fund costs not otherwise contemplated to be funded by CTCI under the DIP CTCI Contract, as set forth in summary below and as described in further detail in the DIP CTCI Contract. The Borrower will not use the proceeds of the Loans to fund costs contemplated to be funded by CTCI under the DIP CTCI Contract unless and until CTCI has funded $75 million of costs under the DIP CTCI Contract.
Notwithstanding the foregoing, none of the DIP Facilities, the DIP Collateral (as defined herein), the collateral securing the obligations arising under Prepetition TL Credit Agreement or the Prepetition RCF Agreement (the “Prepetition Collateral”) or the Carve-Out, or the proceeds of any of the foregoing, shall be used:
	(i)	to permit the Debtors, or any other party-in-interest, or their representatives to challenge or otherwise contest or institute any proceeding to determine (x) the amount, validity, perfection or priority of security interests in favor of any of the DIP TL Secured Parties, the Prepetition TL Secured Parties, the DIP RCF Secured Parties, the Prepetition RCF Secured Parties, or, so long as neither any Debtor nor CTCI has breached or terminated the Restructuring Support Agreement, CTCI, or (y) the amount, validity or enforceability of the obligations of the Debtors under the DIP TL Facility, the DIP RCF Facility, the DIP CTCI Contract, the Prepetition TL Facility, the Prepetition RCF Facility, or, so long as neither any Debtor nor CTCI has breached or terminated the Restructuring Support Agreement, the Prepetition CTCI Agreement;
	(ii)	to prevent, hinder, or otherwise delay the DIP TL Agent’s, the DIP RCF Agent’s, or CTCI’s assertion, enforcement or realization on the DIP Collateral in accordance with the DIP Documents or the DIP CTCI Contract, as applicable, or the DIP Orders;
	(iii)	to seek to modify any of the rights granted to the DIP TL Secured Parties, the DIP RCF Secured Parties, or CTCI under the DIP Orders, the DIP Documents, or the DIP CTCI Contract, as applicable, without the prior written consent of the DIP TL Agent (with respect to rights granted to the DIP TL Agent and the DIP TL Lenders), the DIP RCF Agent (with respect to rights granted to the DIP RCF Agent or the DIP RCF Lenders), or CTCI (with respect to rights granted to CTCI), which may be given or withheld by the DIP TL Agent, the DIP RCF Agent, and CTCI, as applicable, in the exercise of their sole discretion;
	(iv)	to seek to modify any of the Adequate Protection rights granted to the Prepetition TL Secured Parties or the Prepetition RCF Secured Parties under the DIP Orders without the prior written consent of the Prepetition TL Agent (with respect to rights granted to the Prepetition TL Agent and the Prepetition TL Lenders) and the Prepetition RCF Agent (with respect to rights granted to the Prepetition RCF Agent or the Prepetition RCF Lenders), which may be given or withheld by the Prepetition TL Agent and the Prepetition RCF Agent, as applicable, in the exercise of their sole discretion;

(v)	to pay, subject to the Carve-Out, any amount on account of any claims arising prior to the Petition Date unless such payments are (x) approved by an order of the Bankruptcy Court (including, without limitation, under the DIP Orders) and (y) permitted under the DIP Documents or the DIP CTCI Contract, as applicable, or
(vi)	to investigate, analyze, commence, prosecute, threaten or defend any claim, motion, proceeding, or cause of action, or assert any defense or counterclaim, in each case, directly or indirectly, against any of the DIP TL Secured Parties, the DIP RCF Secured Parties, the Prepetition TL Secured Parties, the Prepetition RCF Secured Parties, or CTCI (so long as neither any Debtor nor CTCI has breached or terminated the Restructuring Support Agreement), or any of their agents, attorneys, advisors or representatives, including, without limitation, lender liability claims or claims pursuant to section 105, 510, 544, 547, 548, 549, 550 or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; provided that up to $75,000 from the aggregate proceeds of the DIP TL Facility and the DIP RCF Facility shall be made available to any appointed official committee of unsecured creditors (“Committee”) for investigation costs in respect of the stipulations set forth in the DIP Orders.

DIP Orders

The interim order approving the DIP TL Facility, which shall be in form and substance acceptable to the DIP TL Agent with respect to matters pertaining to the DIP TL Facility (the “Interim DIP Order”), shall, among other things, authorize and approve (i) the borrowing and making of the Interim Order DIP TL Loans, (ii) the granting of the superpriority claims and liens against the DIP Loan Parties and their assets in accordance with this DIP Term Sheet and the DIP TL Documents, in all respects subject to the Carve-Out, (iii) the payment of all fees and expenses (including the fees and expenses of outside counsel and financial advisors) required to be paid to, or for the benefit of the DIP TL Agent and the DIP TL Lenders, (iv) the use of Cash Collateral, (v) customary stipulations by the Debtors, which shall be binding upon third parties (including any Committee) subject to any successful challenge by such third parties that is brought within 75 days of entry of the Interim DIP Order (or, solely with respect to the Committee, within 60 days of its formation) by any Committee and other interested parties (the “Challenge Period”), and (vi) the granting of the Adequate Protection.

The final order approving the DIP TL Facility, which shall be substantially in the same form as the Interim DIP Order (which final order shall contain, except as provided in this paragraph, only such modifications as are necessary to convert the Interim DIP Order into a final order or otherwise satisfactory to the DIP TL Agent with respect to matters pertaining to the DIP TL Facility) (the “Final DIP Order” and, together with the Interim DIP Order, the “DIP Orders”), shall, among other things, authorize and approve: (i) the Final Order DIP TL Loans, (ii) the Roll-Up DIP TL Loans, subject to any successful challenge brought within the Challenge Period, (iii) the 506(c) Waiver, (iv) the 552(b) Waiver, (v) customary releases by the Debtors, and (vi) the Marshaling Waiver,.

DIP Collateral	Subject to the Carve-Out, the DIP RCF Credit Agreement, the Vitol Transaction Documents and any other Permitted Liens contemplated by the DIP TL Credit Agreement, all DIP TL Obligations shall be secured, pursuant to sections 361, 362, 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code, as follows:
(i) The DIP TL Obligations arising under the DIP TL Documents shall be secured by a valid, binding, continuing, enforceable, fully-perfected, non-avoidable, priming, automatically and properly perfected lien on, and security interest in (such liens and security interests, the “DIP Liens”), all present and after-acquired property of the DIP Loan Parties (the “DIP Collateral”), which lien and security interest shall be junior to any liens on DIP Collateral securing the DIP RCF Obligations and the Prepetition RCF Facility (if any), and pari passu with any lien and security interest securing obligations under the DIP CTCI Contract, but senior to all other liens on and security interests in the DIP Collateral.
Until the RCF Obligations Payment Date (as defined in the DIP Intercreditor Agreement), the RCF Representative (as defined in the Intercreditor Agreement) shall have exclusive enforcement rights with respect to any Collateral (as defined in the Intercreditor Agreement).
“DIP Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of April 16, 2025, by and among Vitol Americas Corp. as RCF Representative, Orion Energy Partners TP Agent, LLC as Term Loan Representative, CTCI, the lenders party thereto from time to time, the DIP Borrower, and the DIP Guarantors.
Priority of the DIP TL Facility	All DIP TL Obligations shall, subject to the Carve-Out, the DIP RCF Credit Agreement, and the Vitol Transaction Documents, at all times be entitled to superpriority administrative expense claim status in the Chapter 11 Case of each DIP Loan Party, having priority over all administrative expenses and claims of any kind or nature whatsoever, specified in or ordered pursuant to section 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114 or any other provisions of the Bankruptcy Code, but junior to the superpriority administrative expense claims granted in connection with the DIP RCF Credit Agreement and the Vitol Transaction Documents and pari passu with the superpriority administrative expense claims granted in connection with the DIP CTCI Contract.

Adequate Protection	As adequate protection (the “Adequate Protection”) for any diminution in value (“Diminution in Value”), including any diminution arising from (a) the sale, lease or use by the Debtors’ of property subject to prepetition liens and security interests (including Cash Collateral), (b) the incurrence of the DIP TL Facility, the DIP CTCI Contract, and the DIP RCF Facility and the Vitol Transaction Documents and the priming of such prepetition security interests and liens and (c) the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code:
The Prepetition TL Agent (on behalf of the Prepetition TL Lenders) shall be entitled to receive, in connection with any amounts outstanding under the Prepetition TL Credit Agreement to the extent such amounts are not converted into Roll-Up DIP TL Loans:
	(i)	a perfected security interest in and lien on the DIP Collateral, which shall be subject to and immediately junior in priority to the Carve-Out, the DIP Liens, the liens securing the DIP RCF Obligations, the RCF Adequate Protection Lien, and Permitted Liens contemplated by the DIP TL Credit Agreements, but with priority over all other liens on the DIP Collateral (the “TL Adequate Protection Lien”);
	(ii)	superpriority administrative expense claim status in the Chapter 11 Case of each DIP Loan Party, solely to the extent of any Diminution in Value, with priority over all administrative expenses and claims of any kind or nature whatsoever, specified in or ordered pursuant to section 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114 or any other provisions of the Bankruptcy Code, subject and junior only to the Carve-Out, the RCF Adequate Protection Claim, and the superpriority administrative expense claims granted to the DIP TL Secured Parties, CTCI (on account of the DIP CTCI Contract), and the DIP RCF Secured Parties (the “TL Adequate Protection Claim”); and
	(iii)	payment of the reasonable and documented legal and other professional fees and expenses of the Prepetition TL Agent required to be reimbursed by the Debtors pursuant to the terms of the Prepetition TL Credit Agreement.
The Prepetition RCF Agent (on behalf of the Prepetition RCF Lenders) shall be entitled to receive, in connection with any amounts outstanding under the Prepetition RCF Agreement, solely to the extent of any Diminution in Value and to the extent such amounts are not converted into roll-up debtor-in-possession financing loans:
	(i)	a perfected security interest in and lien on the DIP Collateral, which shall be subject to and immediately junior in priority to the Carve-Out, the DIP Liens, liens securing the DIP RCF Obligations, and Permitted Liens contemplated by the DIP TL Credit Agreement, but with priority over all other liens on the DIP Collateral (the “RCF Adequate Protection Lien”);

	(ii)	superpriority administrative expense claim status in the Chapter 11 Case of each DIP Loan Party, with priority over all administrative expenses and claims of any kind or nature whatsoever, specified in or ordered pursuant to section 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114 or any other provisions of the Bankruptcy Code, subject and junior only to the Carve-Out and the superpriority administrative expense claim granted to the DIP TL Lenders, CTCI (on account of the DIP CTCI Contract), and the DIP RCF Lenders (the “RCF Adequate Protection Claim”); and
	(iii)	payment of the reasonable and documented legal and other professional fees and expenses of the Prepetition RCF Agent required to be reimbursed by the Debtors pursuant to the terms of the Prepetition RCF Agreement.
Documentation

The DIP TL Credit Agreement, the DIP RCF Facility, the DIP CTCI Contract and the other documentation with respect to the DIP Obligations (collectively, the “DIP Documentation”) shall be in the form of the existing forms of (a) the DIP TL Credit Agreement, (b) the DIP RCF Credit Agreement, and (c) the DIP CTCI Contract (in each case as distributed by Kirkland & Ellis LLP, counsel to the Debtors, on April 16, 2025). The foregoing, in each case, referred to herein, collectively, as the “Documentation Principles”.

Events of Default	In each case, subject to Documentation Principles:
	(a)	Borrower shall fail to pay any principal of any Loan (including any Accrued Interest that has been added to principal) when and as the same shall become due and payable, whether at the due date thereof or, in the case of payments of principal due pursuant to Section 2.06(b), at a date fixed for prepayment thereof; or
	(b)	Borrower shall fail to pay, when the same shall be due and payable, (i) any interest on any Loan and such failure is not cured within five (5) Business Days or (ii) any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Section) payable under this Agreement or under any other Financing Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) Business Days; or
	(c)	any representation or warranty made by or deemed made by any Loan Party in this Agreement or any other Financing Document, or in any certificate or other document furnished to any Secured Party by or on behalf of such Loan Party in accordance with the terms hereof or thereof shall prove to have been incorrect in any material respect as of the time made or deemed made, confirmed or furnished (or, in the case of any such representation or warranty under this Agreement or any other Financing Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made; provided that such misrepresentation or such incorrect statement shall not constitute an Event of Default if (i) such condition or circumstance is not reasonably expected to result in a Material Adverse Effect and (ii) the facts or conditions giving rise to such misstatement are cured in such a manner as to eliminate such misstatement (or as to cure the adverse effects of such misstatement) within thirty (30) days after obtaining notice of such Default; provided, further that, if (A) such Default is not reasonably susceptible to cure within such thirty (30) days, (B) such Loan Party is proceeding with diligence and good faith to cure such Default and such Default is susceptible to cure and (C) the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30) day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30) day period); or

(d)	any Loan Party shall fail to observe or perform any covenant or agreement, as applicable, contained in:
	(i)	Sections 5.01 (as to existence), 5.11(f), 5.13, 5.30 or Article VI; or
	(ii)	(A) Section 5.10(a), 5.10(b) or 5.10(c), and such failure has continued unremedied for a period of thirty (30) days, or (B) Section 5.06(a), and such failure has continued unremedied for a period of fifteen (15) Business Days; or
	(iii)	Section 5.10(f) and such failure has continued unremedied for forty-five (45) days;
provided, that any such Event of Default that occurs and is continuing solely as a result of a failure of any Loan Party to provide a notice, a report, a budget, a certificate, financial statements or a similar written deliverable pursuant to Sections 5.10 or 5.11 (other than Section 5.11(f)) (collectively a “Reporting Deliverable”) prior to the date set forth herein with respect thereto or the expiration of the time period specified for the delivery of such Reporting Deliverable shall be deemed to be cured upon delivery of such Reporting Deliverable to the DIP Term Loan Agent within the applicable cure period set forth under this Section 7.01(d), notwithstanding that the time period for delivery of such Reporting Deliverable shall have expired or passed under Sections 5.10 or 5.11; or
(e)	any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Financing Document (other than those specified in clause (a), (b), (c) or (d) of this Section) and such failure shall continue unremedied for a period of thirty (30) days; provided that, if (A) such failure is not reasonably susceptible to cure within such thirty (30) days, (B) such Loan Party is proceeding with diligence and good faith to cure such Default and such Default is susceptible to cure and (C) the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30) day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30) day period); provided, that any such Event of Default that occurs and is continuing solely as a result of a failure of any Loan Party to provide a Reporting Deliverable prior to the date set forth herein with respect thereto or the expiration of the time period specified for the delivery of such Reporting Deliverable shall be deemed to be cured upon delivery of such Reporting Deliverable to the DIP Term Loan Agent within the applicable cure period set forth under this Section 7.01(e), notwithstanding that the time period for delivery of such Reporting Deliverable shall have expired or passed under Sections 5.10 or 5.11; or

(f)	the Project Company materially breaches the Entara Agreement at a time when Entara is not otherwise in breach of the Entara Agreement (other than any breach resulting from the Debtors’ entry into the Chapter 11 Cases or from any rejection of the Entara Contract in connection with the Chapter 11 Cases); or
(g)	except for the allowance in the Chapter 11 Cases of a general unsecured claim, there is entered against any Loan Party or its Subsidiaries (i) a final judgment or order for the payment of money in an amount exceeding $15,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(h)	(i) any material provision of any Financing Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; (ii) any Loan Party or its Subsidiaries contests in writing the validity or enforceability of any provision of any Financing Document or contests the validity or perfection of the Liens and security interests securing the Obligations; or any Loan Party or its Subsidiaries denies in writing that it has any or further liability or obligation under any Financing Document, or purports in writing to revoke, terminate or rescind any Financing Document; (iii) any Financing Document ceases to provide (to the extent required by such Financing Document and subject to the DIP Intercreditor Agreement) a perfected and first priority Lien (subject to the Carve-Out and Liens securing the DIP RCF Obligations) on the Collateral purported to be covered thereby in favor of the DIP Term Loan Collateral Agent, free and clear of all other Liens (except for Permitted Liens); or (iv) the DIP Intercreditor Agreement shall terminate, cease to be effective or cease to be legally valid, binding and enforceable against any RCF Representative (as defined in the DIP Intercreditor Agreement), any other holder of RCF Obligations (as defined in the DIP Intercreditor Agreement) or any other Person party to the DIP Intercreditor Agreement (other than in accordance with the express terms of the DIP Intercreditor Agreement); or
(i)	an ERISA Event has occurred which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or
(j)	a Change of Control shall occur without the prior written consent of the DIP Term Loan Agents, other than with respect to any Change of Control resulting from a credit bid sale pursuant to Section 363(k) of the Bankruptcy Code in accordance with an Approved Plan; or

(k)	any Authorization necessary for the execution, delivery and performance of any material obligation under the Financing Documents is terminated or ceases to be in full force or is not obtained, maintained, or complied with, unless such failure (i) could not reasonably be expected to result in a Material Adverse Effect or (ii) is remedied within ninety (90) days; or
(l)	an uninsured Event of Loss or a Condemnation in an amount exceeding $15,000,000, in each case with respect to a material portion of the Site, shall occur; or
(m)	an Event of Abandonment shall occur; or
(n)	(i) the termination of the Restructuring Support Agreement or the DIP CTCI Contract shall occur or (ii) CTCI shall fail to make any payments required to be made under the DIP CTCI Contract in accordance with the terms of the DIP CTCI Contract and the DIP Orders (including any budget set forth therein); or
(o)	other than with respect to the DIP RCF Credit Agreement or the DIP CTCI Contract, any Loan Party shall (i) default in making any payment of any principal, interest or premium of any Indebtedness incurred following the Petition Date (excluding the Loans and other Obligations) on the scheduled or original due date with respect thereto (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), in each case, beyond any grace periods applicable thereto; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, beyond any grace periods applicable thereto, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that a default, event or condition described in clause (i) or (ii) of this paragraph (o) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (o) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; provided, further, that clause (ii) of this paragraph (o) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; or
(p)	(i) an “Event of Default” as defined in the DIP RCF Credit Agreement has occurred and is continuing and the DIP RCF Lenders or the DIP RCF Agent have caused the DIP RCF Obligations to become due prior to their scheduled maturity or (ii) an ”Event of Default” as defined in the DIP CTCI Contract has occurred and is continuing and CTCI caused the obligations under the DIP CTCI Contract to become due prior to their scheduled maturity; or

(q)	the occurrence of any of the following:
	(i)	the Interim DIP Order at any time ceases to be in full force and effect, or shall be vacated, reversed or stayed or modified without the prior written consent of the DIP Term Loan Agent and Prepetition Term Loan Agent;
	(ii)	the Final DIP Order (A) at any time ceases to be in full force and effect, (B) shall be vacated, reversed or stayed or modified without the prior written consent of the DIP Term Loan Agent and Prepetition Term Loan Agent, or (C) shall not have been entered by the Bankruptcy Court within thirty (30) days after Petition Date; provided that such time period in clause (C) may be extended by mutual agreement between the Borrower and DIP Term Loan Agent;
	(iii)	any Milestone Condition shall remain unsatisfied or unwaived at the end of the corresponding Milestone Date or, having been satisfied, shall cease to be satisfied as applicable;
	(iv)	dismissal of any of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases to a Chapter 7 case (or the filing of any pleading by a Loan Party seeking, consenting to or otherwise supporting such action);
	(v)	appointment in any of the Chapter 11 Cases of a Chapter 11 trustee, a responsible officer or an examiner (other than a fee examiner) with enlarged powers (beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business of any Loan Party (or the filing of any pleading by a Loan Party seeking, consenting to or otherwise supporting such action);
	(vi)	subject to the Carve-Out, the DIP RCF Credit Agreement and the Vitol Transaction Documents, the Bankruptcy Court’s granting in any of the Chapter 11 Cases, or the entering of an order that authorizes or approves, any Super-Priority Claim or any Lien (including any adequate protection lien) on the DIP Term Loan Collateral or Prepetition Term Loan Collateral which is pari passu with or senior to the claims or Liens of the DIP Term Loan Agent or the Prepetition Term Loan Agent (or the filing of any pleading by a Loan Party seeking, consenting to or otherwise supporting such action);
	(vii)	the Loan Parties’ “exclusive period” under Section 1121 of the Bankruptcy Code for the filing of a plan of reorganization terminates for any reason;
	(viii)	other than payments authorized by the Bankruptcy Court and which are set forth in the Approved Budget (A) in respect of accrued payroll and related expenses as of the commencement of the Chapter 11 Cases, (B) in respect of adequate protection payments set forth in this Agreement and any DIP Order and consented to by the DIP Term Loan Agent, or otherwise permitted under the terms of the DIP Intercreditor Agreement, as applicable, and (C) in respect of certain critical vendors and other creditors, in each case to the extent authorized by one or more “first day” or other orders reasonably satisfactory to the DIP Term Loan Agent, any Loan Party shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any prepetition Indebtedness or payables (including without limitation, reclamation claims);

(ix)	the Bankruptcy Court shall enter one or more orders during the pendency of the Chapter 11 Cases granting relief from the Automatic Stay to the holder or holders of any Lien to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on assets of any Loan Party or Loan Parties that have an aggregate value in excess of $1,000,000 without the prior written consent of the DIP Term Loan Agent;
(x)	the Termination Date shall have occurred;
(xi)	any Loan Party petitions the Bankruptcy Court to obtain additional financing pari passu or senior to the Liens securing the Obligations without the consent of the DIP Term Loan Agent (other than the Carve-Out or the DIP RCF Obligations);
(xii)	(A) the Loan Parties engage in or support any challenge to the validity, perfection, priority, extent or enforceability of the Financing Documents, the Prepetition Term Loan Documents or the Liens on or security interest in the assets of the Loan Parties securing the Obligations or the Prepetition Term Loan Obligations, including without limitation seeking to equitably subordinate or avoid the liens securing the Obligations or Prepetition Term Loan Obligations or (B) the Loan Parties engage in or support any investigation or assert any claims or causes of action (or directly or indirectly support assertion of the same) against the DIP Term Loan Agent, any Secured Party, the Prepetition Term Loan Agent or any Prepetition Term Loan Lender; provided, however, that it shall not constitute an Event of Default if any of the Loan Parties provides information with respect to the Prepetition Term Loan Credit Agreement to a party in interest or is compelled to provide information by an order of the Bankruptcy Court;
(xiii)	after entry of the Final DIP Order, the entry of any final order in the Chapter 11 Cases charging any of the DIP Term Loan Collateral, which is adverse to the Lenders or their rights and remedies under the Financing Documents in the Chapter 11 Cases or the occurrence of any claim or claims under Section 506(c) of the Bankruptcy Code against any of the DIP Term Loan Collateral;
(xiv)	the consummation of any sale or other Disposition (whether or not a Permitted Disposition) of all or a material portion of the DIP Term Loan Collateral (other than in ordinary course of business that is contemplated by the Approved Budget) without the advance written consent of the DIP Term Loan Agent and the Secured Parties, in each case if such sale or other Disposition does not indefeasibly satisfy the Obligations in full in cash at the consummation of such Disposition, or any Loan Party proposes, supports, seeks to obtain Bankruptcy Court approval for or fails to contest in good faith the entry of such Disposition;

	(xv)	any Person shall obtain a final and nonappealable judgment under Section 506(a) of the Bankruptcy Code, or a similar determination, with respect to the Prepetition Term Loan Obligations;
	(xvi)	the confirmation of a plan of reorganization or liquidation that does not provide for treatment acceptable to the Secured Parties, or any Loan Party proposes or supports, or fails to contest in good faith, the confirmation of such a plan of reorganization or liquidation, unless such plan contemplates indefeasibly paying the Obligations and the Prepetition Term Loan Obligations in full, in cash on the effective date of such plan;
	(xvii)	the entry of an order by the Bankruptcy Court in favor of the statutory committee of unsecured creditors (the “Creditors’ Committee”), if any, appointed in the Chapter 11 Cases, any ad hoc committee, or any other party in interest, (i) sustaining an objection to claims of the DIP Term Loan Agent or any of the Secured Parties, (ii) avoiding any liens held by the DIP Term Loan Agent or any of the Secured Parties, (iii) sustaining an objection to claims of the Prepetition Term Loan Agent or any of the Prepetition Term Loan Lenders, or (iv) avoiding any liens held by the Prepetition Term Loan Agent or any of the Prepetition Term Loan Lenders except as otherwise agreed by the Prepetition Term Loan Agent in writing;
	(xviii)	if (A) the Prepetition Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower, any party thereto or any holder of the liens subordinated thereby, or shall be repudiated by any of them, or be amended, modified or supplemented to cause the liens securing the obligations of the Prepetition Term Loan Lenders to be senior or pari passu in priority to the liens securing the Prepetition Term Loan Obligations without the consent of the Prepetition Term Loan Agent, (B) the Borrower takes any action inconsistent with the terms of the Prepetition Intercreditor Agreement (other than in connection with an Approved Plan), (C) any Person bound by the Prepetition Intercreditor Agreement takes any action inconsistent with the terms thereof or (D) any order of any court of competent jurisdiction is granted which is materially inconsistent with the terms of the Prepetition Intercreditor Agreement and is adverse to the interests of the Prepetition Term Loan Agent or Prepetition Term Loan Lenders;
	(xix)	reversal or modification of the Rolled-Up Term Loans provided for hereunder by the Bankruptcy Court without the prior written consent of the DIP Term Loan Agent;
	(xx)	the failure of any Loan Party to comply with the terms of the applicable DIP Order;
	(xxi)	any Loan Party shall contest the validity or enforceability of any DIP Order or deny that it has further liability thereunder;
	(xxii)	any Loan Party shall attempt to invalidate or otherwise impair the Obligations or the liens granted to the Lenders under the Financing Documents;
	(xxiii)	any Loan Party’s consensual use of prepetition Cash Collateral is terminated;
	(xxiv)	entry of a final order by the Bankruptcy Court terminating the use of Cash Collateral; and
(r)	for any reason, including force majeure, the Project is unable to sustain commercial operations for more than twenty-one (21) consecutive days during the Chapter 11 Cases, or for more than thirty-five (35) total days during the Chapter 11 Cases

Covenants, Representations and Warranties	In each case subject to Documentation Principles, affirmative and negative covenants and representations and warranties customary for financings of this type and, where applicable, substantially consistent with the Prepetition TL Credit Agreement, together with such additions and modifications as are reasonably acceptable to the DIP TL Agent and the DIP Loan Parties, including, without limitation, bankruptcy-related covenants and limitations on non-ordinary course asset sales (above a threshold to be agreed) and going concern sales without the consent of the DIP TL Agent (unless the proceeds of such sale repays the DIP TL Facility in full in cash), with baskets, thresholds, qualifications and exceptions to be agreed.
Change of Control	Subject to Documentation Principles, “Change of Control” means an event or series of events by which:
	(a)	Borrower shall cease to have Control of Project Company or shall cease to own, directly or indirectly, beneficially or of record, 100% of the Equity Interests in Project Company; or
	(b)	Borrower shall cease to have Control of SusOils or shall cease to own, directly or indirectly, beneficially or of record, 100% of the Equity Interests in SusOils.

Reporting	In each case subject to Documentation Principles, the following documentation:
	(a)	On May 9, 2025 (the “Initial Reporting Date”), the Loan Parties shall deliver to the DIP Term Loan Agent and the Secured Parties a detailed 13-week rolling cash forecast, containing line items of sufficient detail to reflect the Loan Parties’ projected cash flows and disbursements for the applicable period, which shall thereafter be updated as necessary but not less than once every four weeks (each, a “Proposed Budget”). The DIP Term Loan Agent and the Secured Parties shall have five (5) Business Days after receipt thereof to approve any Proposed Budget (such approval not to be unreasonably conditioned, delayed, or withheld), provided that if the DIP Term Loan Agent and the Secured Parties do not approve any Proposed Budget within such five (5)-Business Day period, the then-operative Approved Budget shall remain in effect. Upon the Loan Parties’ receipt of the DIP Term Loan Agent’ and the Secured Parties’ written approval of a Proposed Budget, such Proposed Budget shall become an Approved Budget and shall replace the then-operative Approved Budget for all purposes. The Initial Approved Budget shall be the Approved Budget until such time as a new Proposed Budget is approved in accordance with this Section 5.20(a), following which such Proposed Budget shall constitute the Approved Budget until a subsequent Proposed Budget is approved. The Loan Parties shall operate in accordance with the Approved Budget and, subject to the Variance Limit, all disbursements shall be consistent with the provisions of the Approved Budget. The Loan Parties may submit additional Proposed Budgets to the DIP Term Loan Agent and the Secured Parties, but until the DIP Term Loan Agent and the Secured Parties approve such Proposed Budget in writing, such Proposed Budget shall not become an Approved Budget and the Loan Parties shall continue to comply with the then-operative Approved Budget.
	(b)	Beginning on April 24, 2025, and on the Thursday of each calendar week thereafter, the Loan Parties shall deliver to the DIP Term Loan Agent, in a form consistent with the form of the Approved Budget, a variance report comparing the Loan Parties’ actual receipts and disbursements and G&A Disbursements for the prior calendar week and the prior four calendar weeks (on a cumulative basis) with the projected receipts and disbursements and G&A Disbursements by line item for such week and the prior four calendar weeks (on a cumulative basis) as reflected in the applicable Approved Budget for such weeks, which variance report shall include a report from a financial officer of the Loan Parties identifying and addressing any variance of actual performance to projected performance for such prior weekly periods (such report, the “Weekly Variance Report”).
	(c)	No later than 4:00 p.m. Central Time on the Initial Reporting Date and on each Thursday thereafter that is the two (2)-week anniversary of the Initial Reporting Date (each such date, a “Bi-Weekly Variance Testing Date” and each such two (2)-week period, the “Bi-Weekly Variance Testing Period”), the Loan Parties shall deliver to the DIP Term Loan Agent (for circulation to the Secured Parties) and the Prepetition Term Loan Agent a report detailing (i) on a line item by line item basis, the aggregate disbursements of the Loan Parties during the applicable Bi-Weekly Variance Testing Period; and (ii) any variance (whether positive or negative, expressed as a percentage) between such disbursements made during such Bi-Weekly Variance Testing Period by the Loan Parties against the applicable Approved Budget (a “Bi-Weekly Variance Report” and together with the Weekly Variance Report, the “Variance Reports”).

Financial Covenants

In each case, subject to Documentation Principles:

Minimum liquidity: The Loan Parties shall maintain, at all times while the Loans remain outstanding, $5,000,000 in unrestricted cash (subject to the Control Agreement), Availability (as that term is defined in the DIP RCF Credit Agreement as in effect as of the date hereof), or a combination of both amounting to $5,000,000 in aggregate.

Budget variance testing: As of any Bi-Weekly Variance Testing Date, for the Bi-Weekly Variance Testing Period ending on the Friday preceding such Bi-Weekly Variance Testing Date, the Loan Parties shall not allow aggregate disbursements, excluding disbursements with respect to professional fees, to be greater than 115% of the estimated disbursement for such item in the Approved Budget for such Bi-Weekly Variance Testing Period (collectively, the “Variance Limit”). Additional variances, if any, from the Approved Budget, and any proposed changes to the Approved Budget, shall be subject to the DIP Term Loan Agent’s reasonable approval.

Fees and Expenses Indemnification	DIP Loan Parties shall be obligated under the DIP TL Facility to pay all reasonable and documented out-of-pocket fees, costs and expenses incurred or accrued by the DIP TL Agent and the DIP TL Lenders in connection with any and all aspects of the DIP TL Facility and the Chapter 11 Cases, including, without limitation, the reasonable and documented fees and expenses of legal counsel and financial advisors, hired by or on behalf of the DIP TL Agent and the DIP TL Lenders, which counsel and advisors shall be (i) Latham & Watkins LLP as counsel to the DIP TL Agent, (ii) Hunton Andrews Kurth LLP as local counsel to the DIP TL Agent, (iii) Perella Weinberg Partners as financial advisor to the DIP TL Agent, and (iv) Matthew Crisp, as consultant to the DIP TL Agent and the DIP TL Lenders. The DIP TL Credit Agreement shall also provide for customary indemnification by each of the DIP Loan Parties, on a joint and several basis, of the DIP TL Agent and the DIP TL Lenders together with their related parties and representatives (each, an “Indemnified Person”); provided that (a) any such indemnities payable by the Debtors in connection with the DIP TL Credit Agreement shall be subject to the prior approval of the Bankruptcy Court, and (b) no Indemnified Person will be indemnified for any losses, claims, damages, liabilities, or related expenses to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely by reason of the gross negligence, fraud, bad faith or willful misconduct of such Indemnified Person.
Carve-Out	The DIP Orders each shall include a carve-out, in the form attached hereto as Annex A (the “Carve-Out”).

Conditions to Commitment / Closing / Funding

Subject to Documentation Principles, conditions to commitment, closing, and funding to include customary conditions for financings of this type, as well as any other conditions agreed to by the DIP Loan Parties and the DIP TL Agent, including, without limitation, entry of the Interim DIP Order or the Final DIP Order (as applicable), execution and delivery of DIP TL Documents, delivery of an Initial Budget, perfection of collateral via the Interim DIP Order as to certain collateral (without the need for any execution, recordation or filing of any mortgages, deeds of trust, pledge or security agreements, lockbox or control agreements, financing statements, or any other similar documents or instruments, or the possession or control by the DIP TL Agent or the DIP TL Lenders of, or over, any assets), delivery of closing deliverables, payment of all out-of-pocket fees, costs and expenses owed to the DIP TL Agent and the DIP TL Lenders pursuant to the DIP TL Documents (including their advisors and counsel), no continuing default or event of default, and accuracy of representations and warranties in all material respects.

Assignments and Participations	Subject to Documentation Principles, customary for financings of the DIP TL Facility’s type.
DIP TL Agent’s Credit Bidding	Subject to the DIP Intercreditor Agreement and the DIP Orders, (i) The DIP TL Agent shall have the right to credit bid, on behalf of the DIP TL Lenders, in accordance with the DIP TL Documents, up to the full amount of the DIP TL Obligations in any sale of the DIP Collateral and (ii) the Prepetition TL Agent shall have the right to credit bid, on behalf of the Prepetition TL Lenders, in accordance with the Prepetition TL Documents, up to the full amount of the obligations outstanding under the Prepetition TL Documents in any sale of the collateral securing such obligations, in each case without the need for further court order authorizing the same and whether any such sale is effectuated through section 363 or 1129 of the Bankruptcy Code, by a chapter 7 trustee under section 725 of the Bankruptcy Code, or otherwise.

Waivers	The DIP Orders shall provide that, subject to entry of the Final DIP Order, the DIP TL Facility shall at no time be subject to the equitable doctrine of marshaling (the “Marshaling Waiver”), surcharge under section 506(c) of the Bankruptcy Code (the “506(c) Waiver”), or the “equities of the case” exception under section 552(b) of the Bankruptcy Code (the “552(b) Waiver”).

Governing Law	The laws of the State of New York (excluding the laws applicable to conflicts or choice of law), except as governed by the Bankruptcy Code.

ANNEX A

TO TERM SHEET

Carve-Out

1.	Carve-Out.

(a)  Carve-Out.  As used in this Interim Order, the “Carve-Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the U.S. Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $100,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”), including any restructuring fee, sale fee, financing fee, or other success fee, incurred by and payable to persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code and the Committee pursuant to section 328 or 1103 of the Bankruptcy Code (collectively, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP TL Agent or the DIP RCF Agent of a Carve-Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve-Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons (excluding any unearned (as of the date of the Carve-Out Trigger Notice) restructuring fee, sale fee, financing fee, or other success fee) in an aggregate amount not to exceed $1,000,000 incurred after the first business day following delivery by the DIP TL Agent or the DIP RCF Agent of the Carve-Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve-Out Trigger Notice Cap”). For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP TL Agent or the DIP RCF Agent to the Debtors, their lead restructuring counsel, counsel to the DIP TL Agent (if delivered by the DIP RCF Agent), counsel to the DIP RCF Agent (if delivered by the DIP TL Agent), the U.S. Trustee, and counsel to the Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Obligations under the DIP TL Credit Agreement or the DIP RCF Credit Agreement, respectively, stating that the Post-Carve-Out Trigger Notice Cap has been invoked.

(b)  Delivery of Weekly Fee Statements. Not later than 7:00 p.m. New York time on the third business day of each week starting with the first full calendar week following the Petition Date, each Professional Person shall deliver to the Debtors (or Debtors’ counsel) a statement setting forth a good-faith estimate of the amount of fees and expenses (collectively, “Estimated Fees and Expenses”) incurred during the preceding week by such Professional Person (through Saturday of such week, the “Calculation Date”), along with a good-faith estimate of the cumulative total amount of unreimbursed fees and expenses incurred through the applicable Calculation Date and a statement of the amount of such fees and expenses that have been paid to date by the Debtors (each such statement, a “Weekly Statement”); provided that, within one business day of the occurrence of the Termination Declaration Date (as defined below), each Professional Person shall deliver one additional statement setting forth a good-faith estimate of the amount of fees and expenses incurred during the period commencing on the calendar day after the most recent Calculation Date for which a Weekly Statement has been delivered and concluding on the Termination Declaration Date (and the Debtors shall cause the Weekly Statements and such additional weekly statement to be delivered on the same day received to the DIP Agents’ respective counsel). If any Professional Person fails to deliver a Weekly Statement within three calendar days after such Weekly Statement is due, such Professional Person’s entitlement (if any) to any funds in the Pre-Carve-Out Trigger Notice Reserve (as defined below) with respect to the aggregate unpaid amount of Allowed Professional Fees for the applicable period(s) for which such Professional Person failed to deliver a Weekly Statement covering such period shall be limited to the aggregate unpaid amount of Allowed Professional Fees included in the Budget for such period for such Professional Person.

(c)  Carve-Out Reserves.

(i)  Commencing with the week ended April 18, 2025, and on or before the Thursday of each week thereafter, the Debtors shall utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the sum of (a) the greater of (i) the aggregate unpaid amount of all Estimated Fees and Expenses reflected in the Weekly Statement delivered on the immediately prior Wednesday to the Debtors and the DIP Agents, and (ii) the aggregate amount of unpaid Allowed Professional Fees contemplated to be incurred in the approved Budget during such week, plus (b) the Post Carve-Out Trigger Notice Cap (which, for the avoidance of doubt, shall not be funded into such reserve more than once), plus (c) an amount equal to the amount of Allowed Professional Fees set forth in the approved Budget for the week occurring after the most recent Calculation Date; provided that no amounts on account of any particular day’s unpaid Estimated Fees and Expenses or Allowed Professional Fees, as applicable, shall be funded into such reserve more than once. The Debtors shall deposit and hold such amounts in a segregated account maintained by the Debtors in trust (the “Funded Reserve Account”) to pay such Allowed Professional Fees prior to satisfying any and all other claims or obligations, and all payments of Allowed Professional Fees incurred (whether prior to or after the Termination Declaration Date) shall be paid first from such Funded Reserve Account.

(ii)  On the day on which a Carve-Out Trigger Notice is given by the DIP TL Agent or the DIP RCF Agent, as applicable, to the Debtors with a copy to counsel to the Committee (the “Termination Declaration Date”), the Carve-Out Trigger Notice shall constitute a demand to the Debtors to, and the Debtors shall, utilize all cash on hand as of such date, including cash in the Funded Reserve Account, and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees. The Debtors shall deposit and hold such amounts in a segregated account maintained by the Debtors in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve-Out Trigger Notice Reserve”) prior to satisfying any other claims or obligations. On the Termination Declaration Date, the Carve-Out Trigger Notice shall also constitute a demand to the Debtors to utilize all cash on hand as of such date, including cash in the Funded Reserve Account, and any available cash thereafter held by any Debtor, after funding the Pre-Carve-Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve-Out Trigger Notice Cap. The Debtors shall deposit and hold such amounts in a segregated account maintained by the Debtors in trust to pay such Allowed Professional Fees benefiting from the Post-Carve-Out Trigger Notice Cap (the “Post-Carve-Out Trigger Notice Reserve” and, together with the Pre-Carve-Out Trigger Notice Reserve, the “Carve-Out Reserves”) prior to any and all other claims.

(d)  Application of Carve-Out Reserves.

(i)  All funds in the Pre-Carve-Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve-Out set forth above (the “Pre-Carve-Out Amounts”), but not, for the avoidance of doubt, the Post-Carve-Out Trigger Notice Cap, until indefeasibly paid in full. If the Pre-Carve-Out Trigger Notice Reserve has not been reduced to zero, all remaining funds shall be distributed first to the DIP TL Agent and/or the DIP RCF Agent, as applicable, on account of the applicable DIP Obligations in accordance with the DIP Documents until indefeasibly paid in full, and thereafter to the Prepetition Parties in accordance with their rights and priorities as of the Petition Date, pursuant to any Intercreditor Agreement, and as otherwise set forth in this Interim Order.

(ii)  All funds in the Post-Carve-Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve-Out set forth above (the “Post-Carve-Out Amounts”), and then, to the extent the Post-Carve-Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP TL Agent and the DIP RCF Agent, in the order specified for payment in the DIP Orders, for the benefit of the DIP TL Lenders and DIP RCF Lenders, as applicable, in accordance with the DIP Documents, unless the DIP Obligations have been indefeasibly paid in full, in which case any such excess shall be paid to the Prepetition Parties in accordance with their rights and priorities as of the Petition Date, pursuant to any Intercreditor Agreement.

(iii)  Notwithstanding anything to the contrary in the DIP Documents or this Interim Order, if either of the Carve-Out Reserves is not funded in full in the amounts set forth in Paragraph [●](c), then, any excess funds in one of the Carve-Out Reserves following the payment of the Pre-Carve-Out Amounts and Post-Carve-Out Amounts, respectively (subject to the limits contained in the Post-Carve-Out Trigger Notice Cap), shall be used to fund the other Carve-Out Reserve, up to the applicable amount set forth in Paragraph [●](c), prior to making any payments to the DIP Agents or the Prepetition Parties, as applicable.

(iv)  Notwithstanding anything to the contrary in the DIP Documents or this Interim Order, following delivery of a Carve-Out Trigger Notice, the DIP TL Agent, the DIP RCF Agent, the Prepetition TL Agent, and the Prepetition RCF Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve-Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve-Out Reserves, with any excess paid to the DIP Agents for application in accordance with the DIP Documents.

(v)  Further, notwithstanding anything to the contrary in this Interim Order, (i) disbursements by the Debtors from the Carve-Out Reserves shall not constitute DIP RCF Loans, DIP Term Loans, or DIP CTCI Payments or increase or reduce the DIP Obligations, (ii) the failure of the Carve-Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve-Out with respect to any shortfall (as described below), and (iii) subject to the limitations with respect to the DIP Agents, the DIP Lenders, and the Prepetition Parties set forth in this Paragraph [●], in no way shall the Initial Budget, any subsequent Budget, Carve-Out, Post-Carve-Out Trigger Notice Cap or Carve-Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors.  For the avoidance of doubt and notwithstanding anything to the contrary in this Interim Order or the DIP Documents, the Carve-Out shall be senior to all liens and claims securing the DIP Obligations, the Prepetition Obligations, the Adequate Protection Obligations, and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations and the Prepetition Obligations.

(e)  Payment of Allowed Professional Fees Prior To the Termination Declaration Date.  Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve-Out.

(f)  No Direct Obligation to Pay Allowed Professional Fees. None of the DIP Agents, the DIP Lenders, or the Prepetition Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any Successor Cases under any chapter of the Bankruptcy Code. Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Agents, the DIP Lenders, or the Prepetition Parties in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(g)  Payment of Allowed Professional Fees on or After the Termination Declaration Date.  Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve-Out on a dollar-for-dollar basis and shall be paid first from the Carve-Out Reserves. Any funding of the Carve-Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this Interim Order, the DIP Documents, the Bankruptcy Code, and applicable law.

Exhibit A-3

Relative Lien, Payment, and Claim Priorities

Lien Priority Ranking on Collateral1

Relative Priority on Collateral	Bakersfield Renewable Fuels, LLC	BKRF OCB, LLC, BKRF OCP, LLC, Sustainable Oils, Inc., and Global Clean Energy Holdings, Inc.	Unencumbered Collateral (including Avoidance Action Proceeds)
1	Carve-Out	Carve-Out	Carve-Out
2	Permitted Senior Liens[2]	Permitted Senior Liens	Permitted Senior Liens
3	DIP RCF Liens	DIP RCF Liens	DIP RCF Liens
4	RCF Adequate Protection Liens	RCF Adequate Protection Liens	RCF Adequate Protection Liens
5	Prepetition RCF Liens	Prepetition RCF Liens	DIP Term Loan Liens; DIP CTCI Liens
6	DIP Term Loan Liens; DIP CTCI Liens	DIP Term Loan Liens; DIP CTCI Liens	Term Loan Adequate Protection Liens
7	Term Loan Adequate Protection Liens	Term Loan Adequate Protection Liens	--
8	Prepetition Term Loan Liens	Prepetition Term Loan Liens	--
9	CTCI Adequate Protection Liens	--	--
10	Prepetition CTCI Liens	--	--

[1]	The relative priorities of the Prepetition Liens securing Prepetition Obligations owed to CTCI, the Prepetition RCF Secured Parties, and the Prepetition Term Loan Secured Parties have not been determined by a court or other adjudicative body of competent jurisdiction. The ranking set forth in this exhibit with respect to such liens reflects the Restructuring Support Agreement and the Stipulations and is subject to the terms, conditions, and reservation of rights of the parties as set forth therein and in the Interim Order and Final Order, as applicable; provided that CTCI and its affiliates, the DIP Secured Parties, and the Prepetition Secured Parties each acknowledge and agree that notwithstanding any termination of the Restructuring Support Agreement, the DIP RCF Liens, RCF Adequate Protection Liens, and Prepetition RCF Liens shall remain senior to the DIP Term Loan Liens and DIP CTCI Liens. Upon a Restructuring Support Agreement termination, CTCI reserves the right to argue that the Prepetition CTCI Liens are not subordinate to the Prepetition Term Loan Liens or the Prepetition RCF Liens, and upon a successful Challenge the priority of the CTCI Adequate Protection Liens shall be immediately senior to the priority of the Prepetition CTCI Liens.

[2]	As used herein, to the extent any liens constitute Permitted Senior Liens with respect to some, but not all, DIP Facilities they shall prime only such DIP Facility or DIP Facilities and, where applicable, the prepetition credit facility or facilities provided by such parties.

Priority Ranking of Claims3

Relative Priority on Collateral	Bakersfield Renewable Fuels, LLC	BKRF OCB, LLC, BKRF OCP, LLC Sustainable Oils, Inc., and Global Clean Energy Holdings, Inc.	Unencumbered Collateral (including Avoidance Action Proceeds)
1	Carve-Out	Carve-Out	Carve-Out
2	DIP RCF Claims	DIP RCF Claims	DIP RCF Claims
3	RCF 507(b) Claims	RCF 507(b) Claims	RCF 507(b) Claims
4	Prepetition RCF Claims	Prepetition RCF Claims	DIP Term Loan Claims; DIP CTCI Claims
5	DIP Term Loan Claims; DIP CTCI Claims	DIP Term Loan Claims; DIP CTCI Claims	Term Loan 507(b) Claims
6	Term Loan 507(b) Claims	Term Loan 507(b) Claims	--
7	Prepetition Term Loan Claims	Prepetition Term Loan Claims	--
8	CTCI 507(b) Claims	--	--
9	Prepetition CTCI Claims	--	--

[3]	The relative priorities of the Prepetition Obligations owed to CTCI, the Prepetition RCF Secured Parties, and the Prepetition Term Loan Secured Parties have not been determined by a court or other adjudicative body of competent jurisdiction. The ranking of the Prepetition Obligations set forth in this exhibit with respect to such claims reflects the Restructuring Support Agreement and the Stipulations and is subject to the terms, conditions, and reservation of rights of the parties as set forth therein and in the Interim Order and Final Order, applicable; provided that CTCI and its affiliates, the DIP Secured Parties, and the Prepetition Secured Parties each acknowledge and agree that notwithstanding any termination of the Restructuring Support Agreement, the DIP RCF Claims, RCF 507(b) Claims, and Prepetition RCF Claims shall remain senior to the DIP Term Loan Claims and DIP CTCI Claims.

EXHIBIT B

NEW CTCI Agreement

PROJECT MANAGEMENT, PROCUREMENT, CONSTRUCTION, OPERATION AND MAINTENANCE SUPPORT AGREEMENT

This Project Management, Procurement, Construction, Operation and Maintenance Support Agreement (this “Contract”) dated as of April 16, 2025 is between Bakersfield Renewable Fuels, LLC, a Delaware limited liability company (the “Owner”), and CTCI Americas, Inc., a Texas corporation (the “Contractor”).

A. The Owner and the Contractor are parties to the Turnkey Agreement with a Guaranteed Maximum Price for the Engineering, Procurement and Construction of the Bakersfield Renewable Fuels Project dated as of May 18, 2021 (as amended from time to time, the “EPC Agreement”) and the Interim Settlement Agreement dated as of December 18, 2023 (as amended from time to time, the “Interim Settlement Agreement”), pursuant to which the Contractor provided services for the engineering, procurement, construction, pre-commissioning, commissioning, start-up and testing for the retooling and refurbishment of a renewable diesel production facility and the related refining facilities located near Bakersfield, California (as described in the EPC Agreement, the “Project”). The EPC Agreement, the Interim Settlement Agreement, and each related document, instrument, and agreement, in each case, which were entered into prior to the date hereof, are collectively referred to as the “Prepetition CTCI Documents.”

B. On or about October 21, 2024, the Owner delivered to the Contractor a notice of termination for default of the EPC Agreement. The Contractor disputed the Owner’s right to terminate the EPC Agreement for default, commenced an action in the Superior Court for Kern County, California, and filed an amended demand for arbitration pursuant to the EPC Agreement.

C. Following extensive negotiations, the Owner, the Contractor, and others have entered (i) into the Restructuring Support Agreement dated April 16, 2025 (as amended from time to time, the “RSA”), which provides, among other things, for the Owner, the Contractor, and others to enter into this Contract, and (ii) the Intercreditor Agreement dated April 16, 2025 (as amended pursuant to the terms thereof, the “Intercreditor Agreement”), which provides, among other things, for the priority of liens and claims in relation to other liens and claims during the Bankruptcy Cases.

D. The Owner may request additional services in connection with the Project and the related refining facilities, including the payment of (or reimbursement for) certain invoices described in Exhibit D and fine-tuning, improving, and optimizing the efficiency and quality of ongoing production operations.

E. The Owner and certain of its affiliates (collectively, the “Debtors”) have filed for relief under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court,” and the filed cases, the “Bankruptcy Cases”). In connection with the RSA, (i) the Owner and the Contractor agreed to enter into this Contract and the other Contract Documents (as defined below); (ii) each Debtor other than the Owner (each, a “Guarantor” and collectively with the Owner, the “Obligors”) agreed to guarantee the Obligations (as defined below); and (iii) the Obligors agreed to grant liens in substantially all of their assets to secure the Obligations.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article 1. The Work.

1.1	The Contractor shall execute the Work (as defined below).

Article 2. Date of Commencement and Completion.

2.1	This Contract will take effect, and the Work will become available, on the date (the “Effective Date”) that the Bankruptcy Court enters the Interim DIP Order (as defined in the RSA) in form and substance reasonably satisfactory to the Contractor (with the Interim DIP Order and the Final DIP Order, as applicable, being the “Approval Order”) (i) approving the terms of this Contract and the priority of claims under this Contract (as contemplated by the DIP Orders); (ii) approving the liens securing the Obligations (as defined further below) and their priority (as contemplated by the DIP Orders); (iii) granting and approving waivers and releases, acknowledgments of claims and liens, adequate protection for liens arising before the Bankruptcy Cases (if applicable), and other provisions with respect to goods, services, and other consideration extended by the Contractor to the Owner and its affiliates after the commencement of the Bankruptcy Cases; and (iv) approving debtor-in-possession financing and related matters. For the avoidance of doubt, the Interim DIP Order and the Final DIP Order (as defined in the RSA) satisfy the foregoing criteria and, thus, the Interim DIP Order shall be the Approval Order until it is replaced by the Final DIP Order, whereupon the Final DIP Order will be the Approval Order.

2.2	As used in this Contract, “Obligations” means the Contract Sum, all costs (including amounts accruing after the Maturity Date, interest accruing after the filing of any bankruptcy, and interest accruing after the effective date of a plan of reorganization in the Bankruptcy Cases), any amounts expended by the Contractor pursuant to the Contract Documents, liabilities, obligations, covenants and duties of, any Obligor arising under any Contract Document, or otherwise with respect to any costs hereunder, including the Cost of the Work, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Obligor or any affiliate thereof of any proceeding under any debtor-relief law naming such person as the debtor in such proceeding, regardless of whether such amounts are allowed claims in such proceeding. The Obligations do not include any liabilities or obligations under the Prepetition CTCI Documents.

2.3	The Contractor shall have no obligation to perform Work unless, as of the date of that Work, (i) no Event of Default shall have occurred and be continuing; (ii) the amount of Work requested, together with the aggregate amount of all Work previously performed, does not exceed the total aggregate amount of Work reflected in the Budget through such date; and (iii) the Termination Date has not yet passed.

2.4	The “Termination Date” is the earliest to occur of (a) the Maturity Date, (b) the date of the termination of the Work or the acceleration of all of the Obligations under this Contract following the occurrence and continuance of an Event of Default in accordance with Exhibit E, (c) the first business day on which the Approval Order expires by its terms or is terminated, (d) the conversion of any of the Bankruptcy Cases to a case under chapter 7 of the Bankruptcy Code unless otherwise consented to in writing by the Contractor, (e) the dismissal of any of the Bankruptcy Cases, unless otherwise consented to in writing by the Contractor, (f) the closing of a sale of all or substantially all of the equity or assets of the Obligors (unless effectuated pursuant to an Approved Plan), (g) the date of payment in full in cash of all Obligations (other than any contingent Obligations that survive the expiration or termination of this Contract) and termination of all of the Work in accordance with the terms herein, and (h) the effective date of any Debtor's Approved Plan, provided that the Termination Date may be extended, with respect to the use of cash collateral, with the prior written consent of the Contractor, and otherwise, with the prior written consent of the Contractor.

2.5	The date of completion of the Work is the date on which the Cost of the Work (which is exclusive of the Contractor’s Fee (as defined below)) reaches $75 million. The Contractor shall have no obligation to continue performing Work after this threshold amount has been reached. If the Owner requests additional Work to be performed in excess of such amount, such Work (if consented to by the Contractor) shall be subject to either a separate contract between the parties or a Modification to this Contract, entered into at the sole discretion of the Contractor and with the consent of the Owner.

Article 3. Contract Sum.

3.1	The Owner shall, subject to the terms of the RSA and the Approval Order, pay the Contractor the Contract Sum for the Contractor’s performance of the Work. The “Contract Sum” shall equal the Cost of the Work (which, for the avoidance of doubt, shall not exceed $75,000,000) plus the Contractor’s Fee, in accordance with Section 3.3, below.

3.2	The Owner shall pay the Contract Sum to the Contractor on the Maturity Date in full and in cash, in U.S. dollars, without deduction, offset, or recoupment, provided, however, that if the Maturity Date occurs as a result of the occurrence of the effective date of an Approved Plan, the Contract Sum will be treated as provided in the RSA.

3.2.1	The “Maturity Date” is the earliest to occur of (i) the date that is six months after the Petition Date; (ii) the effective date of an Approved Plan; (iii) the date of the termination of the Restructuring Support Agreement; and (iv) the date that the Contractor demands payment after an Event of Default (as defined below) has occurred and is continuing.

3.2.2	An “Approved Plan” is a plan of reorganization in the Bankruptcy Cases that provides for treatment of the Obligations and all obligations owed to the Contractor under the Prepetition CTCI Documents as provided in the RSA.

3.2.3	The Owner and the Contractor agree to use reasonable efforts to coordinate with each other regarding the intended tax treatment of this Contract and the Obligations for the purposes of applicable United States federal, state and local tax laws and regulations.

3.3	Cost of the Work Plus Contractor’s Fee.

3.3.1	The “Cost of the Work” is defined in Exhibit A.

3.3.2	The “Contractor’s Fee” is sixteen-and-one-half percent (16.5%) of the Cost of the Work.

Article 4. Contract Documents

4.1	Subject to Modifications issued after execution of this Contract, the “Contract Documents” consist of:

4.1.1	This Contract.

4.1.2	Exhibit A, Determination of the Cost of the Work.

4.1.3	Exhibit B, Contractor’s Proposal.

4.1.4	Exhibit C, Contractor Hourly Rate Schedule.

4.1.5	Exhibit D, Payment Terms and Procedures.

4.1.6	Exhibit E, Events of Default and Remedies

4.1.7	Exhibit F, Collateral

4.1.8	Exhibit G, Guarantee Terms and Conditions

4.1.9	Exhibit H, Form of RSA.

4.1.10	Exhibit I, Form of Intercreditor Agreement.

4.1.11	Exhibit J, Form of Approval Order.

4.2	The Contract and the additional documents referred to in this Article 4 (and such other documents referenced therein), but excluding the Prepetition CTCI Documents, represent the entire and integrated agreement between the parties hereto and supersede prior negotiations, representations, and agreements, either written or oral (in respect of the subject matter hereof). The Contract may be amended or modified only by a Modification. A “Modification” is a written amendment to the Contract signed by the Contractor and each Obligor.

Article 5. General Provisions.

5.1	The Work. The term “Work” means the goods, services, and other consideration that is described as the Contractor’s responsibility and required by the Contract Documents (including work on Exhibit B if requested by the Owner and the provision of payments or reimbursements described in Exhibit D), whether completed or partially completed, and includes (if applicable) all other labor, materials, equipment, and services provided or to be provided by the Contractor to fulfill the Contractor’s obligations; provided, however, the Work shall not require the Contractor to supervise any contractors, suppliers, or subcontractors of the Owner, even if they have been retained or paid by the Contractor, because their supervision shall be fully and solely the responsibility of the Owner. The Work may constitute the whole or a part of the Project or, in the case of the payment (or reimbursement) of the costs and expenses of the Owner or its affiliates described in Exhibit D, the Work may consist of making such payments and reimbursements. The Work will not include payments or reimbursements for the Owner’s own overhead, general and administrative expenses, professional fees, payroll and benefits, or upstream and foreign-entity funding.

5.2	Severability. The invalidity of any provision of the Contract Documents shall not invalidate the Contract or its remaining provisions. If it is determined that any provision of the Contract Documents violates any law, or is otherwise invalid or unenforceable, then that provision shall be revised to the extent necessary to make that provision legal and enforceable. In such case the Contract Documents shall be construed, to the fullest extent permitted by law, to give effect to the parties’ intentions and purposes in executing the Contract.

5.3	Notice. Where the Contract Documents require one party to notify or give notice to the other party, such notice shall be provided in writing to the designated representative of the party to whom the notice is addressed and shall be deemed to have been duly served if delivered in person, by registered mail, by courier, or by electronic transmission.

Article 6. Owner.

6.1	Information and Services Required of Owner.

6.1.1	Prior to commencement of the Work, at the written request of the Contractor, the Owner shall furnish to the Contractor reasonable evidence that the Owner has made financial arrangements to fulfill the Owner’s obligations under this Contract. The Contractor shall have no obligation to commence the Work until the Owner provides such evidence. The Approval Order shall constitute such evidence.

6.1.2	The Owner shall furnish all other information or services reasonably requested by the Contractor and required by the Contractor for performance of the Work and under the Owner’s reasonable control.

6.1.3	The Contractor shall be entitled to rely on the accuracy of information furnished by the Owner.

6.1.4	The Owner shall secure and pay for all permits, fees, and other necessary approvals, easements, assessments, and charges required for the performance of the Work.

6.2	The Owner shall be solely responsible for site security.

Article 7. Contractor.

7.1	Review of Contract Documents and Field Conditions by Contractor.

7.1.1	The Contractor is not required to ascertain that the Contract Documents are in accordance with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities.

7.2	Supervision and Construction Procedures.

7.2.1	If applicable to the performance of the Contractor’s obligations hereunder, the Owner shall supervise, direct, and approve the Work, using its diligent effort to provide skills and attention required. The Contractor shall not be responsible for or have control over construction means, methods, techniques, sequences, and procedures, or for coordinating any or all portions of the Work under the Contract (but the Contractor shall be responsible for making the payments or reimbursements contemplated by Exhibit D).

7.2.2	The Contractor shall be responsible to the Owner for acts and omissions of the Contractor’s employees only to the extent of such employee’s bad faith, willful misconduct, or gross negligence.

7.3	Labor and Materials. If applicable and necessary to the goods or services to be provided pursuant to this Contract, the Owner may request, and the Contractor may (in its sole and absolute discretion) directly (rather than through subcontractors or suppliers) provide and pay for goods, services, labor, materials, equipment, tools, construction equipment and machinery, transportation, and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work, the costs of which shall be included as part of the Cost of the Work.

7.4	Warranty.

7.4.1	The Owner hereby unequivocally waives all warranties for the Work, including any and all express or implied warranties (including but not limited to warranties of fitness of purpose and merchantability). Products, equipment, systems, or materials incorporated in the Work will be specified and purchased by the Owner and shall be covered exclusively by the warranty of the manufacturer.

7.4.2	THE CONTRACTOR MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE WORK (WHETHER PERFORMED BY ONE OR MORE OF THE CONTRACTOR, SUBCONTRACTORS, SEPARATE CONTRACTORS, OR ANYONE ELSE), INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (C) WARRANTY OF TITLE; OR (D) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE.

7.5	Permits, Fees, Notices, and Compliance with Laws.

7.5.1	Unless otherwise provided in the Contract Documents, the Owner shall secure and pay for the building permit as well as other permits, fees, licenses, and inspections by government agencies necessary for proper execution and completion of the Work.

7.5.2	The Contractor and the Owner shall comply with and give notices required by applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities applicable to performance of the Work.

7.6	Indemnification. To the fullest extent permitted by law, the Owner shall defend, indemnify, and hold harmless the Contractor and its directors, officers, employees, agents, attorneys, and advisors in respect of any claim or liability arising from or relating to the Contract Documents (but not, for the avoidance of doubt, any claim or liability arising from the CTCI Prepetition Documents); provided, that the Contractor is not indemnified for any cost, expense, or liability to the extent determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the Contractor’s gross negligence, actual fraud, or willful misconduct.

Article 8. Construction Administration.

8.1	No architect has been engaged for this Work. The Owner, with or without the assistance of a consultant at its discretion, will administer this Contract and the Work and, to the extent required for the Work, will engage an architect, engineer, or other design professional.

8.2	As necessary, the Owner will visit the site at intervals appropriate to the stage of any construction to become generally familiar with the progress and quality of the portion of the Work completed, and to determine in general, if the Work observed is being performed in a manner indicating that the Work, when fully completed, will be in accordance with the Contract Documents.

Article 9. Subcontractors and Separate Contractors.

9.1	The Contractor shall not enter into subcontracts with subcontractors to perform Work without the Owner’s prior written consent.

9.2	Unless otherwise stated in the Contract Documents, the Owner, as soon as practicable after the execution of the Contract, shall notify the Contractor of the subcontractors or suppliers proposed for each of the principal portions of the Work, if any. The Contractor shall not be required to contract with anyone to whom the Contractor has made reasonable objection.

9.3	Contracts between the Contractor and subcontractors shall require each subcontractor, to the extent of the Work to be performed by the subcontractor, to be bound to the Contractor by the terms of the Contract Documents, and to assume toward the Contractor all the obligations and responsibilities, including the responsibility for safety of the subcontractor’s work, which the Contractor, by the Contract Documents, assumes toward the Owner.

9.4	The term “Separate Contractors” means other contractors retained by the Owner under separate agreements. The Owner reserves the right to perform construction or operations related to the Project with the Owner’s own forces. The Contractor shall have no responsibility or liability for or with respect to any Separate Contractor. The Owner shall be fully and solely responsible for supervising the contractors, Separate Contractors, subcontractors, its own forces, and others performing any portion of the Work. The Contractor shall have no liability for work performed by Separate Contractors, contractors, or subcontractors, the Owner’s own forces, or others, even those engaged or paid by the Contractor.

Article 10. Changes in the Work.

10.1	By appropriate Modification, changes in the Work may be accomplished after the execution of the Contract.

10.2	Adjustments in the Contract Sum resulting from a change in the Work shall be determined by mutual agreement of the parties by the Contractor’s cost of labor, material, equipment, and overhead and profit as provided elsewhere in this Contract, unless the parties agree on another method for determining the cost or credit.

10.3	The Contractor shall not be obligated to perform changes in the Work until a Modification has been executed.

Article 11. Time. The term “day” as used in the Contract Documents shall mean calendar day unless otherwise specifically defined.

Article 12. Protection of Persons and Property.

12.1	Safety Precautions and Program. To the extent applicable to the Work, the Owner shall be responsible for initiating and maintaining all safety precautions and programs in connection with the performance of the Contract and the Work, including the work of subcontractors and Separate Contractors. To the extent applicable to the Work, the Owner shall and shall cause all subcontractors and Separate Contractors to take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury, or loss to:

12.1.1	employees on the Work and other persons who may be affected thereby;

12.1.2	the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, or under the care, custody, or control of the Contractor; and

12.1.3	other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation, or replacement in the course of construction.

The Owner shall comply in all material respects with, and give notices required by, applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities bearing on safety of persons and property and their protection from damage, injury, or loss.

12.2	Hazardous Materials and Substances.

12.2.1	The Owner is responsible for compliance with the requirements of the Contract Documents (if any) regarding hazardous materials or substances. If the Contractor encounters a hazardous material or substance on the site not addressed in the Contract Documents, and if reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered on the site by the Contractor, the Contractor shall, upon recognizing the condition, immediately stop Work in the affected area and notify the Owner of the condition. When the material or substance has been rendered harmless by Owner, Work in the affected area shall resume upon written agreement of the Owner and Contractor.

12.2.2	To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Contractor, subcontractors, and agents and employees of any of them from and against claims, damages, losses, and expenses, including but not limited to attorneys’ fees and expert fees, arising out of or resulting from any and all hazardous materials and substances on or brought onto the Project site, including but not limited to, the performance of the Work in the affected area, if in fact, the material or substance presents the risk of bodily injury or death as described in Section 12.2.1 and has not been rendered harmless, provided that such claim, damage, loss, or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself).

12.2.3	If the Contractor is held liable by a government agency for the cost of remediation of a hazardous material or substance solely by reason of performing Work as required by the Contract Documents, the Owner shall reimburse the Contractor for all cost and expense thereby incurred.

Article 13. Insurance and Bonds

13.1	Owner’s Insurance.

13.1.1	Owner’s Liability Insurance. The Owner shall be responsible for purchasing and maintaining the Owner’s usual liability insurance.

13.1.2	Property Insurance. The Owner shall be responsible for purchasing and maintaining the Owner’s usual and customary property insurance.

13.1.3	Other Insurance. The Owner shall be responsible for purchasing and maintaining all other insurance required by applicable law with respect to the Work.

13.1.4	Additional Insured. Subject to the Intercreditor Agreement, the Owner shall cause the Contractor to be named as an additional insured on any insurance policies related to the Work if any of the Work requires Contractor to perform work on the Project Site. In addition, if the Contractor is requested to perform any work on the Project site, the cost of the Contractor’s insurance related to such work shall be constitute a Cost of the Work.

Article 14. Miscellaneous Provisions.

14.1	Events of Default and Remedies. Events of Default, and the Contractor’s rights and remedies upon the occurrence of an Event of Default, are set forth in Exhibit E.

14.2	Collateral for Obligations. The collateral for the Obligations is described in Exhibit G and defined in the Approval Order.

14.3	Guaranty by Affiliates. By executing this Contract, each affiliate of the Owner guarantees the Obligations on the terms and conditions set forth in Exhibit F.

14.4	Assignment of Contract. No party to the Contract shall assign the Contract without written consent of the other parties.

14.5	Governing Law. The Contract shall be governed by the law of the place where the Project is located, excluding that jurisdiction’s choice of law rules. The United Nations Convention on Agreements for the International Sale of Goods shall not apply to this Contract and shall be disclaimed in and excluded from any subcontracts entered into by the Owner in connection with the Work or the Project. The Bankruptcy Court shall have jurisdiction to resolve disputes arising out of or related to this Contract before the date of the confirmation of a plan of reorganization in the Bankruptcy Cases.

14.6	Tests and Inspections. Tests, inspections, and approvals of portions of the Work required by the Contract Documents or by applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities shall be made at an appropriate time. Unless otherwise provided, at the request of the Owner, the Contractor may (in its sole an absolute discretion) make arrangements for such tests, inspections, and approvals with an independent testing laboratory or entity and the Owner shall bear all related costs of tests, inspections, and approvals. The Contractor shall give the Owner timely notice of when and where tests and inspections are to be made so that the Owner may be present for such procedures. The Owner shall directly arrange and pay for tests, inspections, or approvals where building codes or applicable laws or regulations so require.

14.7	The Owner’s representative:

Antonio D’Amico

Executive Vice President, Chief Administrative Officer, and General Counsel

Global Clean Energy Holdings, Inc.

6451 Rosedale Hwy

Bakersfield, California 93308

antonio.damico@globalcleanenergy.com

14.8	The Contractor’s representative:

Yu-Jen Chen

Chairman and CEO

CTCI Americas, Inc.

15721 Park Row, Suite 300

Houston, Texas 77084

todd_chen@ctci.com

14.9	Neither the Owner’s nor the Contractor’s representative shall be changed without ten (10) days’ prior notice to the other party.

14.10	Waiver. No action or failure to act by the Owner or Contractor shall constitute a waiver of a right or duty afforded them under the Contract, nor shall such action or failure to act constitute approval of or acquiescence in a breach there under, except as may be specifically agreed in writing.

14.11	Contractor Obligations. All of the Contractor’s obligations, responsibilities, and liabilities from and after the date hereof related to this Contract, the Work, or the Project site, at any time whatsoever, are exclusively and exhaustively set out in this Contract, the Approval Order, the RSA, the Intercreditor Agreement and the additional documents referred to in Article 4 above.

14.12	No Liability. The Contractor and Owner shall not be held liable for or responsible for, and hereby waive claims against each other for, punitive, indirect, incidental, special, or consequential damages including without limitation, liability for loss of use, loss of any existing property, loss of profits, or loss of product or business interruption, however the same may be caused, including the fault or negligence (including without limitation, active, passive, sole, joint or concurrent) of either party, arising out of or relating to this Contract.

14.13	Representations and Warranties. Each Obligor represents and warrants, as of the date hereof, to the Contractor that the representations and warranties set forth in Article III of the DIP TL CA are true and correct in all material respects.

14.14	Covenants. Articles V and VI of the DIP TL CA (as defined in Exhibit E) are hereby incorporated herein, mutatis mutandis, for the benefit of the Contractor, it being agreed that references therein to the “DIP Term Loan Agent” and the “Secured Parties” shall be deemed to refer to the Contractor for the purposes of this Section 14.14.

14.15	Budget. The “Budget” means the then most current budget prepared by the Owner and approved by the Contractor in accordance with this Contract (it being acknowledged and agreed that the budget attached to the Interim DIP Order is approved by and satisfactory to the Contractor and is and shall be the Budget unless and until replaced in accordance with terms of this Contract.

14.15.1	Section 5.20 of the DIP TL CA (as defined in Exhibit E) is hereby incorporated herein, mutatis mutandis, for the benefit of the Contractor, it being agreed that references therein to the “DIP Term Loan Agent” and the “Secured Parties” shall be deemed to refer to the Contractor for the purposes of this Section 14.15.1.

14.15.2	Section 6.18 of the DIP TL CA (as defined in Exhibit E) is hereby incorporated herein, mutatis mutandis, for the benefit of the Contractor, it being agreed that references therein to the “DIP Term Loan Agent” and the “Secured Parties” shall be deemed to refer to the Contractor for the purposes of this Section 14.15.2.

14.16	Payment of Contractor’s Professional Expenses. In addition to the Cost of the Work, the Owner shall pay the Contractor’s professional fees incurred during the Bankruptcy Cases as provided in the DIP Order.

14.17	Information Rights. The Owner shall deliver to the Contractor all Reporting Deliverables (as defined in the DIP TL CA) as and when they are delivered by or with respect to any Debtor to the DIP Term Loan Agent (as defined in the DIP TL CA), and the Contractor shall have the same rights to request Reporting Deliverables from the Debtors as the DIP Term Loan Agent under the DIP TL CA.

* * *

IN WITNESS WHEREOF, the parties to this Contract have executed this Contract with the intention of being bound thereby.

Bakersfield Renewable Fuels, LLC

By

Its

CTCI Americas, Inc.

By

Its

GUARANTORS:

1.	BKRF OCP, LLC, a Delaware limited liability company

2.	Global Clean Energy Holdings, Inc., a Delaware corporation

3.	BKRF HCB, LLC, a Delaware limited liability company

4.	BKRF HCP, LLC, a Delaware limited liability company

5.	BKRF OCB, LLC, a Delaware limited liability company

6.	GCE Holdings Acquisitions, LLC, a Delaware limited liability company

7.	GCE International Development, LLC, a Delaware limited liability company

8.	GCE Operating Company, LLC, a Delaware limited liability company

9.	GCEH CS Acquisitions, LLC, a Delaware limited liability company

10.	GCEH Ventures, LLC, a Delaware limited liability company

11.	Global Clean Energy Texas, LLC, a Delaware limited liability company

12.	Rosedale FinanceCo LLC, a Delaware limited liability company

13.	Sustainable Oils, Inc., a Delaware corporation

14.	Agribody Technologies, Inc., a Delaware corporation

By:
Name: [●]

Authorized Signatory

Exhibit A

Determination of the cost of the work; Payment Procedures

Cost of the Work. The Cost of the Work is equal to the sum of (i) all amounts actually paid by the Contractor to subcontractors, suppliers, and others (or reimbursement of such amounts paid by the Owner) pursuant to the Payment Procedures (as defined in Exhibit D), (ii) all out-of-pocket costs incurred by the Contractor in connection with such payments, including but not limited to transportation, permits, licenses, royalties, taxes (including sales, use, grow receipts, value added or similar taxes), except to the extent that such costs are paid directly by the Owner, and (iii) out-of-pocket costs, if any, incurred by the Contractor, in each of the cases of clauses (ii) and (iii), relating to the Work. The Cost of the Work does not include the Contractor’s Fee.

Exhibit B

Contractor’s proposal

[***]

Exhibit C

Contractor hourly rate schedule

[***]

Exhibit D

payment terms and procedures

The performance by the Contractor of the Work described herein is subject to the satisfaction of each condition to the Work in Article 2 of the Contract.

Subject to the occurrence of the Effective Date and the explicit conditions to performing the Work (including the payment or reimbursement of amounts as described in this Exhibit D) set forth in this Contract, the Contractor agrees that it has an obligation to fund amounts pursuant to the Contract and this Exhibit D for the Cost of the Work up to $75,000,000.

For purposes of paragraphs 2–6 below, the Contractor acknowledges and agrees that it will promptly cause each such Subcontractor or Supplier (including, for the avoidance of doubt, Vitol (as defined below) to the extent Vitol is not registered as of the date hereof) paid pursuant to each paragraph to be registered in the Contractor’s system so as to be able to make payments in accordance with the Budget. The parties will reasonably cooperate in providing documents and other information necessary to enable the payments and reimbursements described below, and Contractor shall reasonably cooperate to register vendors, including Vitol, in the Contractor’s supplier system.

1.	Payment Procedures.

The Owner shall provide 5 business days’ notice to the Contractor (or such shorter period as the Contractor may agree) of a request by the Owner to provide for payment to a subcontractor (a “Subcontractor”) or supplier (a “Supplier”) of goods or services or for reimbursement of payments made by the Owner to a Subcontractor or Supplier. The notice to the Contractor shall include an invoice from the Subcontractor or Supplier (or other mutually agreed form of request for payment) (the “Subcontractor/Supplier Invoice”). In connection with a request for direct payment to a Subcontractor or Supplier, before providing such notice to the Contractor, the Subcontractor or Supplier shall have signed an acknowledgment in a form reasonably acceptable to the Contractor providing, among other things, that the Contractor is not liable to such Subcontractor or Supplier.

Within 2 business days of receipt of a Subcontractor/Supplier Invoice, the Contractor will provide an invoice (the “Contractor’s Invoice”) showing the Cost of the Work and the Contractor’s Fee (in each case with respect to such Contractor’s Invoice) to the Owner. The Contractor will pay the Subcontractor/Supplier Invoice, or reimburse the Owner with respect to the Subcontractor/Supplier Invoice, within 2 business days of receipt from the Owner of an acknowledgment (“Owner’s Acknowledgment”) confirming the Owner’s request that the Contractor pay, or reimburse the Owner with respect to, the Subcontractor/Supplier Invoice and that that upon such payment or reimbursement by the Contractor, the amount of the Contractor’s Invoice (exclusive of the Contractor’s Fee) will be added to the Cost of the Work and the Contractor’s Fee will be added to the Contract Sum. The parties will separately track the Cost of the Work and the Contractor’s Fee.

“Payment Procedures” means the payment procedures set forth in this paragraph 1.

2.	Outstanding Pre-Petition Invoices

Subject to the Owner’s compliance with the Payment Procedures and the last sentence of this paragraph 2, the Owner may request payment for goods delivered and services rendered by a Subcontractor or Supplier before the Petition Date (as defined in the RSA) by preparing and delivering invoices to the Contractor with supporting documentation and the Contractor shall pay such invoiced amounts on behalf of the Owner (or reimburse the Owner for such invoiced amounts) within two business days of the receipt thereof of the Owner’s Acknowledgement. Each Subcontractor or Supplier paid pursuant to this paragraph must be registered in the Contractor’s system, there must be a purchase order or other agreement setting forth the terms of the agreement for the provision of the goods or services, and there must be one or more invoices supporting the request for payment.

3.	Reimbursement for Invoices Paid by the Owner Before the Petition Date

Subject to the Owner’s compliance with the Payment Procedures and the last sentence of this paragraph 3, the Owner may request reimbursement for payments made by the Owner for goods delivered and services rendered by a Subcontractor or Supplier before the Petition Date (as defined in the RSA). Each Subcontractor or Supplier paid pursuant to this paragraph must be registered in the Contractor’s system, there must be a purchase order or other agreement setting forth the terms of the agreement for the provision of the goods or services, and there must be one or more invoices supporting the request for payment.

4.	Subcontractors

Subject to the Owner’s compliance with the Payment Procedures and the last sentence of this paragraph 4, the Owner may request that the Contractor enter into an agreement with a Subcontractor pursuant to which the Contractor will be responsible for paying the Subcontractor (but will not be responsible for the delivery of work, the quality of work delivered, or the supervision of the subcontractor) for services rendered after the Petition Date and the Contractor shall pay any such amounts owed as and when they become due. Each such agreement shall not impose any obligation on the Contractor other than the obligation to make payment when due. All such payments made pursuant to agreements between the Contractor and Subcontractors shall be added to the Cost of the Work. The Subcontractor must be registered as a contractor in the Contractor’s supplier system, there must be a purchase order or other agreement setting forth the terms of the agreement, and there must be one or more invoices supporting requests for payment by such subcontractor.

5.	Vitol Americas Corp. and its Affiliates

The Owner purchases feedstock for the Project from Vitol Americas Corp. (“Vitol”) pursuant to a Supply and Offtake Agreement, dated as of June 25, 2024 (as amended, the “Vitol Agreement”). In connection with the Vitol Agreement, the Owner confirms purchase agreements (each, a “Purchase Agreement” pursuant to which the Owner agrees to purchase feedstock for the Project. Subject to the Owner’s compliance with the Payment Procedures, the Owner may request that the Contractor take an assignment of and assume certain payment obligations of the Owner to Vitol under a Purchase Agreement. Such assignment and assumption will be evidenced by an agreement in a form reasonably acceptable to the Owner, the Contractor, and Vitol.

In the case of invoices issued by Vitol pursuant to a Purchase Agreement that have not been satisfied pursuant to draws on the Owner’s revolving credit facility with Vitol, the Contractor will pay the amount due on such invoices to Vitol. Such invoices will be stamped “Assigned to CTCI Americas, Inc. by Bakersfield Renewable Fuels, LLC” or similar language before they are submitted to the Contractor. Any such stamp will not relieve the Owner of any liability to Vitol.

In the case of invoices issued by Vitol pursuant to a Purchase Agreement that have been satisfied pursuant to the Owner’s revolving credit facility with Vitol, the Contractor will pay the amount of the satisfied invoice through the revolving credit facility with Vitol to the Owner. In connection with its request to the Contractor for reimbursement of each Vitol invoice, the Owner will generate an invoice to the Contractor and include a copy of the Vitol invoice that has been paid. Notwithstanding the foregoing, there will only be a single payment to Vitol or satisfaction of each invoice.

The Owner acknowledges that Vitol must be registered as a vendor in the Contractor’s supplier system prior to the making of any payments under this paragraph 5. Any transactions involving Vitol will be subject to the requirements of this paragraph 5.

6.	Other Suppliers

Subject to the Owner’s compliance with the Payment Procedures in paragraph 1 and the last sentence of this paragraph 6, the Owner may also request that the Contractor enter into an agreement with a Supplier pursuant to which the Contractor will be responsible for paying the Supplier for goods or services provided after the Petition Date (but will not be responsible for the Supplier’s performance under that agreement) and the Contractor shall pay any such amounts owed as and when they become due. Each such agreement shall not impose any obligation on the Contractor other than the obligation to make payment when due. All such payments made pursuant to agreements between the Contractor and Suppliers shall be added to the Cost of the Work. The Supplier must be registered as a contractor in the Contractor’s supplier system, there must be a purchase order or other agreement setting forth the terms of the agreement, and there must be one or more invoices supporting requests for payment by such Supplier.

EXHIBIT E

EVENTS OF DEFAULT AND REMEDIES

1.	Each of the following is an “Event of Default” under this Contract.

1.1.	any Obligor fails to pay the Contractor any required payment (including without limitation the Contract Sum) when and as due and payable and such failure has not been cured within 5 business days; it being understood that any such payments shall be made in accordance with and subject to the terms of this Contract, the Approval Order and the Intercreditor Agreement;

1.2.	an “Event of Default” (as defined in that certain Senior Secured Super-Priority Debtor-in-Possession Credit Agreement) (as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement, the “DIP RCF CA”) by and among the Owner, affiliates of the Owner, Vitol Americas Corp., as administrative agent and collateral agent, and the lenders party thereto has occurred and is continuing and has led to the acceleration of the outstanding principal thereunder;

1.3.	an “Event of Default” (as defined in that certain Senior Secured Super-Priority Debtor-in-Possession Term Loan Credit Agreement) (as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement, the “DIP TL CA”) by and among Global Clean Energy Holdings, Inc. (“GCEH”), affiliates of GCEH, Orion Energy Partners TP Agent, LLC, as administrative agent and collateral agent, and the lenders party thereto from time to time) has occurred and is continuing and has led to the acceleration of the outstanding principal thereunder;

1.4.	any representation or warranty made by or deemed made by any Obligor in any Contract Document, or in any certificate or other document furnished by or on behalf of such Obligor pursuant to the Contract Documents, shall prove to have been incorrect in any material respect as of the time made or deemed made, confirmed, or furnished;

1.5.	any Obligor shall fail to observe or perform any covenant, condition, or agreement in any Contract Document and such failure shall continue unremedied for a period of thirty (30) days; provided that, if (A) such failure is not reasonably susceptible to cure within such thirty (30) days, (B) the Owner is proceeding with diligence and good faith to cure such failure and such failure is susceptible to cure and (C) the existence of such failure has not resulted in a material adverse effect on the Owner, such thirty (30) day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30) day period);

1.6.	the Approval Order, together with the Contract Documents, shall cease to create a valid and perfected lien on the collateral with such priority required by the RSA;

1.7.	any Contract Document (a) is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)), or the enforceability thereof shall be challenged in writing by any Debtor, (b) ceases to provide (to the extent permitted by law and to the extent required by the Contract Documents) lien on the assets purported to be covered thereby in favor of the Contractor in accordance with the DIP Orders and subject to the Intercreditor Agreement, free and clear of all other liens (other than liens permitted by the Contract Documents), including the liens contemplated by the RSA or the DIP Orders, or (c) becomes unlawful or is declared void;

1.8.	any authorization necessary for the execution, delivery and performance of any material obligation under the Contract Documents is terminated or ceases to be in full force or is not obtained, maintained, or complied with, unless such failure could not reasonably be expected to result in a material adverse effect on any Obligor or is remedied within ninety (90) days; or

1.9.	the Approval Order at any time ceases to be in full force and effect, or shall be vacated, reversed or stayed or modified without the prior written consent of the Contractor;

1.10.	except as provided in the Approval Order and subject to the Carve-Out (as defined in the Approval Order) and the DIP RCF CA and the SOA and SSA referenced in the DIP RCF CA (but only, in each case, to the extent set forth in the Approval Order), the Bankruptcy Court’s granting in any of the Bankruptcy Cases, or the entering of an order that authorizes or approves, the incurrence of any super-priority claim or any lien (including any adequate protection lien) on any collateral securing the Obligations that is pari passu with or senior to the claims or liens of the Contractor (or the submission of any request by a Debtor seeking, consenting to or otherwise supporting such action);

1.11.	the Debtors engage in or support any challenge to the validity, perfection, priority, extent or enforceability of the Contract Documents, the Prepetition CTCI Documents or the liens on or security interest in the assets of the Debtors securing the Obligations, including requests to equitably subordinate or avoid the liens securing the Obligations;

1.12.	the Debtors engage in or support any investigation or assert any claims or causes of action (or directly or indirectly support assertion of the same) against the Contractor; provided, however, that it shall not constitute an Event of Default if any Debtor provides information with respect to the Prepetition CTCI Documents to a party in interest or is compelled to provide information by an order of the Bankruptcy Court;

1.13.	after entry of the Approval Order on a final basis, the entry of any final order in the Bankruptcy Case charging any of the Contractor’s collateral that secures the Obligations in a manner that is adverse to the Contractor or its rights and remedies under the Contract Documents in the Bankruptcy Cases;

1.14.	the consummation of any sale or other disposition of all or a material portion of the Contractor’s collateral (other than in ordinary course of business that is contemplated by the Budget) without the advance written consent of the Contractor, in each case if such sale or other disposition does not satisfy the Obligations in full in cash at the consummation of such sale or disposition;

1.15.	except with respect to the Debtor prior to the entry of the Approval Order on a final basis, any Person shall obtain a final and nonappealable judgment under section 506(a) of the Bankruptcy Code, or a similar determination, with respect to the Contractor’s claims under the Prepetition CTCI Documents;

1.16.	the confirmation of a plan of reorganization or liquidation that does not provide for treatment of the Contractor and its liens and claims that is in accordance with the RSA;

1.17.	the entry of an order by the Bankruptcy Court (i) sustaining an objection to claims of the Contractor against one or more Debtors or (ii) avoiding any liens held by the Contractor with respect to any property of any Debtor;

1.18.	the failure of any Debtor to comply with the terms of the Approval Order;

1.19.	any Debtor shall contest the validity or enforceability of the Approval Order or deny that it has further liability thereunder;

1.20.	except as otherwise provided in 1.13 and 1.15 of this Exhibit E, any Debtor shall attempt to invalidate or otherwise impair claims of the Contractor or liens granted to the Contractor;

1.21.	any Debtor’s consensual use of prepetition cash collateral is terminated;

1.22.	the Bankruptcy Court enters an order terminating the use of cash collateral; or

1.23.	the provisions of the Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Obligor shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations for any reason shall not have the priority contemplated by this Contract or the Intercreditor Agreement.

2.	Upon the occurrence of one or more Events of Default (as defined above), and in every such event, and at any time thereafter during the continuance of such event, but subject to the Intercreditor Agreement and the DIP Orders, the Contractor may take any or all of the following actions, at the same or different times, without order of or application to the Bankruptcy Court:

2.1.	terminate the Work and payment or reimbursement of costs therefor, and thereupon the Work and all such payments and reimbursements shall terminate immediately;

2.2.	declare the Contract Sum then outstanding to be due and payable in whole (or in part, in which case any amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Contract Sum so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors; and

2.3.	enforce the liens and security interests that secure the Obligations and take any other action or exercise any other right or remedy (including without limitation, with respect to the liens in favor of the Contractor) available under the Contract Documents and applicable law.

EXHIBIT F

COLLATERAL

1.	Each Obligor, for good and valuable consideration, hereby grants and pledges to the Contractor a continuing security interest in its presently existing and hereafter acquired or arising Collateral (as defined below) to secure prompt repayment of any and all Obligations and to secure prompt performance by each Obligor of its covenants and duties under the Contract Documents. Such security interest constitutes a valid security interest in the presently existing Collateral and will constitute a valid security interest in later-acquired Collateral. Notwithstanding any termination of this Contract or any filings undertaken related to the Contractor’s rights under the Bankruptcy Code, the Contractor’s lien on the Collateral shall remain in effect for so long as any Obligations are outstanding. As used herein, “Collateral” means the “DIP Collateral” as defined in the Interim DIP Order and the Final DIP Order, as applicable (each as defined in the RSA).

2.	The obligations of the Obligors under this Exhibit F are made solely to the extent and manner set forth in, and are subject to the terms and conditions of, the Approval Order.

EXHIBIT G

GUARANTY

1.	Guaranty.

1.1.	For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor jointly and severally, hereby unconditionally and irrevocably guarantees the full and punctual payment and performance (whether at stated maturity, upon acceleration or otherwise) of all Guaranteed Obligations, in each case as primary obligor and not merely as surety and with respect to all such Guaranteed Obligations howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. This is a guaranty of payment and not merely of collection. As used herein, “Guaranteed Obligations” means the Obligations whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Obligor or any affiliate thereof of any proceeding under any debtor relief law naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. For the avoidance of doubt, the Guaranteed Obligations do not include obligations under the Prepetition CTCI Documents.

1.2.	All payments made by the Guarantors shall be payable in the manner required for payments by the Owner under the Contract Documents.

1.3.	Any term or provision of this guaranty to the contrary notwithstanding the aggregate maximum amount of the Guaranteed Obligations for which any Guarantor shall be liable under this guaranty shall not exceed the maximum amount for which such Guarantor can be liable without rendering this guaranty or any other Contract Document, as it relates to such Guarantor void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer.

2.	Guaranty Unconditional. The Guaranteed Obligations shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

2.1.	any extension, renewal, settlement, compromise, waiver or release in respect of any obligations of the Owner or any Guarantor by operation of law or otherwise (other than with respect to any such extension, renewal, settlement, compromise, waiver or release agreed in accordance with the terms hereunder as expressly applying to the Guaranteed Obligations);

2.2.	any modification or amendment of or supplement to this Contract or any other Contract Document (other than with respect to any modification, amendment or supplement agreed in accordance with the terms hereunder as expressly applying to the Guaranteed Obligations);

2.3.	any release, impairment, non-perfection or invalidity of any Collateral;

2.4.	any change in the corporate existence, structure or ownership of any Obligor;

2.5.	the existence of any claim, set-off or other rights that the Guarantors may have at any time against any Obligor, the Contractor or any other person, whether in connection herewith or with any unrelated transactions;

2.6.	any invalidity or unenforceability relating to or against any Obligor for any reason of any Contract Document, or any provision of applicable law purporting to prohibit the performance by any Obligor of any of its obligations under the Contract Documents (other than any such invalidity or unenforceability with respect solely to the Guaranteed Obligations); or

2.7.	any other act or omission to act or delay of any kind by any Obligor, Contractor or any other person or any other circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable discharge of the obligations of any Obligor under the Contract Documents.

3.	Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The Guaranteed Obligations shall remain in full force and effect until all of Owner’s obligations under the Contract Documents shall have been paid or otherwise performed in full. If at any time any payment made under this Contract or any other Contract Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, reorganization or similar event of any Obligor or any other person or otherwise, then the Guaranteed Obligations with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

4.	Waiver by the Guarantors.

4.1.	Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law: (i) notice of acceptance of the guaranty and notice of any liability to which this guaranty may apply, (ii) all notices that may be required by applicable law or otherwise to preserve intact any rights of Contractor against any Obligor, including any demand, presentment, protest, proof of notice of non-payment, notice of any failure on the part of any Obligor to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the Guaranteed Obligations (including any Obligor) except any of the foregoing as may be expressly required hereunder, (iii) any right to the enforcement, assertion or exercise by Owner of any right, power, privilege or remedy conferred upon such person under the Contract Documents or otherwise and (iv) any requirement that Owner exhaust any right, power, privilege or remedy, or mitigate any damages resulting from a default, under any Contract Document, or proceed to take any action against any Collateral or against any Obligor or any other person under or in respect of any Contract Document or otherwise, or protect, secure, perfect or ensure any lien on any Collateral.

4.2.	The Owner and each holder of any Guaranteed Obligations may demand payment of, enforce and recover from each Guarantor or any other person obligated for any or all of such Guaranteed Obligations in any order and in any manner whatsoever, without any requirement that the Owner or such holder seek to recover from any particular Guarantor or other person first or each Guarantor or other persons pro rata or on any other basis.

5.	Subrogation. Upon any Guarantor making any payment, such Guarantor, as applicable, shall be subrogated to the rights of the payee against the Owner with respect to such obligation; provided that no Guarantor shall enforce any payment by way of subrogation, indemnity, contribution or otherwise, or exercise any other right, against any other Obligor (or otherwise benefit from any payment or other transfer arising from any such right) so long as any obligations under the Contract Documents (other than on-going but not yet incurred indemnity obligations) remain unpaid and/or unsatisfied.

6.	Acceleration. All amounts subject to acceleration under this Contract shall be payable by the Guarantors hereunder immediately upon demand by the Owner.

EXHIBIT H

FORM OF RSA

[RSA attached hereto as Exhibit 10.1]

EXHIBIT I

FORM OF INTERCREDITOR AGREEMENT

[***]

EXHIBIT J

FORM OF APPROVAL ORDER

[***]

EXHIBIT C

Exit Facilities Term Sheet

Exit Facilities Term sHEET

$100,000,000 New RCF Facility (plus related SOA and SSA obligations)
$[80,000,000] New Super Senior Exit Facility

$[150,000,000] New Senior Secured Facility

$[1,081,950,000] Subordinated Senior Secured Facility

$[321,250,000] Subordinated Secured EPC Claim

$[561,800,000] Subordinated Junior Facility

Summary of Principal Terms and Conditions[1]

April 16, 2025

This term sheet (together with all annexes, schedules, and exhibits attached hereto, this “Term Sheet”) summarizes the material terms and conditions of the proposed transactions (the “Transactions”) to restructure the existing indebtedness of Holdco Borrower (as defined below) and its direct and indirect subsidiaries (together with Holdco Borrower, the “Company Parties”) upon the Plan Effective Date.

THIS TERM SHEET IS NEITHER AN OFFER WITH RESPECT TO ANY SECURITIES NOR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE CLOSING DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND MAY NOT BE SHARED WITH ANY PERSON OTHER THAN THE COMPANY PARTIES AND THE FINANCING PARTIES AND THEIR RESPECTIVE PROFESSIONAL ADVISORS OR EXCEPT AS OTHERWISE SET FORTH IN ANY CONFIDENTIALITY AGREEMENT BETWEEN THE COMPANY PARTIES AND THE FINANCING PARTIES OR THEIR RESPECTIVE PROFESSIONAL ADVISORS.

THIS TERM SHEET IS FOR DISCUSSION PURPOSES ONLY AND DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF THE DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

Without limiting the generality of the foregoing, this Term Sheet and the undertakings contemplated herein are subject in all respects to the negotiation, execution, and delivery of the definitive documentation for the Facilities. The regulatory, tax, accounting, and other legal and financial matters and effects related to the Transactions or any related restructuring or similar transaction have not been fully evaluated, and any such evaluation may affect the terms and structure of any Transactions or related transactions.

[1]	Capitalized terms used herein but not defined herein shall have the meaning assigned to such term in Exhibit B.

This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions.

Holdco Borrower:	Reorganized GCEH (as defined in the Restructuring Support Agreement) (the “Holdco Borrower”), as borrower.

Midco Borrower and Pledgor:

The Holdco Borrower will form a new wholly-owned Delaware limited liability company subsidiary (the “Midco Pledgor”).

Midco Pledgor will form a new wholly-owned Delaware limited liability company subsidiary (the “Midco Borrower”).

Guarantors:

For the Holdco Term Facilities (as defined below), none.

For the New Super Senior Exit Facility and the RCF Facilities, each of Midco Pledgor, [BKRF OCB, other existing holdcos],[2] Bakersfield Renewable Fuels, LLC, a Delaware limited liability company (“Project Company”), Sustainable Oils, Inc., a Delaware corporation (“SusOils”), and Agribody Technologies, Inc., a Delaware corporation (“ATI”) and any other subsidiaries of Holdco Borrower (other than Midco Pledgor, Midco Borrower and any foreign subsidiaries).

New RCF Facility and Existing SOA/SSA:	Vitol Americas Corp. (“Vitol” or “RCF Agent”) will provide the following facilities to the Midco Borrower:

	(a)	Revolving credit facility (the “New RCF Facility”) in an aggregate principal amount of $100 million, to be set forth in a Credit Agreement among the Midco Loan Parties, the RCF Agent and Existing RCF Lenders (in such capacity, the “New RCF Lenders”);

	(b)	Supply and offtake agreement, as amended upon exit (the “New SOA”), between the Project Company and Vitol and guaranteed by the other Midco Loan Parties; and

	(c)	Storage Services Agreement, as amended on exit (the “New SSA” and together with the New RCF Facility and the New SOA, the “RCF Facilities”), between the Project Company and Vitol and guaranteed by the other Midco Loan Parties.

The secured obligations under the foregoing shall be referred to herein as the “New RCF Obligations”.

[2]	NTD: To be determined with GCEH/K&E. There are a number of middle-tier entities currently sitting between BKRF OCP and GCEH that just own equity interests, which may be removed.

New Super Senior Exit Facility:	One or more new lenders (the “New Super Senior Exit Lenders”) will agree to provide a new term loan to the Midco Borrower in an amount up to $80 million (the “New Super Senior Exit Facility”). The lenders under such facility will be known as the “New Super Senior Exit Term Lenders,” the agent under such facility will be called the “New Super Senior Exit Loan Agent” and the credit agreement relating to such facility will be called the “New Super Senior Exit Loan Credit Agreement.” The New Super Senior Exit Facility and the New RCF Facility will be known, collectively, as the “Midco Facilities.”

Conversion of DIP Financing to New Senior Secured Facility:	The New Senior Secured Term Lenders and CTCI will agree that the Company Parties’ financial obligations in connection with the DIP Financing and the New CTCI Contract will be converted into the following obligations of Holdco Borrower:

	(a)	a senior secured term loan facility (the “New Senior Secured Term Facility”), on terms and conditions to be set forth in a Term Loan Credit Agreement (the “New Senior Secured Term Loan Credit Agreement”) among Holdco Borrower, the New Senior Secured Term Lenders and Orion Energy Partners TP Agent, LLC, as administrative agent and collateral agent (in such capacities, the “New Senior Secured Term Loan Agent”), consisting of an aggregate principal amount of $75 million in term loans (plus any accrued interest or interest paid in kind) (“New Senior Secured Term Loans”); and

	(b)	a post-confirmation payment obligation for $75 million plus any Senior EPC DIP Fee Claim, in each case, that arose under the New CTCI Contract and will remain under the New CTCI Contract, as amended, upon exit (the “Post-Exit CTCI Senior DIP Payment Obligation”).

New definitions to be added to Defined Terms:

“DIP Financing” means debtor-in-possession financing provided to the Company Parties by certain of the Existing Term Lenders in the amount of $75 million (including $25 million of new funding and the roll-up3 of $50 million in pre-petition funding by certain of the Existing Term Lenders).   “New Senior Secured Term Lenders” means the Existing Term Lenders that provide DIP Financing to the Company Parties.   “New CTCI Contract” means a Procurement, Construction, Operation & Maintenance Support Services Agreement between CTCI and one or more of the Company Parties which will provide for provision of $75 million in goods and services as described in Exhibit D. The Post-Exit CTCI Senior DIP Payment Obligation under the New CTCI Contract will require payment of CTCI’s overhead and profit at 16.5% (the “EPC DIP Fee”) with (i) a portion of the EPC DIP Fee equal to 8% per annum on the goods and services provided by CTCI under the New CTCI Contract characterized as the “Senior EPC DIP Fee Claim” and (ii) any EPC DIP Fee in excess of the Senior EPC DIP Fee Claim characterized as the “Excess EPC DIP Claims”. The EPC DIP Fee will not be paid in cash but will be paid in kind during the bankruptcy of the Holdco Borrower, and no interest on the EPC DIP Fee or the cost of goods and services provided under the New CTCI Contract will accrue during the bankruptcy of the Holdco Borrower. The Company Parties’ obligations under the New CTCI Contract will be secured by the Collateral to the extent contemplated herein. The New CTCI Contract will take effect before the Plan Effective Date, but on the Plan Effective Date it will be amended to reflect the treatment given to the Post-Exit CTCI Senior DIP Payment Obligation as described herein, including the accrual of interest and an extended maturity.

[3]	For the avoidance of doubt, the aggregate principal amount under the New Senior Secured Term Loan Credit Agreement shall be $75 million irrespective of whether the roll-up of $50 million in pre-petition funding by the applicable Existing Term Lenders is approved by the Bankruptcy Court. If such roll-up is not approved, the $50 million in pre-petition funding by the Existing Term Lenders that would have otherwise been rolled up and converted into DIP Financing would nevertheless, upon the Plan Effective Date, be converted into New Senior Secured Term Loans as if the roll-up was approved by the Bankruptcy Court.

Conversion of Existing Term Facilities and EPC Agreement:[4]	The various secured obligations owing to (i) CTCI under the Existing EPC Agreement and (ii) the Existing Term Lenders under the Existing Term Loan Credit Agreement (other than the portion thereof that is rolled-up and converted into DIP Financing) will be partially converted on the Closing Date into the following exit facilities (together with the New Senior Secured Term Facility and the Post-Exit CTCI Senior DIP Payment Obligation, collectively, the “Holdco Term Facilities”, and together with the Midco Facilities, the “Facilities”) provided to the Holdco Borrower, in the following order of priority:

	(a)	pursuant to and in accordance with the Plan, (i) first, a secured term loan facility (the “First Out Subordinated Senior Secured Term Facility”), on terms and conditions to be set forth in a Term Loan Credit Agreement (the “Subordinated Senior Secured Term Loan Credit Agreement”) among the Holdco Borrower, the Existing Term Lenders and Orion Energy Partners TP Agent, LLC, as administrative agent and collateral agent (in such capacities, the “Subordinated Senior Secured Term Loan Agent”), consisting of $16 million of obligations from the Existing Term Loan Credit Agreement and (ii) second, ratably, (A) a secured term loan facility (the “Second Out Subordinated Senior Secured Term Facility” and together with the First Out Subordinated Senior Secured Term Facility, the “Subordinated Senior Secured Term Facility”), on terms and conditions to be set forth in the Subordinated Senior Secured Term Loan Credit Agreement, consisting of $852.76 million of obligations from the Existing Term Loan Credit Agreement and (B) pursuant to and in accordance with the Plan (including any supplement thereto), Holdco Borrower has agreed to pay to CTCI $213.19 million of obligations under the Existing EPC Agreement (the “Subordinated Senior Secured EPC Claim”);

	(b)	pursuant to and in accordance with the Plan (including any supplement thereto), Holdco Borrower has agreed to pay to CTCI $321.25 million of obligations under the Existing EPC Agreement (the “Subordinated Secured EPC Claim”);

	(c)	pursuant to and in accordance with the Plan, (i) an unsecured, subordinated junior term loan facility (the “Subordinated Junior Term Facility”), on terms and conditions to be set forth in a Term Loan Credit Agreement (the “Subordinated Junior Term Loan Credit Agreement”) among the Holdco Borrower, the Existing Term Lenders and Orion Energy Partners TP Agent, LLC, as administrative agent and collateral agent (in such capacities, the “Subordinated Junior Term Loan Agent”), and together with the New Super Senior Exit Loan Agent and the Subordinated Senior Secured Term Loan Agent, the “Holdco Term Loan Agent”, consisting of $297.24 million obligations from the Existing Term Loan Credit Agreement and (ii) (including any supplement thereto), Holdco Borrower has agreed to pay to CTCI (x) $264.56 million of obligations under the Existing EPC Agreement plus (y) any Excess EPC DIP Claims (the “Subordinated Junior EPC Claim” and together with the Post-Exit CTCI Senior DIP Payment Obligation, the Subordinated Senior Secured EPC Claim and the Subordinated Secured EPC Claim, the “EPC Agreements”).

In addition to the foregoing, various obligations under the Existing Term Loan Credit Agreement and Existing EPC Agreement are being converted to common and preferred equity of the Holdco Borrower, as stated in the Governance Term Sheet.

[4]	NTD: For the avoidance of doubt, these converted facilities will include no additional ‘new money’ funding.

Documentation Principles:

The definitive documentation with respect to the New RCF Facility, New SOA and New SSA will be based on, and no less favorable to the Midco Borrower than the documentation in respect of the Existing RCF Credit Agreement, the Existing SOA and the Existing SSA (and related documentation) with modifications as are necessary to (a) reflect the terms set forth in this Term Sheet, including the first-priority nature of the liens on the Midco Loan Parties supporting such the RCF Facilities, including the RCF-Term Intercreditor Agreement described below, (b) reflect that the project is operational, (c) reflect any changes in law since the date of the Existing RCF Credit Agreement and (d) reflect the additional Facilities contemplated by this Term Sheet.

The definitive documentation with respect to the New Senior Secured Term Facility, the Subordinated Senior Secured Term Facility and the Subordinated Junior Term Facility will be based on, and no less favorable to the Holdco Borrower than the documentation in respect of the Existing Term Loan Credit Agreement (and related documentation) with modifications as are necessary to (a) reflect the terms set forth in this Term Sheet, (b) reflect that the project is operational, (c) reflect any changes in law since the date of the Existing Term Loan Credit Agreement, (d) reflect the additional Facilities contemplated by this Term Sheet and (e) to reflect that such documentation will have no other representations, warranties, covenants or events of default other than as specified in the CTTIA.

The definitive documentation with respect to the New Super Senior Exit Facility (the “Exit Facility”) shall be negotiated by the Midco Borrower, the requisite lenders under the Existing Term Loan Credit Agreement (the “Existing Term Required Lenders”) and the New Senior Secured Term Lenders. CTCI’s consent (not to be unreasonably withheld) shall be required to the terms of, and provider of, the Exit Facility in the following circumstances:

	1.	if one or more affiliates or insiders of lenders (past or present) under the Existing Term Loan Credit Agreement are providing more than 30% of such Exit Facility, then CTCI’s consent (not to be unreasonably withheld) shall be required for the incurrence of such Exit Facility; or

	2.	if, after a bona fide customary marketing process for such Exit Facility in which offers are solicited on terms and conditions approved (not to be unreasonably withheld) by the Existing Term Required Lenders, the New Senior Secured Term Lenders, and CTCI (the “Exit Facility Marketing Process”, there are multiple third-party offers for such Exit Facility, then CTCI’s consent (not to be unreasonably withheld), shall be required in connection with (i) the Midco Borrower’s, Existing Term Required Lenders’ and New Senior Secured Term Lenders’ selection of which offer to select and (ii) material terms and conditions relating to such Exit Facility. In the case of this clause 2., CTCI shall be required to consent to at least one of the third-party offers for such Exit Facility.

If after the Exit Facility Marketing Process, there is only one third-party offer for the Exit Facility, CTCI’s consent shall not be required. In any event, the Existing Term Required Lenders will (x) consult in good faith with CTCI and its representatives throughout the Exit Facility Marketing Process, and (y) promptly provide all material written information, term sheets and/or offer documentation with regard to the Exit Facilities to CTCI or its representatives. The parties recognize the importance of the New Super Senior Exit Facility to the future success of the reorganized debtors and the need to negotiate and accept commercially reasonable terms for such financing.

The definitive documentation with respect to the New CTCI Agreement will (a) be substantially in the form set forth on Exhibit D and (b) in any event, shall have no other representations, warranties, covenants or events of default other than as specified in the CTTIA.

The definitive documentation with respect to the Post-Exit CTCI Senior DIP Payment Obligation, the Subordinated Senior Secured EPC Claim, the Subordinated Secured EPC Claim and the Subordinated Junior EPC Claim will (a) have the applicable terms referenced in the Plan (including any supplement thereto), and (b) reflect that such documentation will have no other representations, warranties, covenants, events of default, enforcement rights or payment rights other than as specified in the CTTIA.

This section is referred to herein as the “Documentation Principles”.

Collateral:	“Collateral” shall mean, in respect of any of the Facilities, the following:

	(a)	the New RCF Facility, the New SOA and the New SSA will be secured (in the priorities set forth below) by a first priority security interest in all present and after-acquired property of the Midco Loan Parties, subject to the Documentation Principles (with the liens in favor of the New RCF Facility, the New SOA and the New SSA being held by Vitol);

	(b)	the New Super Senior Exit Facility will be secured (in the priorities set forth below) by a second priority security interest in all present and after-acquired property of the Midco Loan Parties, subject to the Documentation Principles (with the liens in favor of the New RCF Facility, the New SOA and the New SSA being prior to the liens in favor of the New Super Senior Exit Facility being held by the New Super Senior Exit Loan Agent); and

	(c)	the New Senior Secured Term Facility, the Post-Exit CTCI Senior DIP Payment Obligation, the Subordinated Senior Secured Term Facility, the Subordinated Senior Secured EPC Claim, and the Subordinated Secured EPC Claim will be secured (in the priorities set forth below) by a security interest in all present and after-acquired property of the Holdco Borrower, and all equity interests in the Holdco Borrower, for the benefit of the holders of all of the Holdco Term Facilities that are secured by collateral, subject to customary agency and duty provisions, which shall be subject to the terms and conditions of the CTTIA. These facilities will not be secured by the assets or equity of, or claims against, the Midco Loan Parties, which shall secure exclusively the Midco Facilities. These facilities will not be secured by the assets or equity of, or claims against, the Midco Loan Parties, which shall secure exclusively the Midco Facilities.

The Subordinated Junior Term Facility and Subordinated Junior EPC Claim will be unsecured.

Purpose/Use of Proceeds:	(a)	Subject to the Documentation Principles, the purpose and use of proceeds of the New RCF Facility, the New SOA and the New SSA will be consistent with the Existing RCF Credit Agreement, the Existing SOA and the Existing SSA.

	(b)	The New Super Senior Exit Facility will be used to pay transaction costs and expenses and (a) for general corporate purposes of the Midco Loan Parties and (b) G&A expenses of the Holdco Borrower (but not, for the avoidance of doubt, any distributions to owners of Holdco Borrower).

	(c)	The New Senior Secured Term Facility will be used to repay the DIP Financing, pay transaction costs and expenses, and for general corporate purposes of the Company Parties. The obligations under the New CTCI Agreement will convert as provided in the section entitled “Conversion of DIP Financing.”

	(d)	The Subordinated Senior Secured Term Facility, the Subordinated Senior Secured EPC Claim, the Subordinated Secured EPC Claim, the Subordinated Junior Term Facility and the Subordinated Junior EPC Claim will be used to consummate the conversion of certain existing obligations (as set forth under the heading “Conversion of Existing Term Facilities and EPC Agreement” above).

Availability of New Facilities:	The availability of the New RCF Facility, the New SOA and the New SSA will be consistent with the Existing RCF Credit Agreement, the Existing SOA and the Existing SSA, provided that the borrowing base will include property, plant and equipment at the lesser of 100% of $35 million or, after the first year following exit, 50% of an appraised value of such assets, with such appraisal to be updated annually. The loans under the New Super Senior Exit Facility will be available to be drawn by the Holdco Borrower on the Closing Date as may be agreed by the Board and the New Super Senior Exit Lenders.

Maturity Date:

New RCF Facility, New SOA and New SSA: June 25, 2027, subject to the extension rights set forth in the Existing SOA

New Super Senior Exit Facility: As negotiated with the New Super Senior Exit Lenders and in any event after the maturity of the New RCF Facility.

New Senior Secured Term Facility: 10 years after the Petition Date

Post-Exit CTCI Senior DIP Payment Obligation: 10 years after the Petition Date

Subordinated Senior Secured Term Facility: 10 years after the Petition Date

Subordinated Senior Secured EPC Claim: 10 years after the Petition Date

Subordinated Secured EPC Claim: 10 years after the Petition Date

Subordinated Junior Term Facility: 10 years after the Petition Date

Subordinated Junior EPC Claim: 10 years after the Petition Date

Mandatory Amortization

New RCF Facility, New SOA and New SSA: Amortization will be consistent with the Existing RCF Credit Agreement, the Existing SOA and the Existing SSA.

New Super Senior Exit Facility: As negotiated by the Board with the New Super Senior Exit Lenders and reasonably satisfactory to Vitol.

New Senior Secured Term Facility and Post-Exit CTCI Senior DIP Payment Obligation: No mandatory amortization until the applicable Maturity Date, subject to the Excess Cash Flow Sweep.

Subordinated Senior Secured Term Facility and Subordinated Senior Secured EPC Claim: No mandatory amortization until the applicable Maturity Date, subject to the Excess Cash Flow Sweep.

Subordinated Secured EPC Claim, Subordinated Junior EPC Claim and Subordinated Junior Term Facility: No mandatory amortization until the applicable Maturity Date, subject to the Excess Cash Flow Sweep after repayment of senior facilities.

Mandatory Prepayments:

In respect of the New RCF Facility, the New SOA and New SSA, to be consistent with those set forth in the Existing RCF Credit Agreement, the Existing SOA and Existing SSA, but subject to the Documentation Principles, including priority in terms of mandatory prepayments from proceeds of collateral and insurance.

In respect of the New Super Senior Exit Facility, as negotiated by the Board with the New Super Senior Exit Lenders, but subject to the Documentation Principles.

In respect of the Holdco Term Facilities, those mandatory prepayments set forth in Exhibit C as applicable to such facility, subject to the Documentation Principles.

RCF-Term Intercreditor Agreement:	Vitol and the New Super Senior Exit Loan Agent will enter into a customary intercreditor agreement (the “RCF-Term Intercreditor Agreement”) in favor of the RCF Facilities on terms similar to the Existing RCF-Term Intercreditor Agreement and DIP period intercreditor agreement in favor of the Existing RCF Facility, Existing SOA, and Existing SSA.

Common Terms and Term Intercreditor Agreement:

The agents, lenders and secured parties party to the Holdco Term Facilities (such parties, the “Holdco Term Financing Parties”) will enter into a Common Terms and Term Intercreditor Agreement (the “CTTIA”) setting out: (i) the representations and warranties applicable to such facilities (ii) the affirmative and negative covenants applicable to such facilities, (iii) the events of default applicable to such facilities, (iv) the permitted remedies applicable to such facilities, (v) other intercreditor matters applicable to such facilities and (vi) none of the Holdco Term Facilities shall be entitled to any payments except for payments in the waterfall priorities as set forth in this Term Sheet.

Exhibit C sets forth the provisions that will be in the CTTIA in respect of the foregoing clauses (i) through (iii), which shall be set forth in the CTTIA in accordance with the Documentation Principles and shall include provisions agreed to by Holdco Borrower in respect of the Company Parties. Any actions expressly permitted under the Governance Term Sheet shall be permitted under the covenants in the Holdco Term Facilities. No other representations, covenants or events of default shall be included in the Holdco Term Facilities except as set forth in Exhibit C.

The CTTIA will grant CTCI and each other Holdco Term Financing Party adversely affected thereby, a consent right over the following amendments, modifications, consents or waivers:

	•	transfer, conveyance or release of any interest in (a) any of the equity Collateral and/or (b) any other material Collateral;

	•	to modify the payment waterfalls to be contained in the CTTIA or authorize any payment to a Holdco Term Financing Party that is not consistent with such waterfalls;

	•	to shorten the applicable maturity date or payment due date under any Holdco Term Facility; provided, that the foregoing shall not restrict enforcement actions taken on or after December 31, 2030;

	•	to increase the commitments, funding, reimbursement or other obligations of any holder of a Holdco Term Facility obligation;

	•	to reduce or forgive the principal amount (or amount payable to) of or reduce the rate of interest on or premium on any Holdco Term Facility obligation, increase interest rates, or to extend the date on which interest, fees, or premium are payable to any holder of a Holdco Term Facility obligation (provided that, the vote of Required Holdco Term Lenders shall be sufficient to waive any cash interest payment obligation that applies ratably to holders of Holdco Term Facility obligations within a tranche);

	•	increase the commitments or obligations under any of the Holdco Term Facilities;

	•	increase the commitments or obligations under the New Super Senior Exit Facility by more than $20 million (up to a total of $100 million), in each case, without the consent of CTCI and the Required Holdco Term Lenders;

	•	permit partial refinancings or repayments of obligations under the Holdco Term Facilities (other than repayments contemplated by this Term Sheet, such as the excess cash flow sweep) without the consent of CTCI and the Required Holdco Term Lenders;

	•	any action that disproportionately and materially adversely affects, any party’s Holdco Term Facility rights and obligations as compared to the holders of the Holdco Term Facility obligations within such tranche (it being understood that a “tranche” refers to obligations that are at the same level in the waterfall, so for example, the New Senior Secured Term Loans and Post-Exit CTCI Senior DIP Payment Obligation are in the same tranche);

	•	any adverse modification to the sections governing amendments, consents and waivers; and

	•	the items requiring CTCI’s consent as set forth in the Governance Term Sheet, including Annex A, as well as in Sections 1(i), 1(ii), 1(iii), 1(v), 2(i) and 2(ii) of the Governance Term Sheet.

All other amendments, consents and waivers shall require the written consent of the Holdco Borrower and the Required Holdco Term Lenders.

(a) After December 31, 2030, the Required Holdco Term Lenders shall be permitted to exercise remedies upon the occurrence and continuation of an Event of Default (as defined in the Holdco Term Facilities) and (b) at any time, the Required Holdco Term Lenders shall be permitted to exercise remedies upon the occurrence and continuation of a bankruptcy event of default with respect to a Company Party. Any proceeds of the exercise of remedies, and all other payments, distributions and other assets received at any time in connection with any Holdco Term Facility, shall be held in trust and distributed ratably to the agents, lenders and CTCI under the Holdco Term Facilities in accordance with the waterfall pursuant to the CTTIA and pursuant to customary intercreditor provisions. For the avoidance of doubt, the Holdco Term Facilities shall include standard secured party protections (including automatic acceleration of obligations) upon the occurrence of a bankruptcy event with respect to a Company Party, consistent with the Existing Term Loan Credit Agreement.

Except as provided in this Term Sheet, CTCI shall have no other voting or consent rights, and none of the Holdco Term Facilities will have any enforcement rights except as set forth in the CTTIA.

Liquidation Waterfall:	The CTTIA shall also set forth a liquidation waterfall, which will apply cash proceeds from an enforcement action as follows:

	•	first, as required under the RCF-Term Intercreditor Agreement, (i) first, to the obligations owing to the secured parties under the New RCF Facility (including the RCF Agent and Vitol under the SOA) and (ii) second, to the obligations owing under the New Super Senior Exit Loan Credit Agreement (including the New Super Senior Exit Loan Agent);

	•	second, on a pro rata basis, to the holders of the New Senior Secured Term Facility and Post-Exit CTCI Senior DIP Payment Obligation;

	•	third, (a) first, on a pro rata basis, to the holders of the First Out Subordinated Senior Secured Term Facility and (b) second, on a pro rata basis, to the holders of the obligations in respect of the Second Out Subordinated Senior Secured Term Facility and Subordinated Senior Secured EPC Claim;

	•	fourth, on a pro rata basis, to the holders of the obligations in respect of the Subordinated Secured EPC Claim;

	•	fifth, on a pro rata basis, to the holders of the obligations in respect of the Subordinated Junior Term Loan Credit Agreement and Subordinated Junior EPC Claim; and

	•	sixth, on a pro rata basis, to the equity holders of Holdco Borrower pursuant to the Governance Term Sheet.

Such priorities shall in each case include all permitted refinancings or incremental debt incurrence at the applicable level, in each case as set forth in the indebtedness covenant in Exhibit C.

Each holder of Holdco Term Facility obligations (including CTCI) agrees to the foregoing waterfall and priority provisions in connection with the transactions contemplated by this Term Sheet.

Required Holdco Term Lenders:	Holders of Holdco Term Facility obligations (including, without limitation, CTCI) holding outstanding obligations representing more than 50% of the total obligations across the Holdco Term Facilities in the aggregate.

Interest Rates / Payment in Kind:

New RCF Facility, New SOA and New SSA: Interest rates and payment terms under the RCF Facilities will be consistent with the Existing RCF Credit Agreement, the Existing SOA and the Existing SSA.

New Super Senior Exit Facility: as negotiated by the Board with the New Super Senior Exit Lenders.

New Senior Secured Term Facility: 8.0%, paid in kind through December 31, 2027 and then, solely to the extent of available cash to the Holdco Borrower, paid quarterly in cash thereafter (and if cash is not available, paid in kind) (but subject to the Excess Cash Flow Sweep, in any event)

Post-Exit CTCI Senior DIP Payment Obligation: 8.0%, paid in kind through December 31, 2027 and then, solely to the extent of available cash to the Holdco Borrower, paid quarterly in cash thereafter (and if cash is not available, paid in kind) (but subject to the Excess Cash Flow Sweep, in any event)

Subordinated Senior Secured Term Facility: 8.0%, paid in kind (but subject to the Excess Cash Flow Sweep)

Subordinated Senior Secured EPC Claim: 8.0%, paid in kind (but subject to the Excess Cash Flow Sweep)

Subordinated Secured EPC Claim: 8.0%, paid in kind (but subject to the Excess Cash Flow Sweep)

Subordinated Junior Term Facility: 8.0%, paid in kind (but subject to the Excess Cash Flow Sweep)

Subordinated Junior EPC Claim: 8.0%, paid in kind (but subject to the Excess Cash Flow Sweep)

Fees:	The Holdco Borrower and the Midco Borrower will pay certain fees in connection with the Holdco Term Facilities as set forth on Exhibit A to this Term Sheet.

Representations and Warranties:

In respect of the New RCF Facility, the New SOA and New SSA, to be consistent with those set forth in the Existing RCF Credit Agreement, the Existing SOA and Existing SSA, but subject to the Documentation Principles.

In respect of the New Super Senior Exit Facility, as negotiated by the Board with the New Super Senior Exit Lenders, but no more restrictive than the New RCF Facility.

In respect of the Holdco Term Facilities, those representations and warranties listed in Exhibit C hereto applicable to such facility which shall, in each case, be drafted in accordance with the Documentation Principles except as set forth in Exhibit C.

Affirmative Covenants:

In respect of the New RCF Facility, the New SOA and New SSA, to be consistent with those set forth in the Existing RCF Credit Agreement, the Existing SOA and Existing SSA, but subject to the Documentation Principles.

In respect of the New Super Senior Exit Facility, as negotiated by the Board with the New Super Senior Exit Lenders, but no more burdensome than the New RCF Facility.

In respect of the Holdco Term Facilities, the affirmative covenants listed in Exhibit C hereto applicable to such facility which shall, in each case, be drafted in accordance with the Documentation Principles except as set forth in Exhibit C.

Negative Covenants

In respect of the New RCF Facility, the New SOA and New SSA, to be consistent with those set forth in the Existing RCF Credit Agreement, the Existing SOA and Existing SSA, but subject to the Documentation Principles.

In respect of the New Super Senior Exit Facility, as negotiated by the Board with the New Super Senior Exit Lenders, but no more restrictive than the New RCF Facility.

In respect of the Holdco Term Facilities, the negative covenants listed in Exhibit C hereto applicable to such facility which shall, in each case, be drafted in accordance with the Documentation Principles except as set forth in Exhibit C.

Events of Default:

In respect of the New RCF Facility, the New SOA and New SSA, to be consistent with those set forth in the Existing RCF Credit Agreement, the Existing SOA and Existing SSA, but subject to the Documentation Principles.

In respect of the New Super Senior Exit Facility, as negotiated by the Board with the New Super Senior Exit Lenders, but no more restrictive than the New RCF Facility.

In respect of the Holdco Term Facilities, the events of default listed in Exhibit C hereto applicable to such facility which shall, in each case, be drafted in accordance with the Documentation Principles except as set forth in Exhibit C.

Conditions Precedent to Exit from Bankruptcy:	The conditions precedent to the closing (such date, the “Closing Date”) shall be as set forth below:

	•	delivery of executed financing documents for the Holdco Term Facilities, the New Super Senior Exit Facility and the RCF Facilities, including intercreditor agreements, guaranties, security documents and other collateral deliverables;

	•	delivery of customary legal opinions and corporate deliverables;

	•	delivery of a borrowing request;

	•	the Plan Effective Date shall have occurred on the Closing Date;

	•	payment of fees and expenses (including a deposit of amounts sufficient to pay estate professionals in a professional fee escrow account pending approval of payment of such fees and expenses by the Bankruptcy Court (as defined in the Restructuring Support Agreement)); and

	•	otherwise as set forth in the Plan.

Conditions to Subsequent Borrowings:	[As specified in the RCF Facilities term sheet.]

Expenses:

The Holdco Borrower will pay all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees and expenses of counsel (including New York counsel, bankruptcy counsel and local counsel in each appropriate jurisdiction) and a financial advisor) for the Holdco Term Loan Agent and separate counsel for CTCI in connection with administering the Holdco Term Facilities, preparing all documents and enforcing any and all obligations relating to the Holdco Term Facilities.

The Midco Borrower will pay all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees and expenses of counsel (including New York counsel, bankruptcy counsel and local counsel in each appropriate jurisdiction) and a financial advisor) for the New Super Senior Exit Loan Agent and separate counsel for Vitol in connection with administering RCF Facilities, preparing all documents and enforcing any and all obligations relating to the Midco Facilities.

The Holdco Borrower will pay all reasonable and documented out-of-pocket costs and expenses of CTCI (including reasonable and documented fees and expenses of its counsel, local counsel and its financial advisor incurred in connection with workout negotiations and the bankruptcy case).

Counsel to the Holdco Term Loan Agent:	Latham & Watkins LLP.

Counsel to CTCI:	Davis Wright Tremaine LLP and Haynes & Boone, LLP.

Counsel to the RCF Agent:	Sidley Austin LLP.

EXHIBIT A

Fees and Premiums under Facilities

The Holdco Borrower and the Midco Borrower, as applicable, agrees to pay (or cause to be paid) the following:

RCF Fees:

The fees under the RCF Facilities other than the RCF Exit Fee will be consistent with the Existing RCF Credit Agreement, the Existing SOA and the Existing SSA.

RCF Exit Fee as negotiated with Vitol by the Board.

New Super Senior Exit Facility Fees:	As negotiated with the New Super Senior Exit Lenders by the Board.

Holdco Term Facility Fees:	None.

Other Exit Premium and Upfront Fees:	None.

EXHIBIT B

Defined Terms

“BKRF OCB” means BKRF OCB, LLC, a Delaware limited liability company.

“Board” means the board of directors of Holdco Borrower.

“CTCI” means CTCI Americas, Inc., a Texas corporation.

“Excess Cash Flow Sweep” means a 100% excess cash flow sweep of actual cash received by the Holdco Borrower and remaining in the revenue account on each annual payment date; provided that, Holdco Borrower shall be permitted to reserve an amount of cash in the revenue account to pay reasonably anticipated SG&A of the Holdco Borrower, any debt service under the Holdco Term Facilities and any operating expenses (including maintenance capex) of the Midco Loan Parties.

“Existing EPC Agreement” means that certain Turnkey Agreement with a Guaranteed Maximum Price for the Engineering, Procurement and Construction of the Bakersfield Renewable Fuels Project, dated as of May 18, 2021, as amended by that certain Amendment No. 1 to Turnkey Agreement with a Guaranteed Maximum Price, dated as of May 19, 2021, that certain Change Order #1, dated as of June 10, 2022, that certain Change Order #3, dated as of July 8, 2022, that certain Change Order #4, dated as of October 10, 2022, that certain Amendment No. 2 to EPC Agreement, dated as of January 10, 2023, that certain Change Order #5, dated as of April 24, 2023, that certain Heads of Agreement for Proposed Settlement, dated as of October 30, 2023, that certain Change Order #6, dated as of November 10, 2023, that certain Change Order #7, dated as of November 10, 2023, that certain Interim Settlement Agreement, effective as of December 18, 2023, that certain Change Order #9, dated as of April 12, 2024, that certain Change Order #10, dated as of July 9, 2024 and that certain Change Order #11, dated as of August 29, 2024, by and between the Project Company and CTCI.

“Existing RCF Credit Agreement” means that certain Credit Agreement, dated as of June 24, 2024, by and among Project Company, BKRF OCB, Holdings, Vitol, as administrative agent and collateral agent (in such capacities, the “Existing RCF Agent”), and the other agents and lenders party thereto from time to time (the “Existing RCF Lenders”) relating to the revolving loans made thereunder.

“Existing RCF-Term Intercreditor Agreement“ means that certain Intercreditor Agreement, dated as of June 25, 2024, as amended by that certain Amendment No. 1 to Intercreditor Agreement, dated as of November 4, 2024, by and among the Existing RCF Agent, the Existing Term Loan Agent, the lenders party thereto, BKRF OCB, the Project Company and Holdings.

“Existing SOA” means that certain Supply and Offtake Agreement, dated as of June 25, 2024, by and between the Project Company and Vitol.

“Existing SSA” means that certain Storage Services Agreement, dated as of June 25, 2024, by and between the Project Company and Vitol.

“Existing Term Loan Credit Agreement” means that certain Credit Agreement, dated as of May 4, 2020, as amended by that certain Amendment No. 1 to Credit Agreement and Waiver, dated as of July 1, 2020, that certain Amendment No. 2 to Credit Agreement, dated as of October 12, 2020, that certain Amendment No. 3 to Credit Agreement, dated as of March 26, 2021, that certain Amendment No. 4 to Credit Agreement, dated as of May 19, 2021, that certain Amendment No. 5 to Credit Agreement, dated as of July 19, 2021, that certain Amendment No. 6 to Credit Agreement, dated as of December 20, 2021, that certain Amendment No. 7 to Credit Agreement, dated as of February 2, 2022, that certain Amendment No. 8 to Credit Agreement, dated as of February 2, 2022, that certain Amendment No. 9 to Credit Agreement, dated as of August 5, 2022, that certain Amendment No. 10 to Credit Agreement, dated as of January 30, 2023, that certain Amendment No. 11 to Credit Agreement, dated as of May 19, 2023, that certain Amendment No. 12 to Credit Agreement, dated as of June 21, 2023, that certain Amendment No. 13 to Credit Agreement, dated as of July 5, 2023, that certain Amendment No. 14 to Credit Agreement, dated as of April 9, 2024, that certain Amendment No. 15 to Credit Agreement, dated as of May 6, 2024, that certain Amendment No. 16 to Credit Agreement, dated as of June 25, 2024, that certain Amendment No. 17 to Credit Agreement, dated as of August 29, 2024, that certain Amendment No. 18 to Credit Agreement, dated as of December 16, 2024, that certain Amendment No. 19 to Credit Agreement, dated as of January 27, 2025, that certain Amendment No. 20 to Credit Agreement, dated as of February 21, 2025, that certain Amendment No. 21 to Credit Agreement, dated as of February 27, 2025, and that certain Amendment No. 22 to Credit Agreement, dated as of April 3, 2025, by and among the BKRF OCB, BKRF OCP, LLC (“Holdings”), the Project Company, Orion Energy Partners TP Agent, LLC, as administrative agent and collateral agent (in such capacities, the “Existing Term Loan Agent”), and the other agents and lenders party thereto from time to time (the “Existing Term Lenders”) relating to the tranche A, B, C, C+ and D loans made thereunder.

“Governance Term Sheet” means that certain Governance Term Sheet attached as Exhibit D to the Restructuring Term Sheet.

“Midco Loan Parties” means Midco Pledgor, Midco Borrower, [BKRF OCB, existing holdcos,] the Project Company, SusOils and ATI.

“Petition Date” shall have the meaning assigned to such term in the Restructuring Support Agreement.

“Plan” shall have the meaning set forth in the Restructuring Support Agreement.

“Plan Effective Date” shall have the meaning set forth in the Restructuring Support Agreement.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of [__], 2025, to which this Term Sheet is attached.

“Restructuring Term Sheet” means that certain Restructuring Term Sheet for Holdco Borrower and its subsidiaries, dated as of [__], 2025.

“Vitol” means Vitol Americas Corp., a Delaware corporation.

EXHIBIT C

	Term	Covenants in CTTIA applicable to New Senior Secured Term Facility and Post-Exit CTCI Senior DIP Payment Obligation	Covenants in CTTIA applicable to Subordinated Senior Secured Term Facility and Subordinated Senior Secured EPC Claim	Covenants in CTTIA applicable to Subordinated Secured EPC Claim	Covenants in CTTIA applicable to Subordinated Junior Term Facility and Subordinated Junior EPC Claim
Mandatory Prepayments
1.	Material Project Document Termination Proceeds	Yes, consistent with Section 2.06(b)(i) of Existing Term Loan Credit Agreement	Yes, consistent with Section 2.06(b)(i) of Existing Term Loan Credit Agreement	Yes, consistent with Section 2.06(b)(i) of Existing Term Loan Credit Agreement	Yes, consistent with Section 2.06(b)(i) of Existing Term Loan Credit Agreement
2.	Event of Loss	Yes, consistent with Section 2.06(b)(ii) of Existing Term Loan Credit Agreement	Yes, consistent with Section 2.06(b)(ii) of Existing Term Loan Credit Agreement	Yes, consistent with Section 2.06(b)(ii) of Existing Term Loan Credit Agreement	Yes, consistent with Section 2.06(b)(ii) of Existing Term Loan Credit Agreement
3.	Disposition of Assets	Yes, consistent with Section 2.06(b)(iii) of Existing Term Loan Credit Agreement	Yes, consistent with Section 2.06(b)(iii) of Existing Term Loan Credit Agreement	Yes, consistent with Section 2.06(b)(iii) of Existing Term Loan Credit Agreement	Yes, consistent with Section 2.06(b)(iii) of Existing Term Loan Credit Agreement
4.	Incurrence of Impermissible Debt	Yes, consistent with Section 2.06(b)(iv) of Existing Term Loan Credit Agreement	Yes, consistent with Section 2.06(b)(iv) of Existing Term Loan Credit Agreement	Yes, consistent with Section 2.06(b)(iv) of Existing Term Loan Credit Agreement	Yes, consistent with Section 2.06(b)(iv) of Existing Term Loan Credit Agreement
5.	Excess Cash Flow Sweep applicability	Yes, as specified in term sheet.	Yes, as specified in term sheet.	Yes, as specified in term sheet.	Yes, as specified in term sheet.

Representations and Warranties[5]
1.	Due Organization	Yes	Yes	Yes	Yes
2.	Authorization	Yes	Yes	Yes	Yes
3.	No conflict	Yes	Yes	Yes	Yes
4.	Approvals	Yes	Yes	Yes	Yes
5.	No MAE	Yes	Yes	Yes	Yes
6.	Financial Statements	Yes	Yes	Yes	Yes
7.	Litigation	Yes	Yes	Yes	Yes
8.	Permits, Environmental Matters	Yes	Yes	Yes	Yes
9.	Compliance with Laws	Yes	Yes	Yes	Yes
10.	Taxes	Yes	Yes	Yes	Yes
11.	Solvency	Yes	Yes	Yes	Yes
12.	ERISA	Yes	Yes	Yes	Yes
13.	Sanctions, OFAC, AML	Yes	Yes	Yes	Yes

[5]	NTD: Representations will be consistent with the relevant applicable representations set forth in the Existing Term Loan Credit Agreement, but will include MAE and materiality qualifiers (if not already contained therein).

Affirmative Covenants
1.	Corporate Existence; Etc.	Yes, consistent with Section 5.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.01 of Existing Term Loan Credit Agreement
2.	Conduct of Business	Yes, consistent with Section 5.02 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.02 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.02 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.02 of Existing Term Loan Credit Agreement
3.	Compliance with Laws and Obligations	Yes, consistent with Section 5.03 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.03 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.03 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.03 of Existing Term Loan Credit Agreement
4.	Maintenance of Title	Yes, consistent with Section 5.05 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.05 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.05 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.05 of Existing Term Loan Credit Agreement
5.	Insurance	Yes, but to avoid an insurance schedule and include a general insurance maintenance covenant.	Yes, but to avoid an insurance schedule and include a general insurance maintenance covenant.	Yes, but to avoid an insurance schedule and include a general insurance maintenance covenant.	Yes, but to avoid an insurance schedule and include a general insurance maintenance covenant.
6.	Payment of Taxes, Etc.	Yes, consistent with Section 5.09 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.09 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.09 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.09 of Existing Term Loan Credit Agreement

7.	Financial Statements	Yes, consistent with Section 5.10 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.10 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.10 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.10 of Existing Term Loan Credit Agreement
8.	Notices	Yes, consistent with Section 5.11 of Existing Term Loan Credit Agreement, but to remove construction-related items	Yes, consistent with Section 5.11 of Existing Term Loan Credit Agreement, but to remove construction-related items	Yes, consistent with Section 5.11 of Existing Term Loan Credit Agreement, but to remove construction-related items	Yes, consistent with Section 5.11 of Existing Term Loan Credit Agreement, but to remove construction-related items
9.	Use of Proceeds	Yes, as set forth in term sheet	Yes, as set forth in term sheet	Yes, as set forth in term sheet	Yes, as set forth in term sheet
10.	Security	Yes, consistent with Section 5.14 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.14 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.14 of Existing Term Loan Credit Agreement	No
11.	Further Assurances	Yes, consistent with Section 5.15 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.15 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.15 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.15 of Existing Term Loan Credit Agreement
12.	Bank Accounts	Yes, consistent with Section 5.18 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.18 of Existing Term Loan Credit Agreement	Yes, consistent with Section 5.18 of Existing Term Loan Credit Agreement	No

Negative Covenants
1.	Subsidiaries; Equity Issuances	Yes	Yes	Yes	Yes
2.	Indebtedness	Yes, (i) to reflect this term sheet, (ii) to reflect other operational baskets consistent with Section 6.02 of Existing Term Loan Credit Agreement and (iii) other customary baskets (including permitted refinancings and working capital financings for SusOils) to be agreed.	Yes, (i) to reflect this term sheet, (ii) to reflect other operational baskets consistent with Section 6.02 of Existing Term Loan Credit Agreement and (iii) other customary baskets (including permitted refinancings and working capital financings for SusOils) to be agreed.	Yes, (i) to reflect this term sheet, (ii) to reflect other operational baskets consistent with Section 6.02 of Existing Term Loan Credit Agreement and (iii) other customary baskets (including permitted refinancings and working capital financings for SusOils) to be agreed.	Yes, (i) to reflect this term sheet, (ii) to reflect other operational baskets consistent with Section 6.02 of Existing Term Loan Credit Agreement and (iii) other customary baskets (including permitted refinancings and working capital financings for SusOils) to be agreed.
3.	Liens	Yes	Yes	Yes	Yes
4.	Investments	Yes. Any investments between the Company Parties shall be permitted.	Yes. Any investments between the Company Parties shall be permitted.	Yes. Any investments between the Company Parties shall be permitted.	Yes. Any investments between the Company Parties shall be permitted.
5.	Business Activities	Yes, consistent with Section 6.05(b) of Existing Term Loan Credit Agreement for the Project Company and to include holding company covenant for all entities other than operational entities	Yes, consistent with Section 6.05(b) of Existing Term Loan Credit Agreement for the Project Company and to include holding company covenant for all entities other than operational entities	Yes, consistent with Section 6.05(b) of Existing Term Loan Credit Agreement for the Project Company and to include holding company covenant for all entities other than operational entities	Yes, consistent with Section 6.05(b) of Existing Term Loan Credit Agreement for the Project Company and to include holding company covenant for all entities other than operational entities

6.	Restricted Payments	No restricted payments by the Holdco Borrower will be permitted except for tax distributions and other customary baskets to be agreed. The other Company Parties shall be permitted to make restricted payments to their parent.	No restricted payments by the Holdco Borrower will be permitted except for tax distributions and other customary baskets to be agreed. The other Company Parties shall be permitted to make restricted payments to their parent.	No restricted payments by the Holdco Borrower will be permitted except for tax distributions and other customary baskets to be agreed. The other Company Parties shall be permitted to make restricted payments to their parent.	No restricted payments by the Holdco Borrower will be permitted except for tax distributions and other customary baskets to be agreed. The other Company Parties shall be permitted to make restricted payments to their parent.
7.	Fundamental Changes; Asset Sales	Yes	Yes	Yes	Yes
8.	Accounting Changes	Yes, consistent with Section 6.08 of Existing Term Loan Credit Agreement	Yes, consistent with Section 6.08 of Existing Term Loan Credit Agreement	Yes, consistent with Section 6.08 of Existing Term Loan Credit Agreement	Yes, consistent with Section 6.08 of Existing Term Loan Credit Agreement
9.	Transactions with Affiliates	Yes, consistent with Section 6.10 of Existing Term Loan Credit Agreement	Yes, consistent with Section 6.10 of Existing Term Loan Credit Agreement	Yes, consistent with Section 6.10 of Existing Term Loan Credit Agreement	Yes, consistent with Section 6.10 of Existing Term Loan Credit Agreement

Events of Default
1.	Payment Default	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement
2.	Representation and Warranties breach	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement
3.	Covenant Breach	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement
4.	Bankruptcy	Yes, but only for Company Parties	Yes, but only for Company Parties	Yes, but only for Company Parties	Yes, but only for Company Parties
5.	Judgments	Yes, but only for Company Parties	Yes, but only for Company Parties	Yes, but only for Company Parties	Yes, but only for Company Parties
6.	Loss of Security Documents	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	No
7.	ERISA Events	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement
8.	Event of Total Loss	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement	Yes, consistent with Section 7.01 of Existing Term Loan Credit Agreement
9.	Cross-payment EOD and cross-acceleration to other Debt	Yes	Yes	Yes	Yes

EXHIBIT D

Form of New CTCI Contract

[***]

EXHIBIT D

Governance Term Sheet

Governance Term Sheet

This term sheet (together with all annexes, schedules, and exhibits attached hereto, this “Governance Term Sheet”) summarizes the material terms of the proposed governance of Reorganized GCEH (the “Company”), and its direct and indirect subsidiaries (together with the Company, the “Company Parties” and each, individually, a “Company Party”) (the transactions proposed herein the “Governance Transactions”). Capitalized terms used but not otherwise defined in this Governance Term Sheet shall have the respective meanings ascribed to such terms in that certain Restructuring and Support Agreement to which this Governance Term Sheet is attached (the “RSA”).

THIS GOVERNANCE TERM SHEET IS NEITHER AN OFFER WITH RESPECT TO ANY SECURITIES NOR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS GOVERNANCE TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE EFFECTIVE DATE OF THE ORGANIZATIONAL DOCUMENTS ON THE TERMS DESCRIBED HEREIN AND WITHIN THE RSA, DEEMED BINDING ON ANY OF THE PARTIES HERETO. THIS GOVERNANCE TERM SHEET AND THE INFORMATION CONTAINED HEREIN are STRICTLY CONFIDENTIAL AND MAY NOT BE SHARED WITH ANY PERSON OTHER THAN THE COMPANY PARTIES AND THE CONSENTING STAKEHOLDERS AND THEIR RESPECTIVE PROFESSIONAL ADVISORS OR EXCEPT AS OTHERWISE SET FORTH IN ANY CONFIDENTIALITY AGREEMENT BETWEEN THE COMPANY PARTIES AND THE CONSENTING STAKEHOLDERS OR THEIR RESPECTIVE PROFESSIONAL ADVISORS.

THIS GOVERNANCE TERM SHEET IS FOR DISCUSSION PURPOSES ONLY AND DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE GOVERNANCE TRANSACTIONS DESCRIBED HEREIN, WHICH GOVERNANCE TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF THE DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY GOVERNANCE TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

Without limiting the generality of the foregoing, this Governance Term Sheet and the undertakings contemplated herein are subject in all respects to the negotiation, execution, and delivery of the Definitive Documents, including but not limited to the operating agreement and/or other applicable governance documents (the “Organizational Documents”). The regulatory, tax, accounting, and other legal and financial matters and effects related to the Governance Transactions or any related restructuring or similar transaction have not been fully evaluated, and any such evaluation may affect the terms and structure of any Governance Transactions or related transactions.

This Governance Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Governance Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions.

Subject	Key Terms
General Structure

The Company will be a Delaware limited liability company that will elect to be classified as an association taxable as a corporation for U.S. federal income tax purposes effective as of the date of its conversion or formation, as the case may be, will be managed by a board of directors (the “Board”), which will be responsible for overseeing the operation of the business conducted by the Company Parties.

For the avoidance of doubt, the Company will not be a public reporting company or listed on any exchange as of the Plan Effective Date.

Business Purpose	The purpose of the Company and its subsidiaries shall be engaging in the direct or indirect investment in projects and businesses in connection with or related to any aspect of vertically integrated renewable fuels production, including generation and sale of renewable fuel sources and byproducts, through camelina varieties, crop feedstock and other plant science and/or other renewable fuel production sources, growth or production of renewable fuel production sources including camelina varieties, and research and development of plant science related to any of the foregoing, and engaging in any other lawful act or activity that now or in the future may be necessary, convenient, incidental or advisable to accomplish the foregoing and that is not forbidden by law in the jurisdictions in which the Company and/or its subsidiaries, as applicable, engage in such businesses or activities (the “Business Purpose”).

Capitalization; Capital Contributions

The Organizational Documents will provide that the equity interests of the Company will be initially evidenced by two classes of ownership interests: common units (each of which, a “Common Unit” and each holder of a Common Unit, a “Common Holder”), and preferred units (each of which, a “Preferred Unit”, and collectively, with the Common Units, the “Units”, and each holder of a Preferred Unit, a “Preferred Holder” and together with each Common Holder, a “Holder”). Each class of Units shall have the rights and obligations set forth herein.

The issued and outstanding Common Units as of the Plan Effective Date shall be owned 100% by the lenders or affiliates thereof under the Prepetition Term Loan Credit Agreement (such lenders, the “Prepetition Term Loan Lenders”), in such relative amounts as shall be determined by the Prepetition Term Loan Lenders prior to the Plan Effective Date.

The Preferred Units will be issued at a price of $1,000 per Preferred Units and, as of the Plan Effective Date, the issued and outstanding Preferred Units shall be owned (i) 44.4% by the Prepetition Term Loan Lenders or affiliates thereof (and allocated as among them in such relative amounts as shall be determined by the Prepetition Term Loan Lenders prior to the Plan Effective Date) in exchange for an aggregate amount of deemed capital contributions equal to $100,000,000 and (ii) 55.6% by CTCI or its affiliates (and allocated as among them in such relative amounts as shall be determined by CTCI prior to the Plan Effective Date) in exchange for an aggregate amount of deemed capital contributions equal to $125,000,000.

None of the Holders shall have any obligation to contribute capital to the Company.

The Preferred Units shall be automatically redeemed, surrendered and canceled, without the need for further action by the Company, the Board or any other Person, on and as of the date on which the Holder of such Preferred Units receives distributions, as declared by the Board, from the Company or proceeds of a sale (including any Company Sale Transaction and/or Drag-Along) that, in any case, result in the Preferred Holder achieving the Preferred Return in respect of such Preferred Units. The Preferred Holders shall have no right to cause the Company to redeem the Preferred Units.

Subject	Key Terms
Board; Governance

The business and affairs of the Company Parties shall be governed by the Board, and, except as expressly set forth in this Governance Term Sheet (including the CTCI Consent Matters) no Holder, in its capacity as such, shall participate in the management or control of any Company Party’s respective business, transact any business on behalf of any Company Party, or have the power to act for or bind any Company Party, said powers being vested solely and exclusively in the Board. Each direct and indirect subsidiary of the Company shall be managed by its members or shareholders, as applicable, with decisions and actions of such member or shareholder governed by the Board, except as required under the applicable laws of the jurisdiction of organization of any Subsidiary, as applicable, in which cases such subsidiaries shall be governed by a board of directors or similar governing body that is comprised of the same individuals as the Board and subject to the same voting and governance rights with respect thereto.

Board Composition: The Board will initially be comprised of seven (7) directors selected as follows (each, a “Director”):

	(i)	Four (4) directors designated by vote of the Common Holders holding, in the aggregate, at least a majority of the then-issued and outstanding Common Units (each, a “Common Director”);

	(ii)	Two (2) directors designated by CTCI Americas, Inc. (or any Affiliate thereof that is a Holder) (collectively, “CTCI”) for so long as CTCI owns any Preferred Units (each, a “CTCI Director”) (it being understood that such right to designate the CTCI Directors is not transferrable other than to a transferee of a majority of the Preferred Units, and then such transferee shall have the right to designate the CTCI Director only for so long as such transferee owns a majority of the then-issued and outstanding Preferred Units); and

	(iii)	One (1) independent director (the “Independent Director”) to be selected by a majority of the other Directors, which shall be a natural person with experience and expertise in or relating to the industry in which the Company operates and not an employee of any Holder.

Director Removal; Replacement: A Director may be removed at any time from the Board (with or without cause) at the written request of the designee of such Director (or, with respect to the Independent Director, as determined by a majority of the other Directors). In the event of the removal, resignation, death or incapacity of any Director, the Person(s) entitled to designate such Director shall be entitled to appoint a new Director to fill such vacancy. A chairman of the Board will be determined by a majority vote of the Board.

Meetings: Meetings of the Board (and any committee thereof) shall be held at the principal office of the Company or at such other place as determined by the Board (or such committee). Notice of each such meeting shall be provided in writing and shall state the date, place and time of such meeting and provided to each member of the Board (or such committee) by hand, e-mail, overnight courier or the United States mail not less than 5 days and not more than 60 days prior to such meeting. Notice may be waived before or after such meeting by attendance without protest. A meeting of the Board may be held by telephone conference or similar remote communication equipment by means of which all individuals participating can be heard.

Subject	Key Terms

 Quorum: Quorum will require attendance (whether in person, by remote communication or proxy) of a majority of the then-current Directors, which shall include the attendance of a CTCI Director; provided, however, that any Director actually present that voluntarily recuses themselves from a meeting or a vote shall be counted as present for quorum purposes. In the event that a quorum is not present for two (2) successive duly called meetings of the Board solely due to the absence of a CTCI Director (in person, by remote communication or by proxy) within one hour following the time appointed for the second of such meetings, the remaining directors may reconvene such meeting no earlier than 48 hours after the originally scheduled meeting, and the attendance of a CTCI Director shall not, at such reconvened meeting, be required to constitute a quorum, and the agenda for such reconvened meeting shall be the same as both previously called meetings.

Board Voting and Action by Written Consent: Each Director shall have one vote and, except with respect to the CTCI Consent Matters (described below) or as otherwise expressly set forth herein, action by the Board (or any committee thereof) shall require simple majority approval. Action by the Board (or any committee thereof) may be taken by vote at a meeting thereof or by written consent (without a meeting, without notice and without a vote) so long as such written consent is executed by all Directors whose affirmative vote or consent would have been required had the vote been held at a duly convened meeting and such consent is not effective until 48 hours after notice thereof of the taking of such consent has been provided to each Director. The Board will use reasonable efforts to consult with at least one CTCI Director prior to taking any action by written consent. For the avoidance of doubt, all actions taken by the Board by written consent require at least 48 hours advance notice to the directors designated by CTCI.

Board Compensation/Expense Reimbursement: The Independent Director shall receive reasonable compensation in an amount and form to be agreed by such Independent Director and the Board, and each Director shall receive reimbursement of reasonable and documented out-of-pocket expenses associated with attending meetings of the Board.

Fiduciary Duties: No Director shall owe to the Company fiduciary duties in its capacity as such, and such duties shall be waived to the maximum extent permitted by applicable law.

Indemnification; Insurance: Each Director will be entitled to the benefits of customary director indemnification provisions and liability insurance to be set forth in the Organizational Documents of the Company.

Committees: The composition of any committee of the Board, and the authority thereof, will be subject to agreement by majority vote of the Board; provided, however, that in no event may the Board delegate to any committee the authority to take any action that constitutes a CTCI Consent Matter without obtaining the requisite approval from CTCI to take such action. Any committee of the Board shall include at least one member appointed by CTCI, unless such requirement is waived in advance by CTCI in writing. As of the Plan Effective Date, the Board shall be deemed to have approved the formation of an Operational Committee, which shall be comprised of three (3) to five (5) members, as determined by the Board, which members shall include at least one member appointed by CTCI. Such Operational Committee shall solely serve as an advisory committee to the Board but shall not, for the avoidance of doubt, be granted any authority or discretion to act on behalf of the Board.

Board Observer: Each Holder shall be entitled to designate one (1) individual representative (each, a “Board Observer”) to attend (whether in person, by remote communication) any meeting of the Board. The Company will provide each Board Observer written notice of each applicable meeting at the same time and in the same manner notice is given to the Directors. For the avoidance of doubt, except for a Board Observer holding a valid written proxy from a Director, no Board Observer shall be taken into consideration for purposes of determining whether a quorum is present at any meeting and no Board Observer shall be entitled to vote on any matters presented before the Board. For purposes of clarity, the parties agree and acknowledge that no Board Observer shall have any fiduciary duties or obligations to the Company and, under no circumstances, shall any indemnity and/or advancement contemplated by the Organizational Documents be negated or otherwise impacted by any claim which alleges a breach of any such duties. Each Board Observer shall agree to keep confidential any confidential information obtained from the Company and its Affiliates in its capacity as Board Observer, and any Holder appointing a Board Observer will be responsible for any breach of the confidentiality restrictions set forth in the Organizational Documents by such Board Observer receiving disclosure of information in its capacity as such. Notwithstanding anything to the contrary herein, the Board reserves the right, on behalf of the Company, to reasonably withhold any information and to reasonably exclude any such Board Observer from any meeting or portion thereof if access to such information or attendance at such meeting would reasonably be expected to (a) adversely affect the attorney-client or work product privilege between the Company and its counsel, or (b) result in a conflict of interest (including with respect to any pending, threatened or completed action, suit or proceed, or any proposed or pending transaction, in each case involving the Company, on the one hand, and any Holder or its respective Affiliates, on the other hand) or otherwise violate the Company’s or any of its subsidiaries’ confidentiality obligations under any written agreement to which the Company or any of its subsidiaries is a party or is otherwise bound.

Subject	Key Terms
CTCI Consent Matters

Notwithstanding anything to the contrary herein, the matters set forth on Annex A attached hereto (each, a “CTCI Consent Matter”) shall require the consent of the Board as well as CTCI so long as it owns any Preferred Units.

Except as otherwise expressly provided in this Governance Term Sheet, the CTCI Consent Matters shall be the only actions or matters that require the consent or approval of CTCI, and no other action or decision by the Company Parties, the Board or the Common Holders shall require the consent or approval of CTCI or any of the Preferred Holders in their capacity as such.

Officers

Appointment; Authority: The Board shall be entitled to appoint, delegate authority to and remove such officers of the Company as the Board may from time to time deem appropriate (each, an “Officer”). Each Officer shall serve in such capacity until removed or replaced by the Board. Any delegation of authority to an Officer to take any action must be approved, if applicable, in the same manner as would be required for the Board to approve such action directly. Any employment agreement of compensation payable to any Officer shall be subject to the approval of the Board.

Fiduciary Duties: Each Officer, in the performance of their duties as such, shall owe to the Company the same fiduciary duties as an officer of a Delaware corporation.

Indemnification; Insurance: Each Officer will be entitled to the benefits of customary officer indemnification provisions and liability insurance in the Organizational Documents of the Company.

Management Incentives	The Board, in its discretion and from time to time, may adopt and approve a cash bonus plan or similar form of compensation plan for the benefit of the employees of the Company and shall further have discretion to issue any awards thereunder on such terms as it may determine.

Budget

The Company shall prepare and provide to the Board at least 60 days prior to the end of any year (beginning with the year ended December 31, 2026) a proposed annual budget and operating plan for the immediately succeeding year (“Annual Budget”). Adoption of the Company’s Annual Budget will require approval by consent of the Board with such revisions thereto as the Board may determine, which Annual Budget will require the approval of the Independent Director; provided, that, to the extent that any individual line item in the proposed Annual Budget also requires consent of CTCI as a CTCI Consent Matter, such consent shall also be obtained in connection with approving such Annual Budget; provided, further, that the proposed Annual Budget shall become effective with respect to (i) each individual line item that requires the consent of CTCI as a CTCI Consent Matter, if any, upon the consent of CTCI and consent of the Board, and (ii) each individual line item in such proposed Annual Budget that does not require consent of CTCI as a CTCI Consent Matter, upon the consent of the Board with respect to adoption of such proposed Annual Budget (as modified by the Board, as applicable).

If an Annual Budget is not approved on or before the start of a fiscal year, then a default Annual Budget will apply to such fiscal year, which shall be equal to and consistent with the prior year’s approved Annual Budget subject to the following: (i) operating expenses set forth in the prior year’s Annual Budget shall roll forward subject to an escalator of 10%, (ii) recurring maintenance capital expenditures set forth in the prior year’s Annual Budget shall roll forward and (iii) except with respect to recurring maintenance capital expenditures subject to clause (ii), all other capital expenditures set forth in the prior year’s Annual Budget shall be excluded from such default Annual Budget except to the extent and only to the extent that any capital expenditure set forth in the prior year’s Annual Budget was not actually incurred in the prior year.

The initial Annual Budget for the fiscal year ending December 31, 2025 will be adopted and approved by the Board in connection with the adoption of the Organizational Documents on the Plan Effective Date.

Subject	Key Terms
Additional Issuances of Equity

Preemptive Rights: If approved by the Board, the Company shall issue additional equity in the Company or its subsidiaries on such terms and with such rights and preferences as the Board may determine (subject to any required consent in respect of any applicable CTCI Consent Matters); provided that, except in connection with any Excluded Issuance, in respect of any future issuances, offering or sale of (i) equity securities in the Company that would rank senior or pari passu with the Preferred Units in order of priority with respect to distributions or (ii) securities convertible into or exchangeable for equity securities in any subsidiary of the Company (“New Securities”), the Preferred Holders will have pro rata preemptive rights with respect to such issuance. The Board shall provide written notice to Holders notifying them of the intent to issue, offer or sell such New Securities, which notice shall include a description of the New Securities, including the applicable price and terms thereof (the “New Securities Notice”). The Preferred Holders will have 30 days after receipt of the New Securities Notice (the “Preferred New Issue Exercise Period”) to elect to purchase up to its pro rata share of the New Securities by providing written notice of such election to the Board. In the event that any Preferred Holder does not timely elect during the Preferred New Issue Exercise Period to purchase all of its pro rata share of the New Securities or declines to purchase any New Securities or the Preferred New Issue Exercise Period otherwise expires, then the Common Holders shall have the right to acquire their respective pro rata share of the amount of New Securities still available after such Preferred New Issue Exercise Period (the “Remaining New Securities”) during the 30 days following receipt of written notice from the Board of such Remaining New Securities (the “Common New Issue Exercise Period”). In the event that any Common Holder does not timely elect during the Common New Issue Exercise Period to purchase all or its pro rata share of the Remaining New Securities or declines to purchase any Remaining New Securities of the Common New Issue Exercise Period otherwise expires, then the Board may then issue, offer or sell to a third party the amount of Remaining New Securities that are still available after such Common New Issue Exercise Period. Any third party that acquires any New Securities in accordance with the foregoing shall be admitted as a new Holder and shall deliver to the Company a written instrument agreeing to be bound by the terms of the Organizational Documents. Notwithstanding anything herein to the contrary, in the event that any New Securities are not issued to the Preferred Holders, the Common Holders or a third party pursuant to the foregoing within the period that is 120 days after the date of the expiration of the Common New Issue Exercise Period, as such 120-period may be extended as necessary in order to obtain any regulatory approvals required for such transaction, then such New Securities shall not be issued, offered or sold without again complying with the foregoing requirements.

Notwithstanding the foregoing, if the Board (including the Independent Director) reasonably determines that it is in the best interests of the Company, it may (i) if the Board (including the Independent Director) also determines that the Company has an urgent capital need that reasonably justifies shortening the Preferred New Issue Exercise Period and the Common New Issue Exercise Period, in each case, to a shorter period that is not less than 10 days, and/or (ii) offer and sell New Securities without first complying with the foregoing provisions so long as Holders are given the opportunity to purchase the New Securities that they would otherwise have had the right to purchase within 60 days after the sale of such New Securities.

“Excluded Issuance” means the issuance of any Units (or securities convertible into or exchangeable for Units) or of equity securities (or securities convertible into or exchangeable for equity securities) in a subsidiary of the Company (a) that rank junior in order of priority of distribution to the Preferred Units, (b) after the expiration of the Standstill Period, to any Person that is not a Holder or an Affiliate thereof as consideration in any acquisition or other strategic transaction (such as a joint venture, marketing or distribution arrangement, or participation or development arrangement) approved by the Board, (c) as a pro rata distribution to the equityholders or upon any split, subdivision or combination of Units, (d) following the Standstill Period, in connection with a Company Sale Transaction, (e) the proceeds of which will be used to redeem the Preferred Units in exchange for payment of the Preferred Return, or (f) to the Company or any other direct or indirect subsidiary of the Company.

Subject	Key Terms
Transfer Restrictions

Transfer Requirements: Any direct or indirect transfer of Units shall be made in accordance with and subject to satisfaction of the following conditions to transfer: (i) compliance with all applicable federal and state securities laws and regulations (including exemption from all registration requirements), (ii) the agreement by the applicable transferee in writing to be bound by the terms of such Organizational Documents in the form of a joinder to the Organizational Documents in form and substance acceptable to the Board, (iii) that such transfer shall not cause the Company to be deemed an “investment company” under the Investment Company Act of 1940, (iv) that such transferee is not an entity or person subject to sanctions, and (v) that such transferee is not a competitor of the Company (as reasonably determined by the Board including the Independent Director). The Board shall be entitled to waive any of the foregoing conditions to the extent permitted by applicable law.

Common Transfers: Aside from the transfer requirements described above, there shall be no restrictions on transfers of Common Units; provided that, for the avoidance of doubt, the Common Units shall be subject to the Drag-Along Rights described below.

Preferred Transfers: The Preferred Units shall be subject to the Tag-Along Rights and Drag-Along Rights described below and the restrictions on transfer described above, but there shall be no other restrictions on transfer of the Preferred Units.

Standstill: During the period commencing on the Plan Effective Date and ending on December 31, 2030 (the “Standstill Period”), in no event shall any of the Company or its subsidiaries (a) voluntarily file or cause to be filed a petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code or any other insolvency law, or the dissolution, winding up or liquidation of the Company or any of its subsidiaries, or (b) sell all or substantially all of the business of the Company or any of its subsidiaries (whether by way of purchase agreement, tender offer, merger, consolidation, business combination, equity sale or issuance or other similar transaction) (a “Company Sale Transaction”), in each case of (a) and (b) unless such filing or Company Sale Transaction, as applicable, either (i) is approved by CTCI (which consent right shall constitute a CTCI Consent Matter) and the Board (including the affirmative prior written consent of at least one CTCI Director) or (ii) approved by the Board and, in connection with such filing or transaction, all obligations owed to CTCI by any Company Party shall be satisfied in full, and each Preferred Unit will be redeemed in cash or marketable securities in exchange for receipt (when taken together with any prior distributions in respect of such Preferred Unit) of its applicable Preferred Return. For the avoidance of doubt, after the expiration of the Standstill Period, with respect to any Company Sale Transaction that will be consummated after the end of the Standstill Period, (i) there shall be no minimum return requirement with respect to consideration received by any Holder, and (ii) subject to approval by the Board, any such Company Sale Transaction may be in exchange for no equity consideration, in which case then-outstanding Units may be deemed to be automatically canceled upon consummation of such Company Sale Transaction for no consideration.

Subject	Key Terms
Drag-Along Rights: If at any time the Board (by majority consent) elects to consummate a sale or transfer, in a bona fide arm’s length transaction (or series of related transactions) (including by way of purchase agreement, tender offer, merger, consolidation, business combination or other similar transaction) for all or substantially all of the issued and outstanding Units, then, in such case the Company may require each of the Holders to transfer all of such Holder’s Units to a Person or Persons (other than any Person that is an Affiliate of any Holder) (the foregoing, a “Drag-Along Sale”); provided, that, with respect to any such Drag-Along Sale that will be consummated prior to the end of the Standstill Period, the Preferred Holders shall only be obligated to participate in such Drag-Along Sale if, as a result of such Drag-Along Sale, such Preferred Holders will receive consideration in an amount sufficient to cause the Preferred Holders to achieve their Preferred Return (taking into account any prior distributions in respect of the Preferred Units) and automatically redeemed upon receipt of such consideration; provided, further, that, with respect to any such Drag-Along Sale that will be consummated after the end of the Standstill Period, (i) there shall be no minimum return requirement with respect to consideration received by any Holder, and (ii) subject to approval by the Board, any such Drag-Along Sale may be in exchange for no equity consideration, in which case then-outstanding Units may be deemed to be automatically canceled upon consummation of such Drag-Along Sale for no consideration. The definitive documentation will outline the mechanics for a Drag-Along Sale, including notification to and receipt by the Preferred Holders of information regarding such Drag-Along Sale. The consideration received by the Holders in connection with the Drag-Along Sale will be allocated among the Holders in the same proportion that such Holder would have received if such consideration had been distributed by the Company in a complete liquidation pursuant to the rights and preferences set forth below. In connection with a Drag-Along Sale, each Holder shall execute such documents (other than any non-competition, or other similar covenants restricting future business opportunities and activities of such Holder or its Affiliates) and make such customary representations and warranties with respect to title, power and authority, organization and good standing, enforceability, absence of liens or encumbrances and adverse claims, absence of conflicts, absence of consents and approvals, and absence of brokers (“Fundamental Representations”), and such covenants and indemnities, in each case, solely as to itself, as are executed and made by each other Holder and their respective Affiliates; provided that any indemnification or obligations as among such Holders will be apportioned pro rata (based on the consideration proceeds to be received by each Holder in such Drag-Along Sale) as among them (and each such Holder shall be severally, and not jointly, liable for its pro rata apportionment), other than any indemnification or other obligations with respect to such Holder’s Fundamental Representations and warranties, to the extent relating individually to such Holder, its Units and its participation in the Drag-Along Sale (the indemnification and other obligations in respect of which shall be borne solely by such Holder); provided, further, that in no event shall any Holder’s aggregate liabilities exceed the proceeds payable on the Preferred Units actually received by such Holder in such Drag-Along Sale. In connection with a Drag-Along Sale, each Holder agrees to (i) consent to and raise no objections against the Drag-Along Sale or the applicable process, (ii) waive and confirm such Holder has no dissenter’s rights, appraisal rights, or other similar rights, (iii) all actions reasonably required or requested by the Board to consummate such Drag-Along Sale, and (iv) comply with the terms of the documentation related to such Drag-Along Sale.

 Tag-Along Rights: Each of the Preferred Holders shall have a tag-along right to participate in any sale by another Preferred Holder of any or all of its Preferred Units (other than customary exceptions, including transfers to Affiliates of the applicable transferring Preferred Holder or to other existing Holders or transfers of Preferred Units that are contemplated in connection with a transfer by such transferring Preferred Holder of any indebtedness of the Company or its subsidiaries owed to such transferring Preferred Holder) at the same time and on the same terms and conditions as the transferring Preferred Holder (a “Tag-Along Sale”). Any Preferred Holder that desires to sell any or all of its Preferred Units other than pursuant to the applicable exceptions shall provide written notice to each other Preferred Holder, which notice shall include the terms and conditions of the proposed Tag-Along Sale, and the number of Preferred Units contemplated to be sold, and shall include copies of any written proposals or agreements related to such sale (the “Tag-Along Notice”). Within 15 days after receipt of such Tag-Along Notice, the recipient Preferred Holders may irrevocably elect to participate in such Tag-Along Sale and sell a pro rata portion of its Preferred Units to the proposed transferee on the same terms and conditions as set forth in the Tag-Along Notice. For the avoidance of doubt, the consideration in any Tag-Along Sale in which any Preferred Holder participates is not required to result in achievement of the Preferred Return. The definitive documentation will outline the mechanics for a Tag-Along Sale, including notification to and receipt by the Preferred Holders of information regarding such Tag-Along Sale and notification of election to participate therein. A Preferred Holder participating in a Tag-Along Sale shall not be required to (i) make any representations or warranties to the transferee other than Fundamental Representations and investment qualifications, or (ii) enter into any non-competition or similar covenants restricting the future business opportunities and activities of such participating Holder or its Affiliates. To the extent that the participating Holders are to provide any indemnification or assume any post-closing liabilities, each transferring Holder in such Tag-Along Sale shall do so severally and not jointly (and on a pro rata basis in accordance with the relative value of consideration received by such transferring Holders).

Subject	Key Terms
Notwithstanding the foregoing, to the extent that the aggregate number of Preferred Units proposed to be transferred pursuant to any sale with respect to which a Preferred holder’s pro rata tag-along rights apply exceeds the total number of Preferred Units that a proposed transferee is willing to purchase, the number of Preferred Units to be transferred by each seller thereof shall be reduced such that a pro rata portion of each seller’s Preferred Units are sold to such transferee. If no other Preferred Holder elects to participate in a Tag-Along Sale with the transferring Preferred Holder, then the transferring Preferred Holder may consummate the sale of such Preferred Units on the terms and conditions set forth in the Tag-Along Notice, subject to the other provisions of the Organizational Documents, within the 120-day period following the date of such Tag-Along Notice without again complying with the Tag-Along Sale procedures.

Distributions	At the times determined by the Board, all available cash (subject to customary reserves as determined by the Board) shall be distributed to the Holders as follows:

(i) First, 100% to the Preferred Holders until each Preferred Holder has received the Preferred Return with respect to each Preferred Unit held by such Preferred Unit, pro rata based on relative amounts required to be distributed to each such Preferred Holder in order to achieve such Preferred Return with respect to each Preferred Unit held by such Preferred Holder; and

(ii) Thereafter, 100% to the Common Holders, pro rata based on the number of Common Units held by each such Common Holder.

“Preferred Return” means an amount, with respect to each Preferred Unit and determined as of any applicable date, sufficient to cause the difference between (a) an amount equal to $1,000 per Preferred Unit (with respect to each Preferred Unit, the “Preferred Unit Principal Amount”) plus interest on the Preferred Unit Principal Amount accreting daily from and after the Plan Effective Date and compounding quarterly at a rate of 8% per year and (b) the aggregate amount of distributions in respect of such Preferred Unit plus the amount of any sale proceeds received from the Company in respect of such Preferred Unit, including in connection with any Drag-Along Sale or Company Sale Transaction, to equal $0.

To the extent permitted by the Company and its subsidiaries material agreements, debt documents and law, and after setting aside reasonable reserves as determined by the Board and the payment of all other amounts then due and payable, any excess cash available will be distributed to the Company to pay the Preferred Return.

Information Rights	To be consistent with information rights set forth in the Exit Term Loan Credit Agreements and the New CTCI Agreement.

Expenses	The Company shall reimburse each Holder for their respective reasonable documented out-of-pocket third party expenses associated with any proposed amendment, consent or similar action of such Holder as may be requested or required to the extent such costs or expenses are incurred after the Plan Effective Date.

Amendments	The Organizational Documents (including the classification of the Company for U.S. federal income tax purposes) will not be amended, modified or waived without the approval of the Board.

Additionally, CTCI shall have the right to approve any amendment or modification to, or waiver under, the Organizational Documents that would remove or materially and adversely (as with respect to CTCI) alter Tag-Along Rights, Drag-Along Rights, Preemptive Rights, Information Rights, Standstill, the rights described above under the heading “CTCI Consent Matters” and other transfer and voting related provisions (or the meanings of any defined terms within such sections). Any modification of CTCI’s Director-designation rights shall require the prior written consent of CTCI.

Additionally, the Preferred Holders (by approval of the Holders of a majority of the then issued and outstanding Preferred Units) shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) any amendment or modification to, or waiver under, the Organizational Documents that (i) would be material, adverse and disproportionate to the Preferred Holders (as compared to Holders of any other class of Units) and/or (ii) would remove or materially and adversely (as with respect to the Preferred Holders) alter Tag Along Rights, Drag Along Rights, Preemptive Rights, Information Rights, Standstill and other transfer and voting related provisions (or the meanings of any defined terms within such sections). Any modification of a Holder’s (or group of Holder’s) Director designation rights shall require the prior written consent of such Holder (or group of Holders, as applicable). Except as explicitly provided pursuant to the foregoing, the Preferred Holders shall not have any consent rights with respect to amendments or modifications to, or waivers under, the Organizational Documents.

Subject	Key Terms
Waiver of Corporate Opportunity

The Company and each Holder recognizes and acknowledges (a) that each other Holder (i) has been and is engaged in, and is expected to engage in on or after the date hereof, directly or indirectly, many aspects of the business of the Company Parties and the energy, infrastructure and asset management industries and participates in, and is expected to continue to participate in, existing and future funds, investment vehicles, operating companies, portfolio companies and other entities, including operating companies, portfolio companies and other entities whose businesses relate to the business of the Company Parties and transact in a variety of assets, including real estate, energy and other assets, and also engage in a variety of commercial and financial transactions with counterparties in industries that may include those of the Company Parties and may otherwise be, are or will be competitive with the business of the Company Parties or that could otherwise be suitable for the Company or its Subsidiaries (the “Other Businesses”), (ii) has interests in, participates with, aids and maintains seats on the boards of directors or other governing bodies of, its Other Businesses, and (iii) may develop or become aware of business opportunities for its Other Businesses, and (b) each Holder Group may or will have conflicts of interest or potential conflicts of interest with any of the Company, its Affiliates or other Holders as a result of or arising from the Other Businesses and the nature of the such Holder Group’s applicable business and other factors.

The Company and each Holder agree that: (A) any member of any other Holder Group and may engage, participate or invest in, or otherwise be involved with, any Other Businesses or other business opportunity of any nature, whether or not competitive with the businesses or activities of the Company Parties, and neither the Company Parties nor any other Holder will have any right by virtue of this Governance Term Sheet or the subsequent definitive Organizational Documents or the relationship created hereby in or to such Other Businesses, (B) nothing in this Governance Term Sheet or the subsequent definitive Organizational Documents will prohibit any member of a Holder Group from engaging in any Other Businesses or other business opportunity for its own account, (C) nothing in this Governance Term Sheet or the subsequent definitive Organizational Documents will require any member of the Holder Group to make any business opportunity available to the Company Parties or any other Holder, and (D) to the fullest extent permitted by applicable law, the legal doctrines of “business opportunity” and similar doctrines will not be applied to any Other Businesses and each other Holder and the Company (on behalf of itself and each other Company Party) each hereby renounce any interest, expectancy or other rights or interests in any Other Businesses or any other business opportunity in which any member of a Holder Group participates, including those that may relate to the Business.

Lender Rights	Ownership of equity interests of the Company will not impair any party’s rights as a lender to the Company.

Defined Terms

“Affiliate” means any Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Governmental Authority” means any applicable domestic or foreign federal, state, municipal or local governmental, regulatory or administrative authority, department, court, agency, board, commission or other governmental entity or instrumentality in the United States, including any political subdivision thereof.

“Holder Group” means, with respect to any Holder, collectively: (i) such Holder, (ii) any Affiliate of such Holder, (iii) any fund, account, or other investment vehicle managed, advised or sponsored by any of the foregoing, but shall exclude any portfolio company of the foregoing. For purposes of clarity and without limitation of the foregoing, a Holder Group shall exclude any of the Company Parties.

“Person” shall mean an individual natural person, a corporation, a partnership (limited or general), a joint venture, a trust, an unincorporated organization, a limited liability company, a government and any agency or political subdivision thereof, or any other entity.

“Representative” means each director, officer, manager, employee, representative or agent of any Person.

“Third Party” means any Person other than a Holder or any Affiliate of any Holder.

Subject	Key Terms
Confidentiality

Each Holder, on behalf of itself, its Affiliates (other than the Company), its investors and its advisors, acknowledges and agrees that the provisions of the Organizational Documents, all understandings, agreements and other arrangements between and among the Holders, with respect to the Company Parties, and all other non-public information received from or otherwise relating to the Company Parties or the business or assets of the Company Parties, including (i) the terms and conditions of the Organizational Documents and the other organizational and transaction documents of the Company Parties, (ii) any and all information about any project or any other business opportunity, project or prospect identified by the Company Parties and (iii) confidential or proprietary information received by any Company Party from a Third Party with respect to which any Company Party is subject to confidentiality obligations in favor of a Third Party to the extent known by the receiving party (such information, collectively, subject to the exclusions identified in the paragraphs below, the “Confidential Information”) will be confidential, and will not be disclosed or otherwise released to any other Person, without the written consent of the Board, unless such disclosure or release is otherwise permitted pursuant to the terms of a separate agreement to which the Company (or any other Company Party) is a party, which agreement is approved by written consent of the Board. Each Holder agrees that it will not use any of such Confidential Information for any purpose other than for a valid purpose relating to the business of the Company Parties or otherwise in connection with its investment in the Company, including a potential transfer (directly or indirectly) of its Units. The obligations of a Holder pursuant to this paragraph will continue following the time such Person ceases to be a Holder, but thereafter such Person will not have the right to enforce the provisions of the Organizational Documents.

Notwithstanding the foregoing paragraph, “Confidential Information” shall not include, with respect to any Holder, any information that (i) is already lawfully in the possession or control of such Holder or its Representatives, so long as such information is not, to the knowledge of such Holder, subject to a legal, fiduciary or contractual obligation of confidentiality or secrecy to any Company Party or any other Holder, (ii) becomes publicly available other than through a breach of the Organizational Documents by such Holder or any of its Affiliates, (iii) becomes available to such Holder or its Representatives from a source other than any Company Party or another Holder (or its Representatives) so long as, to the knowledge of such Holder, such source is not bound by a legal, fiduciary or contractual obligation of confidentiality or secrecy to any Company Party or any other Holder, or (iv) is independently developed by such Holder or its Representatives without relying on any Confidential Information or otherwise breaching the Organizational Documents.

Notwithstanding anything to the contrary set forth in the Organizational Documents, nothing in the Organizational Documents shall prevent or restrict any Holder or any member of its Holder Group from (i) disclosing Confidential Information to a member of such Holder’s Holder Group, each of which will be bound by the provisions of the first paragraph in this “Confidentiality” section of this Governance Term Sheet, (ii) disclosing information and documents to such Holder’s Holder Group, as applicable, attorney, accountant or tax advisor exclusively for the purpose of securing legal, accounting or tax advice, and solely to the extent required for such purpose, (iii) making any disclosures to their respective direct or indirect investors or prospective investors or the Company’s or the applicable Holder’s Holder Group or, in either case, such investors’ or prospective investors’ respective advisors with respect to the operating results, prospects, transaction or project pipeline, and other similar information of or regarding the Company Parties, so long as such persons are subject to confidentiality restrictions, (iv) disclosing information to any contractor, consultant or other service provider engaged by a Company Party in connection with the development or operation of any project, so long as each such Person is subject to confidentiality restrictions, (v) disclosing information and documents to any bona fide potential transferee of such Holder’s Units in the Company and the advisors thereof, so long as each such Person is subject to confidentiality restrictions or (vi) disclosing information and documents in connection with enforcing any rights a Holder has under any Organizational Documents or any other organizational and transaction documents of the Company Parties; provided, the disclosing Holder will be responsible for any breach of the confidentiality or use restrictions set forth herein by the Persons receiving such disclosure pursuant to the foregoing clauses (i) through (v). In addition, the obligations of the Holders hereunder will not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law (or applicable rule or regulation) or in performance of a Holder’s customary public reporting disclosures; provided that, except with respect to any disclosure in connection with a Holder’s customary public reporting disclosures or other general regulatory examinations or reviews, prior to disclosing such Confidential Information and to the extent not prohibited by applicable law (or applicable rule or regulation), a Holder must notify the Company thereof (if practicable, with sufficient notice to allow the Company to seek confidential treatment of such information), which notice will include the basis upon which such Holder believes the information is required to be disclosed.

Subject	Key Terms
Public Announcements	No Holder will issue, or permit any of its Affiliates or representatives to issue, any press release or otherwise make any public statements or announcements regarding this Governance Term Sheet or the Organizational Documents or the transactions contemplated hereby or thereby without the prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) of the other Holders, except as otherwise determined to be necessary or appropriate to comply with applicable law or any rules or regulations of any stock exchange, supervisory, regulatory or other Governmental Authority having jurisdiction over it or any of its Affiliates (including the Securities and Exchange Commission and the New York Stock Exchange), in which case the Holder required to issue such press release or public announcement will use reasonable efforts to provide the other Holders a reasonable opportunity to comment on such press release or public announcement in advance of such publication. The Holders will consult with each other concerning the means by which the employees, customers, and suppliers of the Company Parties and others having dealings with the Company Parties will be informed of the transactions contemplated by this Governance Term Sheet. Notwithstanding the foregoing, nothing contained in this Agreement will limit any Holder’s (or such Holder’s respective Affiliates’) rights to disclose the existence of this Agreement and the general nature of the transaction described herein on any earnings call or in similar discussions with financial media or analysts, stockholders and other members of the investment community.

Dispute Resolution

The Holders agree that any and all disputes or claims by any Holder or the Company arising from or related to this Governance Term Sheet that cannot be amicably settled (such disagreement, a “Dispute”) will be determined solely and exclusively by arbitration in accordance with the Federal Arbitration Act and using the rules of the American Arbitration Association or any successor thereof when not in conflict with such act. Arbitration will take place at an appointed time and place in Houston, Texas. The parties to the Dispute will select two impartial arbitrators, and the two so designated will select a third impartial arbitrator. If the parties to the Dispute should fail to designate the two impartial arbitrator within seven (7) business days after arbitration is requested, or if the two arbitrators should fail to select a third arbitrator within seven (7) business days after their designation, then the applicable arbitrator(s) will be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association (such arbitrators, the “Arbitrators” and each individually, an “Arbitrator”). Each Arbitrator will have at least ten (10) years’ experience in the relevant industry of the Company or applicable subsidiary with respect to which such Dispute pertains. Within ten (10) business days after the selection of the applicable Arbitrators, the parties to the Dispute shall provide to such Arbitrators any documents and materials and such evidence as such party deems appropriate to explain such party’s position with respect to the Dispute. The Arbitrators’ determination shall be made within fifteen (15) business days after submission of the matters in dispute, and shall be final and binding upon the parties to the Dispute, without right of appeal. Each party to the Dispute shall each bear its own legal fees and other costs of presenting its case. Each party to the Dispute shall bear the costs and expenses of the Arbitrators proportionally to the number of parties to the Dispute. Any decision rendered by the Arbitrators pursuant hereto shall be final, conclusive and binding on the parties and the parties irrevocably waive their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may be validly made. Such decision will be enforceable against the parties in any court of competent jurisdiction. The arbitration process will be kept confidential and such conduct, statements, promises, offers, views and opinions will not be discoverable or admissible in any legal proceeding for any purpose, except to the extent reasonably necessary to enforce the final decision of the Arbitrators. The Arbitrators may not award damages, interest or penalties to the parties with respect to any matter.

Without limitation of any other provision in this Governance Term Sheet, each party hereto acknowledges that an award of damages for failure to comply with this Governance Term Sheet and subsequent definitive Organizational Documents would not be an adequate remedy for the Company or any Holder attempting to enforce this Governance Term Sheet and irreparable loss and damage will be suffered by the Company or such Holder should any other party hereto breach any of these covenants and restrictions, and accordingly the parties hereto expressly authorize any of the Company and any Holder to bring an action against any other party hereto for a permanent or temporary injunction and to compel the specific performance or any other equitable remedy by such other party hereto of its obligation to comply with such provisions without the necessity of posting bond or other security in connection therewith, including to prevent a breach or contemplated breach of this Governance Term Sheet and subsequent definitive Organizational Documents. This remedy is in addition to any other remedies at Law or in equity. The existence of any claim, demand, action or cause of action of any such party hereto against the Company or the applicable Holder shall not constitute a defense to the enforcement by the Company or such Holder of any of the covenants, restrictions or agreements herein

Governing Law	This Governance Term Sheet and subsequent definitive Organizational Documents shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

Annex A

CTCI Consent Matters

The following are “CTCI Consent Matters” and are subject to the consent rights noted above in the “Board; Governance” section of this Governance Term Sheet and are without limitation to the Preferred Holder and CTCI consent rights, to the extent applicable, set forth in the “Standstill”, “Drag-Along Rights” and “Amendment” sections of this Governance Term Sheet (each of which shall also constitute CTCI Consent Matters).

1.	Prior to the expiration of the Standstill Period, the Company shall not, and shall cause each of its subsidiaries not to, take any of the following actions, in each case, without the prior written consent of CTCI:

(i)	Changing the Business Purpose of the Company or any of its subsidiaries or entering into a new line of business not consistent with the Business Purpose;

(ii)	Incurring incremental indebtedness for borrowed money, other than indebtedness for borrowed money that is approved by the Board and (A) expressly permitted by the Exit Facilities Term Sheet to be incurred without CTCI’s consent and/or (B) the proceeds of which will be used to redeem the Preferred Units by payment of the Preferred Return;

(iii)	Issuing any New Securities, other than Excluded Issuances;

(iv)	Without limitation to the Drag Along Rights and terms of the Standstill (including with respect to any permitted Company Sale Transaction thereunder) and excluding the issuance of any equity by the Company or any of its subsidiaries otherwise in accordance with the LLCA and this Governance Term Sheet, including, as applicable, subject to the consent rights with respect thereto set forth in Section 1(iii) of this Annex A, selling, exchanging or disposing of any of the assets or properties of the Company or any of its subsidiaries in a transaction (or series of related transactions) with an aggregate value of more than $35 million, unless such sales are of obsolete or unused equipment or spare parts or of inventory or the proceeds of such sale will be used to redeem the Preferred Units by payment of the Preferred Return;

(v)	Entering into or amending any contract between or among the Company or any of its subsidiaries, on the one hand, and any Holder or any of its Affiliates (other than the Company and its subsidiaries), on the other hand (each, an “Affiliate Contract”; provided that, for the avoidance of doubt, any agreement or contract entered into between or among any Holder or any of its Affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand, in connection with the issuance of any New Securities in accordance with the LLCA and this Governance Term Sheet (including, as applicable, subject to the consent rights with respect thereto set forth in Section 1(iii) of this Annex A) shall not constitute an Affiliate Contract), other than an Affiliate Contract that is on arms’ length terms and that is approved by the Independent Director;

(vi)	Commencing or effecting any initial public offering by the Company or any of its subsidiaries of equity securities or other offer or sale of equity securities pursuant to a registration statement filed with the U.S. Securities and Exchange Commission; or

(vii)	Implementing or modifying any accounting or income tax policies, or making (or choosing to make) or changing any available tax election (including as to the tax classification of the Company or any of its subsidiaries), or changing the tax structure, in each case, of the Company or any of its subsidiaries in a manner that would have a materially disproportionate and adverse effect on the Preferred Holders (as compared to Holders of any other class of Units).

2.	From and after the expiration of the Standstill Period (as defined in the RSA), the Company shall not, and shall cause each of its subsidiaries not to, take any of the following actions, in each case, without the prior written consent of CTCI (not to be unreasonably withheld, conditioned or delayed):

(i)	Changing the Business Purpose of the Company or any of its subsidiaries or entering into a new line of business not consistent with the Business Purpose;

(ii)	Entering into or amending any Affiliate Contract, other than an Affiliate Contract that is on arms’ length terms and that is approved by the Independent Director;

(iii)	Incurring incremental indebtedness for borrowed money, other than indebtedness for borrowed money that is approved by the Board and (A) expressly permitted by the Exit Facilities Term Sheet to be incurred without CTCI’s consent and/or (B) the proceeds of which will be used to redeem the Preferred Units by payment of the Preferred Return; or

(iv)	Implementing or modifying any accounting or income tax policies, or making (or choosing to make) or changing any available tax election (including as to the tax classification of the Company or any of its subsidiaries), or changing the tax structure, in each case, of the Company or any of its subsidiaries in a manner that would have a materially disproportionate and adverse effect on the Preferred Holders (as compared to Holders of any other class).

Exhibit E

Assumed Agreements

The Assumed Agreements shall comprise 9-month term employment agreements (starting April 10, 2025), to be entered into before the Petition Date, with the following individuals:

[***]

Exhibit F1

Form of Releases and Exculpation Language

“Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the independent directors or managers of any Debtor, for conduct within the scope of their duties; and (c) any statutory committees appointed in the Chapter 11 Cases and each of their respective members, solely in their respective capacities as such.

“Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter that has not been reversed, stayed, modified, dismissed, vacated, or reconsidered, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed with respect to such order will not preclude such order from being a Final Order.

“Related Party” means, collectively, with respect to any Person or Entity, each of, and in each case in its capacity as such, such Person’s or Entity’s current and former directors, managers, officers, committee members, members of any governing body, equityholders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

“Released Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the DIP Lenders; (d) the Agents; (e) the Consenting Stakeholders; (f) all holders of Claims; (g) all holders of Interests; (h) each current and former Affiliate of each Entity in clause (a) through the following clause (i); and (i) each Related Party of each Entity in clause (a) through this clause (i); provided, however, that, in each case, an Entity shall not be a Released Party if it: (x) elects to opt out of the Third-Party Release; or (y) timely objects to the Third-Party Release, and such objection is not resolved before Confirmation.

“Releasing Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the DIP Lenders; (d) the Agents; (e) the Consenting Stakeholders; (f) all holders of Claims; (g) all holders of Interests; (h) each current and former Affiliate of each Entity in clause (a) through the following clause (i); and (i) each Related Party of each Entity in clause (a) through this clause (i); provided, however, that, in each case, an Entity shall not be a Releasing Party if it: (x) elects to opt out of the Third-Party Release; or (y) timely objects to the Third-Party Release and such objection is not resolved before Confirmation.

[1]	For the avoidance of doubt, the terms herein, including with respect to the releases and exculpation, are under review, and shall be subject to approval, by the applicable special committees of the Company Parties.

Releases by the Debtors.

Notwithstanding anything contained in this Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions and services of the Released Parties in facilitating the implementation of the restructuring contemplated by the Plan, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, in each case except for Claims arising under, or preserved by, the Plan, to the fullest extent permitted under applicable Law, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action whatsoever (including any Avoidance Actions and any derivative claims, asserted or assertable on behalf of any of the Debtors, the Reorganized Debtors, and their Estates), whether liquidated or unliquidated, fixed or contingent, known or unknown, foreseen or unforeseen, matured or unmatured, asserted or unasserted, accrued or unaccrued, existing or hereafter arising, in Law, equity, contract, tort, or otherwise, whether arising under federal or state statutory or common Law, or any other applicable international, foreign, or domestic Law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, that such holders or their Estates, Affiliates, heirs, executory, administrators, successors, assigns, and managers would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, the Debtors, the Reorganized Debtors, and their Estates, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors and their Estates (including the capital structure, management, ownership, or operation thereof), the purchase, sale, or rescission of any Security of the Debtors, the Reorganized Debtors, or the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the Prepetition RCF Facility, the Prepetition Term Loan Facility, the Terminated EPC Agreement, the business or contractual arrangements between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, any adversary proceedings, the formulation, preparation, dissemination, negotiation, entry into, or filing of the RSA and related prepetition transactions, the Definitive Documents, the Class B Purchase Agreement,2 the New Common Equity, the New Preferred Equity, the Takeback Debt, the Exit RCF Facility, the Exit Term Loan Facilities, the DIP Facilities, the New CTCI Agreement, the DIP Documents, the New Preferred Equity Documents, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), before or during the Chapter 11 Cases, or any other Definitive Document, or any Restructuring Transactions, any contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the RSA, the Definitive Documents, the Class B Purchase Agreement, the New Common Equity, the New Preferred Equity, the Takeback Debt, the Exit RCF Facility, the Exit Term Loan Facilities, the New CTCI Agreement, the DIP Facilities, the DIP Documents, the New Preferred Equity Documents, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), before or during the Chapter 11 Cases, or any Restructuring Transactions, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan and the Restructuring Transactions, including the issuance or distribution of Securities pursuant to the Restructuring Transactions and/or Plan, or the distribution of property pursuant to the Restructuring Transactions and/or the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any Causes of Action described, identified, or otherwise included in the Schedule of Retained Causes of Action, (b) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claim or obligation arising under the Plan, and (c) any Released Party from any Claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

[2]	“Class B Purchase Agreement” shall mean that certain Purchase Agreement, dated as of April 16, 2025, by and among Agribody Technologies, Inc., BKRF HCB, LLC, and the Class B Members signatory thereto as sellers.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by each of the Released Parties, including, without limitation, the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or their Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

Releases by the Releasing Parties.

Notwithstanding anything contained in this Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions and services of the Released Parties in facilitating the implementation of the restructuring contemplated by the Plan, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, in each case except for Claims arising under, or preserved by, the Plan, to the fullest extent permitted under applicable Law, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Releasing Parties (other than the Debtors and the Reorganized Debtors), in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action whatsoever (including any Avoidance Actions and any derivative claims asserted or assertable on behalf of any of the Debtors, the Reorganized Debtors, and their Estates), whether liquidated or unliquidated, fixed or contingent, known or unknown, foreseen or unforeseen, matured or unmatured, asserted or unasserted, accrued or unaccrued, existing or hereafter arising, in Law, equity, contract, tort, or otherwise, whether arising under federal or state statutory or common Law, or any other applicable international, foreign, or domestic Law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, that such holders or their Estates, Affiliates, heirs, executory, administrators, successors, assigns, and managers would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, the Debtors, the Reorganized Debtors, and their Estates, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, and their Estates (including the capital structure, management, ownership, or operation thereof), the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the Prepetition RCF Facility, the Prepetition Term Loan Facility, the Terminated EPC Agreement, the business or contractual arrangements between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, any adversary proceedings, the formulation, preparation, dissemination, negotiation, entry into, or filing of the RSA and related prepetition transactions, the Definitive Documents, the Class B Purchase Agreement, the New Common Equity, the New Preferred Equity, the Takeback Debt, the Exit RCF Facility, the Exit Term Loan Facilities, the New CTCI Agreement, the DIP Facilities, the New Preferred Equity Documents, the DIP Documents, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), before or during the Chapter 11 Cases, or any Restructuring Transactions, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, any contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the RSA, the Definitive Documents, the Class B Purchase Agreement, the New Common Equity, the New Preferred Equity, the Takeback Debt, the Exit RCF Facility, the Exit Term Loan Facilities, the New CTCI Agreement, the DIP Facilities, the New Preferred Equity Documents, the DIP Documents, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), before or during the Chapter 11 Cases, or any Restructuring Transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable Law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan and the Restructuring Transactions, including the issuance or distribution of Securities pursuant to the Restructuring Transactions and/or Plan, or the distribution of property pursuant to the Restructuring Transactions and/or the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or any Claim or obligation arising under the Plan, or (b) any Released Party from any Claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by each of the Released Parties, including, without limitation, the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release

Exculpation.

Notwithstanding anything contained in this Plan to the contrary, to the fullest extent permissible under applicable Law and without affecting or limiting either the Debtor Release or Third-Party Release, effective as of the Plan Effective Date, no Exculpated Party shall have or incur liability or obligation for, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim arising from the Petition Date through the Plan Effective Date related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the RSA and related prepetition transactions, the Definitive Documents, the Class B Purchase Agreement, the New Common Equity, the New Preferred Equity, the Takeback Debt, the Exit RCF Facility, the Exit Term Loan Facilities, the New CTCI Agreement, the DIP Facilities, the New Preferred Equity Documents, the DIP Documents, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), any other Definitive Documents, or any Restructuring Transactions, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the RSA, the Definitive Documents, the Class B Purchase Agreement, the New Common Equity, the New Preferred Equity, the Takeback Debt, the Exit RCF Facility, the Exit Term Loan Facilities, the New CTCI Agreement, the DIP Facilities, the New Preferred Equity Documents, the DIP Documents, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable Law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

EXHIBIT C

Joinder Agreement

The undersigned (the “Joinder Party”) hereby acknowledges that it has read and understands that certain Restructuring Support Agreement, dated as of [●] (as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”),1 by and among Global Clean Energy Holdings, Inc. and its Affiliates and subsidiaries bound thereto and the Consenting Stakeholders, and agrees to be bound by the terms and conditions thereof to the extent that the other Parties are thereby bound, and shall be deemed a “Consenting Stakeholder” and a “Consenting Term Loan Lender,” a “Consenting RCF Lender,” or within “CTCI” under the terms of the Agreement, as applicable.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date this Joinder Agreement is executed and any further date specified in the Agreement.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition RCF Claims
Prepetition Term Loan Claims
Prepetition EPC Claims
Interests

1	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT D

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of [●] (as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”),1 by and among Global Clean Energy Holdings, Inc. and its Affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” and a “Consenting Term Loan Lender,” a “Consenting RCF Lender,” or within “CTCI” under the terms of the Agreement, as applicable.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition RCF Claims
Prepetition Term Loan Claims
Prepetition EPC Claims
Interests

1	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.